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 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Portugal Telecom, SGPS, S.A.
Lisbon, Portugal

        We have audited the accompanying consolidated statements of financial position of Portugal Telecom, SGPS, S.A. and subsidiaries (the "Company") as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Portugal Telecom, SGPS, S.A. and subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as adopted by the International Accounting Standards Board.

        As discussed in Note 4, the Company retrospectively adopted International Financial Reporting Standard 11—Joint Arrangements ("IFRS 11") related to the method of accounting for jointly controlled entities and also the amendments to the International Accounting Standard 19—Employee Benefits ("IAS 19") related to the method of accounting for actuarial gains and losses, which included the disclosure of the January 1, 2012 consolidated statement of financial position.

Lisbon, March 12, 2014

/s/ João Luís Falua Costa da Silva Deloitte & Associados, SROC S.A. Represented by João Luís Falua Costa da Silva

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED INCOME STATEMENT

YEARS ENDED 31 DECEMBER 2013, 2012 and 2011

Euro

	Notes	2013	2012 Restated (Note 4)	2011 Restated (Note 4)
REVENUES
Services rendered	6	2,736,475,000	2,897,903,518	3,204,380,018
Sales	6	131,116,168	140,535,973	129,428,420
Other revenues	6	43,591,728	40,520,473	45,892,009

	6	2,911,182,896	3,078,959,964	3,379,700,447

COSTS, LOSSES AND (INCOME)
Wages and salaries	8	399,282,587	413,625,772	515,050,827
Direct costs	9	458,795,641	457,394,347	490,993,506
Costs of products sold	10	134,801,746	138,098,682	138,071,018
Marketing and publicity		68,487,812	72,162,740	82,661,136
Supplies, external services and other expenses	11	619,296,236	640,593,782	683,955,750
Indirect taxes	13	42,304,690	43,762,487	41,225,531
Provisions and adjustments	42	25,828,265	23,267,253	21,238,959
Depreciation and amortisation	36 and 37	726,275,626	765,258,046	780,642,534
Post retirement benefits costs	14	40,462,686	57,540,318	60,972,221
Curtailment costs	14	127,052,643	2,366,806	36,448,457
Gains on disposal of fixed assets, net	37	(3,356,327)	(3,467,847)	(525,021)
Other costs (gains), net	15	(73,441,554)	(23,419,701)	21,786,459

		2,565,790,051	2,587,182,685	2,872,521,377

Income before financial results and taxes		345,392,845	491,777,279	507,179,070

FINANCIAL LOSSES AND (GAINS)
Net interest expenses	16	257,423,261	213,014,581	121,489,583
Net foreign currency exchange losses	17	21,919,104	1,841,496	2,298,585
Net losses (gains) on financial assets and other investments	18	2,014,467	3,921,932	(562,253)
Equity in losses of joint ventures	30	2,185,679	3,011,998	33,702,473
Equity in earnings of associated companies, net	33	(442,783,587)	(210,273,584)	(211,277,518)
Net other financial expenses	19	54,635,427	44,565,085	54,906,693

		(104,605,649)	56,081,508	557,563

Income before taxes		449,998,494	435,695,771	506,621,507
Income taxes	20	62,021,888	125,608,091	99,055,468

NET INCOME		387,976,606	310,087,680	407,566,039

Attributable to non-controlling interests	21	56,995,651	84,283,899	73,671,628
Attributable to equity holders of the parent	23	330,980,955	225,803,781	333,894,411
Earnings per share
Basic	23	0.39	0.26	0.39
Diluted	23	0.39	0.26	0.39

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011

Euro

	Notes	2013	2012 Restated (Note 4)	2011 Restated (Note 4)
Income recognised in the income statement		387,976,606	310,087,680	407,566,039

Income (expenses) recognised directly in shareholders' equity
Items that may be reclassified subsequently to the income statement
Foreign currency translation adjustments
Translation of foreign investments(i)		(630,656,625)	(385,130,195)	(256,718,799)
Transfers to income statement(ii)		3,129,234	—	(37,794,036)
Hedge accounting of financial instruments
Change in fair value	45	2,539,935	102,225	(2,007,627)
Transfers to income statement	45	—	4,038,000	(1,965,093)
Tax effect	20	507,925	(1,035,056)	993,180
Share in other comprehensive income of joint ventures(iii)		(9,908,933)	13,661,159	2,567,892
Items that will not be reclassified to the income statement
Post retirement benefits
Net actuarial losses	14	(139,474,542)	(45,933,886)	(66,358,874)
Tax effect(iv)	20	21,431,258	11,492,585	16,603,253
Share in other comprehensive income of joint ventures(iii)		4,884,395	(6,317,483)	(5,768,352)
Other expenses recognised directly in shareholders' equity, net		(26,348,144)	(32,571,125)	(16,761,363)

Total income (expenses) recognised directly in shareholders' equity		(773,895,497)	(441,693,776)	(367,209,819)

Reserves recognised directly in shareholders' equity
Revaluation reserve
Revaluation of real estate and ducts infrastructure	37	—	—	(126,167,561)
Tax effect		—	—	31,541,890
Change in the deferred tax liability related to the revaluation of assets(v)	20	12,879,404	—	—

		12,879,404	—	(94,625,671)

Total earnings (losses) and reserves recognised directly in shareholders' equity		(761,016,093)	(441,693,776)	(461,835,490)

Total comprehensive income (loss)		(373,039,487)	(131,606,096)	(54,269,451)

Attributable to non-controlling interests		25,599,439	70,614,464	60,166,808
Attributable to equity holders of the parent		(398,638,926)	(202,220,560)	(114,436,259)

(i)
Losses recorded in the years ended 31 December 2013, 2012 and 2011 relate mainly to the impact of the depreciation of the Brazilian Real against the Euro on Portugal Telecom's investments in Oi and Contax.

(ii)
In 2013, this caption corresponds to the cumulative amount of foreign currency translation adjustments relating to the investment in CTM that was reclassified to income statement (Note 32.a) upon the completion of the disposal of this investment in June 2013. In 2011, this caption corresponds to the cumulative amount of foreign currency translation adjustments relating to the investment in UOL that was reclassified to profit and loss (Note 32.c) upon the completion of the disposal of this investment in January 2011.

(iii)
Share in other comprehensive income of joint ventures include primarily foreign currency translation adjustments related to Contax's foreign operations, hedge effects from Oi's financial instruments and net actuarial gains (losses) from Oi's defined benefits pension plans.

(iv)
This caption corresponds to the tax effect on net actuarial gains (losses) recorded in each year and in 2013 also includes the impact of the remeasurement of related deferred tax assets resulting from the change in the applicable tax rate, which amounted to Euro 21 million.

(v)
In 2013, this caption corresponds to the impact resulting from a reduction on the applicable tax rate on the deferred tax liabilities related to revaluation reserves.

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, S.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

31 DECEMBER 2013 AND 2012 AND 1 JANUARY 2012

Euro

	Notes	2013	31 Dec 2012 restated (Note 4)	1 Jan 2012 restated (Note 4)
ASSETS
Current Assets
Cash and cash equivalents		1,658,950,514	1,988,797,138	3,642,079,676
Short-term investments	24	914,128,757	625,997,788	462,806,301
Accounts receivable—trade	25	762,936,473	796,790,630	888,800,306
Accounts receivable—other	26	406,451,496	397,056,981	226,727,272
Inventories	27	85,872,948	104,925,533	115,347,376
Taxes receivable	28	70,932,459	71,629,843	87,205,987
Prepaid expenses	29	65,244,104	62,414,088	39,467,694
Other current assets	31	3,985,415	2,926,270	40,707,903
Non-current assets held for sale	32	4,653,741	51,940,968	—

Total current assets		3,973,155,907	4,102,479,239	5,503,142,515

Non-Current Assets
Accounts receivable—trade		204,316	380,879	1,225,001
Accounts receivable—other	26	1,080,306	2,432,547	4,290,984
Taxes receivable	28	24,739	59,313	326,239
Investments in joint ventures	30	2,408,246,860	2,980,060,567	3,509,603,960
Investments in associated companies	33	511,316,161	406,817,985	532,530,147
Other investments	34	22,243,652	12,720,059	15,324,110
Goodwill	35	380,616,265	425,675,169	352,990,011
Intangible assets	36	717,703,676	757,526,560	800,718,667
Tangible assets	37	3,438,479,384	3,578,871,446	3,656,108,668
Post retirement benefits	14	1,834,000	1,632,840	1,688,553
Deferred taxes	20	564,894,918	560,400,812	590,489,107
Other non-current assets	31	594,998	—	95,849,636

Total non-current assets		8,047,239,275	8,726,578,177	9,561,145,083

Total assets		12,020,395,182	12,829,057,416	15,064,287,598

LIABILITIES
Current Liabilities
Short-term debt	38	1,491,976,460	1,395,699,063	2,690,899,319
Accounts payable	39	568,270,540	659,908,233	882,095,341
Accrued expenses	40	534,656,119	489,532,644	561,381,969
Deferred income	41	246,784,244	266,570,421	236,031,949
Taxes payable	28	80,107,942	81,917,507	74,240,148
Provisions	42	88,789,844	97,209,264	91,664,743
Other current liabilities	43	13,980,981	3,926,327	228,480,987

Total current liabilities		3,024,566,130	2,994,763,459	4,764,794,456

Non-Current Liabilities
Medium and long-term debt	38	5,879,161,433	5,979,435,957	5,707,953,809
Accounts payable	39	19,470,144	22,085,671	28,052,659
Taxes payable		—	—	3,598,785
Provisions	42	2,271,075	2,996,530	9,853,141
Post retirement benefits	14	960,880,069	835,367,127	913,620,691
Deferred taxes	20	243,824,693	270,391,146	276,706,861
Other non-current liabilities	43	23,406,523	186,760,584	296,834,408

Total non-current liabilities		7,129,013,937	7,297,037,015	7,236,620,354

Total liabilities		10,153,580,067	10,291,800,474	12,001,414,810

SHAREHOLDERS' EQUITY
Share capital	44	26,895,375	26,895,375	26,895,375
Treasury shares	44	(337,520,916)	(337,520,916)	(326,382,864)
Legal reserve	44	6,773,139	6,773,139	6,773,139
Reserve for treasury shares	44	6,970,320	6,970,320	6,970,320
Revaluation reserve	44	516,587,428	524,724,045	556,543,594
Other reserves and accumulated earnings	44	1,421,614,031	2,076,740,633	2,569,843,252

Equity excluding non-controlling interests		1,641,319,377	2,304,582,596	2,840,642,816
Non-controlling interests	21	225,495,738	232,674,346	222,229,972

Total equity		1,866,815,115	2,537,256,942	3,062,872,788

Total liabilities and shareholders' equity		12,020,395,182	12,829,057,416	15,064,287,598

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM, SGPS, SA

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011

Euro

	Share capital	Treasury shares	Legal reserve	Reserve for treasury shares	Revaluation reserve	Other reserves and accumulated earnings	Equity excluding non-controlling interests	Non-controlling interests	Total equity
Balance as at 31 December 2010 (restated)	26,895,375	(178,071,827)	6,773,139	6,970,320	693,283,402	3,850,326,890	4,406,177,299	216,696,573	4,622,873,872
Dividends	—	—	—	—	—	(1,117,987,321)	(1,117,987,321)	(45,884,210)	(1,163,871,531)
Anticipated dividends (Notes 22 and 44.5)	—	—	—	—	—	(184,799,868)	(184,799,868)	—	(184,799,868)
Changes in the consolidation perimeter	—	—	—	—	—	—	—	(8,749,199)	(8,749,199)
Portugal Telecom's shares acquired by Oi (Note 44.2)	—	(148,311,037)	—	—	—	—	(148,311,037)	—	(148,311,037)
Revaluation of certain tangible assets	—	—	—	—	(94,625,671)	—	(94,625,671)	—	(94,625,671)
Realization of revaluation reserve	—	—	—	—	(42,114,137)	42,114,137	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(353,704,997)	(353,704,997)	(13,504,821)	(367,209,818)
Income recognized in the income statement	—	—	—	—	—	333,894,411	333,894,411	73,671,628	407,566,039

Balance as at 1 January 2012 (restated)	26,895,375	(326,382,864)	6,773,139	6,970,320	556,543,594	2,569,843,252	2,840,642,816	222,229,972	3,062,872,788
Dividends (Notes 22 and 44.5)	—	—	—	—	—	(371,937,439)	(371,937,439)	(47,345,090)	(419,282,529)
Acquisitions, disposals and share capital increases/decreases	—	—	—	—	—	—	—	(12,825,000)	(12,825,000)
Corporate restructuring at Oi (Notes 1 and 44)	—	12,060,381	—	—	—	49,235,831	61,296,212	—	61,296,212
Portugal Telecom's shares held by Oi (Note 44.2)	—	(23,198,433)	—	—	—	—	(23,198,433)	—	(23,198,433)
Realization of revaluation reserve (Note 44.5)	—	—	—	—	(31,819,549)	31,819,549	—	—	—
Income (expenses) recognized directly in equity	—	—	—	—	—	(428,024,341)	(428,024,341)	(13,669,435)	(441,693,776)
Income recognized in the income statement	—	—	—	—	—	225,803,781	225,803,781	84,283,899	310,087,680

Balance as at 31 December 2012 (restated)	26,895,375	(337,520,916)	6,773,139	6,970,320	524,724,045	2,076,740,633	2,304,582,596	232,674,346	2,537,256,942
Dividends (Notes 22 and 44.5)	—	—	—	—	—	(277,884,293)	(277,884,293)	(31,985,263)	(309,869,556)
Acquisitions, disposals and share capital increases/decreases	—	—	—	—	—	—	—	(792,784)	(792,784)
Corporate restructuring at Contax (Note 1)	—	—	—	—	—	13,260,000	13,260,000	—	13,260,000
Realization of revaluation reserve (Note 44.5)	—	—	—	—	(21,016,021)	21,016,021	—	—	—
Remeasurement of the deferred tax liability related to the revaluation reserve of assets (Note 20)	—	—	—	—	12,879,404	—	12,879,404	—	12,879,404
Income (expenses) recognized directly in equity	—	—	—	—	—	(742,499,285)	(742,499,285)	(31,396,212)	(773,895,497)
Income recognized in the income statement	—	—	—	—	—	330,980,955	330,980,955	56,995,651	387,976,606

Balance as at 31 December 2013	26,895,375	(337,520,916)	6,773,139	6,970,320	516,587,428	1,421,614,031	1,641,319,377	225,495,738	1,866,815,115

The accompanying notes form an integral part of these financial statements.

PORTUGAL TELECOM SGPS, S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011

Euro

	Notes	2013	2012 Restated (Note 4)	2011 Restated (Note 4)
OPERATING ACTIVITIES
Collections from clients		3,317,859,907	3,781,524,619	4,021,977,060
Payments to suppliers		(1,547,741,993)	(1,792,929,476)	(1,769,152,389)
Payments to employees		(448,235,543)	(444,284,849)	(548,589,283)
Payments relating to income taxes		(61,007,316)	(54,997,207)	(102,489,647)
Payments relating to post retirement benefits, net	14	(181,646,357)	(187,184,528)	(197,077,732)
Payments relating to indirect taxes and other	47.a	(225,555,115)	(240,298,575)	(215,179,226)

Cash flows from operating activities(1)		853,673,583	1,061,829,984	1,189,488,783

INVESTING ACTIVITIES
Cash receipts resulting from:
Short-term financial applications	47.b	39,451,083	385,487,978	84,144,273
Financial investments	47.c	336,548,455	2,555,061	170,819,847
Tangible and intangible assets		8,136,535	7,102,778	10,761,447
Interest and related income	47.d	143,376,851	150,709,606	268,820,323
Dividends	47.e	115,956,229	265,217,545	174,666,255
Other investing activities	47.f	156,025	5,185,392	71,443,711

		643,625,178	816,258,360	780,655,856

Payments resulting from:
Short-term financial applications	47.b	(356,112,504)	(546,672,629)	(205,178,130)
Financial investments	47.g	(10,660,527)	(1,640,383)	(3,727,682,805)
Tangible and intangible assets		(624,451,539)	(841,286,639)	(746,182,417)
Other investing activities	47.g	(16,520,760)	(1,658,574)	(30,993,016)

		(1,007,745,330)	(1,391,258,225)	(4,710,036,368)

Cash flows from investing activities related to continuing operations		(364,120,152)	(574,999,865)	(3,929,380,512)
Cash flows from investing activities related to discontinued operations	47.h	—	—	2,000,000,000

Cash flows from investing activities(2)		(364,120,152)	(574,999,865)	(1,929,380,512)

FINANCING ACTIVITIES
Cash receipts resulting from:
Loans obtained	47.i	1,458,330,206	4,706,666,429	6,212,321,136
Subsidies		1,671,740	4,478,027	1,062,132
Other financing activities		27,922	—	112,316

		1,460,029,868	4,711,144,456	6,213,495,584

Payments resulting from:
Loans repaid	47.i	(1,498,930,243)	(5,755,368,526)	(5,026,889,379)
Interest and related expenses	47.d	(409,619,877)	(451,477,856)	(370,683,410)
Dividends	47.j	(316,148,213)	(604,124,170)	(1,184,706,048)
Other financing activities		—	(13,070,493)	(10,577,961)

		(2,224,698,333)	(6,824,041,045)	(6,592,856,798)

Cash flows from financing activities(3)		(764,668,465)	(2,112,896,589)	(379,361,214)

Cash and cash equivalents at the beginning of the period		1,988,797,138	3,642,079,676	4,764,732,734
Change in cash and cash equivalents(4)=(1)+(2)+(3)		(275,115,034)	(1,626,066,470)	(1,119,252,943)
Effect of exchange differences		(54,731,590)	(27,216,068)	(3,400,115)

Cash and cash equivalents at the end of the period	47.k	1,658,950,514	1,988,797,138	3,642,079,676

The accompanying notes form an integral part of these financial statements.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction

a)    Parent company

        Portugal Telecom, SGPS, S.A. ("Portugal Telecom") and its subsidiaries ("Group", "Portugal Telecom Group", or "the Company") are engaged in rendering a comprehensive range of telecommunications and multimedia services in Portugal, Brazil and other countries in Africa and Asia.

        Portugal Telecom was incorporated on 23 June 1994, under Decree-Law 122/94, as a result of the merger, effective 1 January 1994, of Telecom Portugal, S.A., Telefones de Lisboa e Porto (TLP), S.A. ("TLP") and Teledifusora de Portugal, S.A. ("TDP"). As a result of the privatization process occurred between 1 June 1995 and 4 December 2000, Portugal Telecom's share capital is mainly owned by private shareholders. On 12 December 2000, Portugal Telecom, S.A. changed its name to Portugal Telecom, SGPS, S.A., and became the holding company of the Group.

        The shares and ADR's of Portugal Telecom are traded on the Euronext Stock Exchange and on the New York Stock Exchange, respectively.

b)    Corporate purpose

Portugal

        In Portugal, fixed line services are rendered by PT Comunicações, S.A. ("PT Comunicações") under the provisions of the Concession Contract entered into with the Portuguese State on 20 March 1995, in accordance with Decree-Law 40/95, for an initial period of thirty years, subject to renewal for subsequent periods of fifteen years. On 11 December 2002, according to the terms of the Modifying Agreement to the Concession Contract, PT Comunicações acquired the property of the Basic Network of Telecommunications and Telex ("Basic Network"). PT Comunicações also renders Pay-TV services, through IPTV, FTTH and DTH platforms, Internet Service Provider ("ISP") services to residential and small and medium size companies, as well as data transmission services and is also an ISP for large clients.

        Mobile services in Portugal are rendered by Meo—Serviços de Comunicações e Multimédia, S.A. ("Meo, S.A.", formerly TMN—Telecomunicações Móveis Nacionais, S.A.), under a GSM license granted by the Portuguese State in 1992 for an initial period of 15 years, which was renewed in 2007 until 16 March 2022, and a UMTS license obtained on 19 December 2000 for an initial period of 15 years, renewable for an additional period of another 15 years. In December 2011, Meo, S.A. acquired a fourth generation mobile license ("4G license"), under which it provides services as from 2012 through the Long Term Evolution ("LTE") technology, which represents an evolution from the GSM technology that allows for higher levels of bandwidth and speed. This license has an initial period of 15 years, renewable for an additional period of another 15 years.

        In January 2013, Portugal Telecom launched the first quadruple play offer, through the brand name M4O, representing a fixed-mobile convergent service, including television, internet, and fixed and mobile telephone services.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction (Continued)

Brazil

        In Brazil, since March 2011, Portugal Telecom renders telecommunication services through Oi, S.A. and subsidiaries ("the Oi Group") and renders corporate and call center services through Contax, S.A. ("Contax") and its subsidiaries.

        Oi Group is the leading provider of telecommunication services in the Brazilian market and the largest fixed telecommunications operator in South America in terms of the number of active clients. These services are provided through the following subsidiaries:

  •
  Oi, S.A. (formerly Brasil Telecom) renders fixed telecommunication services in Region II of Brazil;

  •
  Telemar Norte Leste (100% owned by Oi, S.A.) renders fixed telecommunication services in Region I of Brazil; TNL PCS, S.A. (100% owned by Telemar Norte Leste) renders mobile telecommunication services in Regions I and III of Brazil; and

  •
  14 Brasil Telecom Celular, S.A. (100% owned by Oi, S.A.) renders mobile telecommunication services in Region II of Brazil; and

  •
  Several other holding and support companies render network services, data traffic services, financial services, services related to payment and credit systems and call center and telemarketing services.

        In March 2011, Portugal Telecom acquired a direct and indirect 25.3% interest in Telemar Norte Leste ("Telemar") for a total cash consideration of R$ 8,256 million, equivalent to Euro 3,647 million, through: (1) the subscription of share capital increases undertaken, on 28 March 2011, by Telemar Participações, S.A. ("Telemar Participações"), the current controlling shareholder of the Oi Group, Tele Norte Leste Participações, S.A. ("TNL"), the controlling shareholders of the Oi group at that time, and Telemar; and (2) the acquisition of 35% direct interest in AG Telecom Participações, S.A. ("AG") and in LF Tel, S.A. ("LF"), the two main shareholders of Telemar Participações. This foregoing transaction was completed following the Memorandum of Understanding entered into, on 28 July 2010, by Portugal Telecom, AG and LF, which sets the principles for the development of a strategic partnership between Portugal Telecom and Oi Group.

        The purpose of the strategic partnership between Portugal Telecom and Oi is to develop a global telecommunications platform that will allow for cooperation in diverse areas, with a view to, among other things, sharing best practices, achieving economies of scale, implementing research and development initiatives, developing new technologies, expanding internationally, particularly in Latin America and Africa, diversifying the services provided to customers, maximizing synergies and reducing costs, and seeking to offer constant high quality services to our corporate and individual customers, while creating and adding value for our shareholders.

        The strategic partnership envisaged the acquisition by Oi of up to 10% of the outstanding shares of Portugal Telecom. Up to 31 December 2012, Oi acquired 89,651,205 shares of Portugal Telecom, representing 10.0% of the share capital. The Portugal Telecom's shares held by Oi were classified as treasury shares in the accompanying Consolidated Statement of Financial Position and amounted to Euro 159 million as at 31 December 2013 and 2012 (Note 44.2).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction (Continued)

        The terms of the shareholders' agreements entered into by Portugal Telecom, AG and LF contain mechanisms designed to produce unanimous voting by these parties in meetings of the board of directors of Telemar Participações on strategic financial and operating decisions relating to the activity of the Oi Group. Therefore, in accordance with the provisions of IFRS 11 Joint Arrangements ("IFRS 11"), the Company concluded that it contractually shares the control of Telemar Participações and that therefore this company is a joint venture. As a result, following the adoption of IFRS 11 (Note 4), which requires joint ventures to be accounted for by the equity method, Portugal Telecom applied this equity method of accounting to recognize in the consolidated financial statements its investment in Telemar Participações, and accordingly also applied this method to recognize its investments held directly in the Oi Group and in AG and LF. The transition provisions of IFRS 11 require retrospective application of this standard, which resulted in the restatement of Portugal Telecom's financial statements for the years 2012 and 2011, as explained in Note 4.

        Contax is one of the leading corporate services company and the leader in contact centre services in Brazil. On 28 March 2011, Portugal Telecom concluded the acquisition of a direct 16.2% interest in CTX Participações S.A. ("CTX") for a consideration of R$ 181 million, equivalent to Euro 80 million. As a result of this acquisition, Portugal Telecom acquired a direct (16.2%) and indirect interest (25.8% via AG and LF) of 42.0% in CTX and an indirect 14.1% interest in Contax, which is controlled by CTX. Considering the corporate governance rights attributed to Portugal Telecom under the shareholders agreements entered into by the Company, CTX is a joint venture under the provisions of IFRS 11.

        The final step of the acquisition of Contax consisted of the acquisition of Dedic/GPTI (Portugal Telecom's Business Process Outsourcing provider) by Contax, which was completed on 1 July 2011, as the Board of Directors and the Shareholders' Meetings of Dedic, CTX and Contax approved the transactions required for the completion of this operation. As a result of these acquisitions, Portugal Telecom's direct and indirect stakes in CTX and Contax were increased from 42.0% to 44.4% and from 14.1% to 19.5%, respectively, and Dedic/GPTI became a wholly owned subsidiary of Contax and, as such, was no longer fully consolidated but instead accounted for by the equity method as from 1 July 2011, together with Contax.

        Following the adoption of IFRS 11 (Note 4), Portugal Telecom applied the equity method of accounting for the recognition of its investments in CTX and in Contax, an operating company controlled by CTX. As mentioned previously, IFRS 11 require retrospective application, which resulted in the restatement of Portugal Telecom's financial statements for the years 2012 and 2011(Note 4).

        In April 2011, moving ahead with its internationalization strategy, Contax completed the acquisition of 100% of Allus Global BPO Center ("Allus") for an amount of R$245 million. Consequently, the results of Contax, which are accounted for the equity method in Portugal Telecom's Income Statement as from 1 April 2011, include the results of Allus as from 1 May 2011. Allus is one of the largest contact center service providers in Latin America, with operations in Argentina, Colombia and Peru and has commercial activities in the United States and Spain. With this acquisition, Contax took an important step towards becoming one of the most complete global BPO (Business Process Outsourcing) providers, dedicated to support its clients throughout their entire customer relationship chain.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction (Continued)

        On 27 February 2012, the general meetings of shareholders of TNL, Telemar, Coari Participações ("Coari") and Brasil Telecom S.A. ("Brasil Telecom") approved a corporate reorganization of the Oi Group (the "Corporate Reorganization"), following which the previous corporate structure composed of TNL and Telemar, Coari as holding companies and Brasil Telecom was integrated in Brasil Telecom, which was renamed Oi S.A. and remained the only listed company of the group in Brazilian and US capital markets. This Corporate Reorganization consisted of:

  •
  The share exchange of newly issued shares of Coari for currently outstanding shares issued by Telemar, resulting in Telemar becoming a wholly-owned subsidiary of Coari;

  •
  The merger of Coari into Brasil Telecom, with Coari ceasing to exist and Telemar becoming a wholly-owned subsidiary of Brasil Telecom;

  •
  The merger of TNL into Brasil Telecom, with TNL ceasing to exist; and

  •
  The distribution of redeemable shares of Brasil Telecom exclusively to shareholders of Brasil Telecom prior to the merger, with cash redemption of such shares to be made immediately after their issuance for an amount of R$1,502 million, which was reflected in the computation of the exchange ratios considered in the mergers mentioned above. Taking into consideration the commitment underlying these transactions, Brasil Telecom recognized in 2011 this amount payable to its shareholders, including R$740 million payable to its former controlling shareholder Coari Participações (49.3%), which was wholly owned by Telemar, and R$762 million payable to the former non-controlling interests.

        On 9 April 2012, in connection with the Corporate Reorganization explained above, Oi S.A. paid a total consideration of R$ 2,000 million related to the exercise of withdrawal rights by shareholders that required it. Also on 9 April 2012, in relation to the above mentioned distribution of redeemable shares of Brasil Telecom, Oi, paid to its former non-controlling shareholders prior to the mergers a total amount of R$ 762 million.

        Following the completion of the Corporate Reorganization, Portugal Telecom's economic interest in Oi was held through: (1) a 17.70% interest held by Telemar Participações, which remained the controlling shareholder of the Oi Group, with 56.43% of the voting rights of Oi (2) a 15.54% interest held by Portugal Telecom, through its wholly-owned subsidiary Bratel Brasil; and (3) 4.54% interests held by AG and by LF. Accordingly, the new economic interest held by Portugal Telecom in the Oi Group, which currently includes 100% of Telemar and Brasil Telecom and prior to the reorganization included 100% of Telemar and 49.3% of Brasil Telecom, decreased from the 25.31% direct and indirect interest previously held in Telemar to a 23.25% direct and indirect interest in Oi, following the completion of the Corporate Reorganization. As a result of this transaction, there was no change in Portugal Telecom's interest in Telemar Participações (25.62%), which therefore remained a joint venture, accounted for by the equity method, as referred to above.

        In connection with the Corporate Reorganization mentioned above, Portugal Telecom recorded a gain directly in shareholders' equity (before non-controlling interests) amounting to Euro 61 million, which reflects (1) a gain of Euro 252 million corresponding to the reduction of the carrying value of non-controlling interests, primarily explained by a higher difference between the fair value and the

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction (Continued)

carrying value of Telemar, as compared to that same difference applicable to Brasil Telecom, and (2) a loss of Euro 191 million corresponding to the amount of R$ 2.0 billion paid by Oi regarding the exercise of withdrawal rights (Euro 211 million), net of the corresponding effect on non-controlling interests (Euro 19 million). This net gain of Euro 61.296.212 includes an amount of Euro 12,060,381 recognized under the caption "Treasury shares" (Note 44.2) and an amount of Euro 49,235,831 recognized under the caption "Other reserves and accumulated earnings" (Note 44.5). Since this restructuring did not involve the acquisition or loss of control of any of the companies involved in the restructuring process, as Telemar Participações remained the controlling shareholder and Portugal Telecom maintained its joint control 25.62% interest over the Oi Group, this transaction was accounted for as an equity transaction, with the reduction of non-controlling interests at Oi being recorded as a gain directly in equity.

        On 2 April 2013, Contax concluded a corporate reorganization in connection with its migration to Level 2 Corporate Governance of the São Paulo Stock Exchange. Level 2 is a listing segment for the trading of shares issued by companies that voluntarily adopt specified corporate governance practices and commit to additional information disclosure beyond the minimum levels required by Brazilian law. Under this corporate reorganization, CTX shareholders, including Portugal Telecom, received a premium in shares of 25% of common shares held at the transaction's date, and Contax absorbed CTX's total indebtedness. Portugal Telecom increased its economic interest in Contax from 19.5% to 21.1% as a result of this reorganization. As this restructuring resulted only in an exchange of interests between controlling and non-controlling shareholders in Contax's consolidated financial statements, and as this transaction did not change Portugal Telecom's interest in CTX Participações (44,4%), the gain resulting from this transaction amounting to Euro 13,260,000, was recognized directly in shareholders' equity.

        On 1 October 2013, Portugal Telecom, Oi , AG, LF, Bratel Brasil, Pasa Participações S.A. ("Pasa"), EDSP 75 Participações S.A. ("EDSP75") (which together with Telemar Participações are defined as "Oi Holding Companies"), Banco Espírito Santo ("BES") and Nivalis Holding B.V. ("Ongoing") signed a memorandum of understanding setting out the basis for a proposed merger of PT, Oi and the Oi Holding Companies into a single Brazilian incorporated listed entity ("CorpCo"). The merger is a natural fulfillment of the industrial alliance established in 2010 creating a leading telecoms operator. In accordance with the referred memorandum of understanding, this corporate restructuring will consist of the following steps:

  •
  Oi proposes to undertake a cash capital increase of a minimum of R$ 7.0 billion (Euro 2.3 billion), and with a target of R$ 8.0 billion (Euro 2.7 billion) to improve the balance sheet flexibility of CorpCo; the shareholders of Telemar Participações and an investment vehicle managed by Banco BTG Pactual S.A. ("BTG Pactual") will subscribe approximately R$ 2.0 billion (Euro 0.7 billion) of the cash capital increase.

  •
  Subject to the above mentioned cash capital increase, Portugal Telecom will subscribe a capital increase in kind of approximately R$6.1 billion (Euro 2.0 billion) fully subscribed with the contribution of all the shares directly or indirectly held by Portugal Telecom in companies that hold (i) all of its operating assets, excluding those directly or indirectly held in Oi and Contax, and (ii) the respective liabilities as of the date of contribution; these net assets will be subject to

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

1. Introduction (Continued)

    a valuation by an independent appraiser, whose report shall be submitted to Oi's Shareholders Extraordinary Meeting.

  •
  Portugal Telecom will subscribe R$4.8 billion of debentures convertible into shares of AG and LF, the proceeds of which AG and LF shall use to repay its indebtedness and to subscribe convertible debentures to be issued by Telemar Participações, which in turn will also use those proceeds to repay its own indebtedness.

  •
  Exchange of Portugal Telecom's interests in CTX and Contax for shares of AG and LF, which at that time will have only shares of Oi and Telemar Participações.

  •
  Mergers of Bratel Brasil (Portugal Telecom's subsidiary that holds the investment in Oi), AG and LF into Telemar Participações.

  •
  Incorporation of Oi shares into Telemar Participações, so that Oi becomes a fully owned subsidiary of Telemar Participações.

  •
  Merger of Portugal Telecom into Telemar Participações, with Telemar Participações to be the surviving company; at the time of the merger, Portugal Telecom is expected to have no material assets or liabilities other than the investment in Oi.

Africa

        In Africa, the Group renders fixed, mobile and other telecommunications related services essentially through Africatel Holding BV ("Africatel"). The Group provides services in Angola, mainly through its associated company Unitel, and in Namíbia, Mozambique, Cabo Verde and São Tomé, among other countries, primarily through its subsidiaries Mobile Telecommunications Limited ("MTC"), LTM—Listas Telefónicas de Moçambique ("LTM"), Cabo Verde Telecom ("CVT") and CST—Companhia Santomense de Telecomunicações, SARL ("CST").

Asia

        In Asia, the group renders fixed, mobile and other telecommunications related services essentially through Timor Telecom, S.A.

        On 20 June 2013, following the preliminary agreement reached in January 2013, Portugal Telecom concluded the sale of its 28% stake in Companhia de Telecomunicações de Macau, S.A.R.L. (CTM), to CITIC Telecom International Holdings Limited (CITIC Telecom), for a total amount of USD 443.0 million, equivalent to approximately Euro 335.7 million (Note 32.a). CITIC Telecom and Portugal Telecom also entered into a strategic alliance agreement for capitalizing on their respective expertise in certain areas of collaboration in the telecom sector and in the identification of ICT investment opportunities in order to create value for their respective shareholders. Pursuant to this strategic alliance agreement, CITIC Telecom will select Portugal Telecom as the CITIC Telecom Group's strategic ICT service provider.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

2. Basis of presentation

        The consolidated financial statements for the year ended 31 December 2013 were approved by the Board of Directors and authorized for issue on 18 February 2014.

        The consolidated financial statements are presented in Euros, which is the functional currency of Portugal Telecom and of a significant part of the Group's operations. Financial statements of foreign subsidiaries are translated to Euros according to the accounting principles described in Note 3.q.

        The consolidated financial statements of Portugal Telecom have been prepared in accordance with International Financial Reporting Standards ("IFRS") as adopted by the International Accounting Standards Board.

        The consolidated financial statements have been prepared assuming the continuity of operations.

        The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reported periods (Note 3).

a)    Consolidation principles

Controlled entities (Exhibit I)

        Portugal Telecom has fully consolidated the financial statements of all controlled entities. Control is achieved whenever the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. In any case, where the Group does not have the majority of the voting rights but in substance controls the entity, the financial statements of the entity are fully consolidated.

        The interest of any third party in the equity and net income of fully consolidated companies is presented separately in the Consolidated Statement of Financial Position and in the Consolidated Income Statement, under the caption "Non-controlling interests" (Note 21).

        Assets, liabilities and contingent liabilities of an acquired subsidiary are measured at fair value at acquisition date. Any excess of the acquisition cost over the fair value of identifiable net assets is recognised as goodwill. If the acquisition cost is lower than the fair value of identifiable net assets acquired, the difference is recognised as a gain in the net income for the period. Non-controlling interests are presented proportionally to the fair value of identifiable net assets.

        The results of subsidiaries acquired or sold during the period are included in the Consolidated Income Statement as from the effective date of the acquisition or up to the effective date of disposal.

        All intra-group transactions and balances are eliminated in the consolidation process. Gains obtained in intra-group transactions are also eliminated in the consolidation process.

        When necessary, adjustments are made to the financial statements of subsidiaries to adjust their accounting policies in line with those adopted by the Group.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

2. Basis of presentation (Continued)

Interests in joint ventures

        Financial investments are classified as joint ventures based on the agreements to share the strategic and financial policies with the other shareholders. As required by IFRS 11, interests in joint ventures are accounted for by the equity method.

        Assets, liabilities and contingent liabilities of a joint venture resulting from the acquisition of investments in other companies are measured at fair value at acquisition date. Any excess of the acquisition cost over the fair value of identifiable net assets is included in the carrying amount of the investment.

        Where necessary, adjustments are made to the financial statements of joint ventures to adjust their accounting policies in line with those adopted by the Group.

Investments in associated companies (Exhibit II)

        An associated is an entity over which the Group has significant influence. Significant influence is the power to participate in the decision process regarding financial and operating policies of the entity but not to control or jointly control those policies.

        Financial investments in associated companies are accounted for under the equity method adjusted, when applicable, to comply with Portugal Telecom's accounting policies. Under this method, investments in associated companies are carried at cost in the Consolidated Statement of Financial Position, adjusted periodically for the Group's share in the results of the associated company, recorded under the caption "Equity in earnings of associated companies, net" (Note 33), and for the Group's share in other changes in shareholders' equity of those same associated companies, recorded as gains or losses directly in the Consolidated Statement of Comprehensive Income. In addition, these financial investments are adjusted for any impairment losses that may occur.

        Losses in associated companies in excess of the cost of acquisition are not recognised, except where the Group has assumed any commitment to cover those losses.

        Dividends from associated companies are recorded as a reduction to the carrying value of financial investments when they are declared.

Goodwill

        Goodwill represents the excess of the acquisition cost over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the subsidiary recognised at the date of acquisition, in accordance with IFRS 3 Business Combinations ("IFRS 3"). Considering the exception of IFRS 1 First-Time Adoption of IFRS, the Group used the provisions of IFRS 3 only for acquisitions occurred after 1 January 2004. Goodwill related to acquisitions made up to 1 January 2004 was recorded at the carrying amount of those acquisitions as of that date, and is subject to annual impairment tests thereafter.

        Goodwill related to foreign investments is carried at the reporting currency of the investment, being translated to Euros at the exchange rate prevailing at the statement of financial position date.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

2. Basis of presentation (Continued)

Exchange gains or losses are recognised in the Consolidated Statement of Comprehensive Income under the caption "Foreign currency translation adjustments".

        Goodwill related to subsidiaries is recognized under the caption "Goodwill" (Note 35) and is not amortised, but tested, at least on an annual basis, for impairment losses, which are recognised in net income in the period they occur, and cannot be reversed in a subsequent period. Goodwill related to joint venture and associated companies are classified together with the related financial investments under the captions "Investments in joint venture" (Note 30) and "Investments in associated companies" (Note 33), respectively. These investments are also tested for impairment losses.

        On disposal of a subsidiary, joint venture or associate, the goodwill allocated to that investment is included in the determination of the gain or loss on disposal.

b)    Changes in the consolidated Group

        Portugal Telecom concluded the acquisition of the investments in Oi and Contax in March 2011. Therefore, the Company's share in the earnings of joint ventures (Note 30) for the year 2011 reflects only the nine months period beginning on 1 April up to year-end, while for 2012 and 2013 reflect the full year.

        On 1 July 2011, as referred to above, it was concluded the final step of the acquisition of Contax that consisted of the acquisition of Dedic/GPTI by Contax, upon the approval by the Board of Directors and the Shareholders' Meetings of Dedic, CTX and Contax. As a result of these acquisitions, Dedic/GPTI became a wholly owned subsidiary of Contax and, as such, was no longer consolidated but instead accounted for by the equity method as from 1 July 2011, together with Contax.

        In June 2013, Portugal Telecom concluded the disposal of the equity investment in CTM (Note 32.a) and the transactions mentioned above, there were no other relevant changes in the group during the years ended 31 December 2013, 2012 and 2011.

3. Significant accounting policies, judgments and estimates

Significant accounting policies

a)    Current classification

        Assets to be realized within one year from the date of the Consolidated Statement of Financial Position are classified as current. Liabilities are also classified as current when they are due to be settled, or there is no unconditional right to defer its settlement, for a period of at least twelve months after the date of the Consolidated Statement of Financial Position.

b)    Inventories

        Inventories are stated at average acquisition cost. Adjustments to the carrying value of inventories are recognised based on technological obsolescence or slow moving.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

c)     Tangible assets

        Portugal Telecom uses the revaluation model to measure real estate properties and ducts infra-structure, since it believes this method better reflects the economic value of those asset classes, given the nature of the assets revalued, which are not subject to technological obsolescence. The increase in tangible assets resulting from the revaluation reserves, which are non-distributable reserves, is being amortised in accordance with the criteria used to amortize the revalued assets. Portugal Telecom has adopted the policy to revise the revalued amount every 3 years, or when indicators of material devaluation occur.

        The remaining tangible assets are stated at acquisition cost, net of accumulated depreciation, investment subsidies and accumulated impairment losses, if any. Acquisition cost includes: (1) the amount paid to acquire the asset; (2) direct expenses related to the acquisition process; and (3) the estimated cost of dismantling or removal of the assets (Notes 3.g and 43). Under the exception of IFRS 1, revaluation of tangible assets made prior to 1 January 2004, in accordance with Portuguese legislation applying monetary indices, was not adjusted and was included as the deemed cost of the asset for IFRS purposes.

        Tangible assets are depreciated on a straight-line basis from the month they are available for use, during its expected useful life. The amortization period of tangible assets is monitored annually and adjusted whenever necessary to reflect its economic useful life. The amount of the asset to be depreciated is reduced by any residual estimated value. The depreciation rates used correspond to the following estimated average economic useful lives:

Years
Buildings and other constructions	3 - 50
Basic equipment:
Network installations and equipment	7 - 40
Ducts infra-structure	40
Telephones, switchboards and other	3 - 10
Submarine cables	15 - 20
Satellite stations	5 - 7
Other telecommunications equipment	4 - 10
Other basic equipment	4 - 20
Transportation equipment	4 - 8
Tools and dies	4 - 8
Administrative equipment	3 - 10
Other tangible fixed assets	4 - 8

        Estimated losses resulting from the replacement of equipment before the end of their economic useful lives are recognised as a deduction to the corresponding asset's carrying value, against results of the period, as well as any impairment of these assets. The cost of recurring maintenance and repairs is charged to net income as incurred. Costs associated with significant renewals and betterments are capitalized if any future economic benefits are expected and those benefits can be reliably measured.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

        The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the assets, and is recognised in the Consolidated Income Statement under the caption "Gains on disposals of fixed assets, net" when occurred.

d)    Intangible assets

        Intangible assets are stated at acquisition cost, net of accumulated amortisation and accumulated impairment losses, if any. Intangible assets are recognised only if any future economic benefits are expected and those benefits as well as the cost of the asset can be reliably measured.

        Intangible assets include mainly the acquisition of the Basic Network held by PT Comunicações, telecommunications licenses held by Meo, S.A., and software licenses.

        Intangible assets are amortised on a straight-line basis from the month they are available for use, during the estimated economic useful lifes or contractual periods if lower (including additional renewal periods if applicable), as follows:

Property of the Basic Network held by PT Comunicações	Period of the concession (until 2025)
Telecommunications licenses and concessions:
—UMTS license owned by Meo, S.A.	Period of the license plus one renewal period (until 2030)
—LTE license owned by Meo, S.A.	Period of the license plus one renewal period (until 2041)
Satellite capacity rights	Period of the contract (until 2015)
Software licenses	3 - 6
Other intangible assets	3 - 8

        The renewal period of the licenses depends basically on the companies meeting certain pre-defined goals or obligations set out in the agreements under which those licenses were initially obtained.

e)     Real estate investments

        Real estate investments, which are included under the caption "Other investments" (Note 34), consist primarily of buildings and land held to earn rentals and/or capital appreciation, and not for use in the normal course of business (exploration, service render or sale).

        These investments are stated at its acquisition cost plus transaction costs and reduced by accumulated depreciation (straight-line basis) and accumulated impairment losses, if any. Expenditures incurred (maintenance, repairs, insurance and real estate taxes) and any income obtained are recognised in the Consolidated Income Statement of the period.

        Real estate investments, excluding land, are depreciated on a straight-line basis, during their expected useful lives (Note 3.c).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

f)     Impairment of tangible and intangible assets

        The Group performs impairment tests for its tangible and intangible assets if any event or change results in an indication of impairment. In case of any such indication, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss.

        Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. The recoverable amount is the higher of fair value less cost to sell and the value in use. In assessing fair value less cost to sell, the amount that could be received from an independent entity is considered, reduced by direct costs related to the sale. In assessing the value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the specific risk to the asset.

        If the recoverable amount of an asset is estimated to be less than its carrying amount, an impairment loss is recognised immediately in the Consolidated Income Statement.

        Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior periods. A reversal of an impairment loss is recognised immediately in net income.

        Tangible assets recognized according to the revaluation model are subject to periodic remeasurement. Any impairment loss of these assets is recorded as a reduction to the revaluation reserve initially recognized under shareholders' equity. Impairment losses in excess of the initial revaluation reserve are recognized in the Consolidated Income Statement.

g)     Provisions, liabilities and contingent liabilities

        Provisions are recognised when the Group has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where any of the above mentioned criteria does not exist, or is not accomplished, the Group discloses the event as a contingent liability, unless the cash outflow is remote.

        Provisions for restructuring are only recognised if a detailed and formal plan exists and if the plan is communicated to the related parties.

        Provisions are updated on the date of the Consolidated Statement of Financial Position, considering the best estimate of the Group's management.

        Obligations for dismantling and removal costs are recognised from the month the assets are in use and if a reliable estimate of the obligation is possible (Notes 3.c and 43). The amount of the obligation is discounted, being the corresponding effect of time value recognised in net income, under the caption "Net interest expense".

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

h)    Pension supplements benefits

        Under several defined benefit plans, PT Comunicações and PT Sistemas de Informação, S.A. ("PT SI") are responsible to pay pension supplements to a group of employees. In order to finance these obligations, various funds were incorporated by PT Comunicações (Note 14.1.1).

        The amount of the Group's liabilities with the defined benefits plans described above is estimated based on actuarial valuations, using the "Projected Unit Credit Method". The Group recognises actuarial gains and losses directly in the Consolidated Statement of Comprehensive Income, namely those resulting from changes in actuarial assumptions and from differences between actual data and actuarial assumptions.

        Plan amendments related to reduction of the benefits granted to employees are recognised immediately in earnings when they occur as prior years' service gains or losses, under the caption "Post retirement benefits". Gains arising from the settlement of any plan are recognized when incurred under the caption "Curtailment costs".

        Liabilities recognized in the Consolidated Statement of Financial Position represents the difference between the Projected Benefit Obligation ("PBO") and the fair value of plan assets.

        For the plans that report an excess of the plan over the pension's obligations, assets are recorded when there is an express authorization for offsetting them against future employer contributions, or if a reimbursement of the overfunding is expressly authorized or permitted.

        Contributions made under defined contribution pension plans are recognised in net income when incurred. Under these plans, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current and prior years, the sponsor does not have the legal or constructive obligation of making additional contributions.

i)     Post retirement health care benefits

        Under a defined benefit plan, PT Comunicações and PT SI are responsible to pay, after the retirement date, health care expenses to a group of employees and its relatives. This health care plan is managed by Portugal Telecom—Associação de Cuidados de Saúde ("PT-ACS"). In 2004, the Group established PT Prestações—Mandatária de Aquisições e Gestão de Bens, S.A. ("PT Prestações") to manage an autonomous fund to finance these obligations (Note 14.1.2).

        The amount of the Group's liabilities with respect to these benefits after retirement date is estimated based on actuarial valuations, using the "Projected Unit Credit Method". The Group recognises actuarial gains and losses in the Consolidated Statement of Comprehensive Income, namely those resulting from changes in actuarial assumptions and from differences between actual data and actuarial assumptions.

        Plan amendments related to reduction of the benefits granted to employees are recognised immediately in earning when they occur as prior years' service gains or losses, under the caption "Post retirement benefits". Gains arising from the settlement of any plan are recognized when incurred under the caption "Curtailment costs".

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

        Accrued post retirement health care liabilities stated in the Consolidated Statement of Financial Position correspond to the present value of obligations from defined benefits plans, reduced by the fair value of fund assets.

        For the plans that report an excess of the plan assets over the pension's obligations, assets are recorded when there is an express authorization for offsetting them against future employer contributions, or if a reimbursement of the overfunding is expressly authorized or permitted.

j)     Pre-retired and suspended employees

        In connection with the programs related to employees that are under a suspended contract agreement or that have been pre-retired, the Group recognizes a liability in the Consolidated Statement of Financial Position equivalent to the present value of salaries payable up to the retirement age. The correspondent cost is recorded in the Consolidated Income Statement under the caption "Curtailment costs" (Note 14.1.3).

k)    Grants and subsidies

        Grants and subsidies from the Portuguese Government and from the European Union are recognised at fair value when the receivable is probable and the Company can comply with all requirements of the subsidy's program.

        Grants and subsidies for training and other operating activities are recognised in net income when the related expenses are recognised. Grants and subsidies to acquire assets are deducted from the carrying amount of the related assets (Note 3.c).

l)     Financial assets and liabilities

        Financial assets and liabilities are recognised in the Group's Consolidated Statement of Financial Position when the Group becomes a party to the contractual provisions of the instrument.

  (i)    Receivables (Notes 25 and 26)

          Trade receivables, loans granted and other receivables that have fixed or determinable payments and that are not quoted in an active market are classified as receivables or loans granted.

          Trade receivables do not have any implicit interest and are presented at nominal value, net of allowances for estimated non-recoverable amounts, which are mainly computed based on (a) the aging of the receivables and (b) the credit profile of specific customers.

  (ii)    Financial liabilities and equity instruments

          Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

          Equity instruments issued by the Group are recognised based on their proceeds, net of any issuance costs.

          Exchangeable bonds issued by Portugal Telecom are recognised as compound instruments, comprising the following elements: (i) the present value of the debt, estimated using the prevailing market interest rate for similar non-convertible debt and recorded under debt liabilities; and (ii) the fair value of the embedded option for the holder to convert the bond into equity, recorded directly in shareholders' equity. As of the Consolidated Statement of Financial Position date, the debt component is recognised at amortised cost.

  (iii)    Bank loans (Note 38)

          Bank loans are recognised as a liability based on the related proceeds, net of any transaction cost. Interest and other financial costs, which are computed based on the effective interest rate and include the recognition of upfront fees, are recognised when incurred.

  (iv)    Accounts payable (Note 39)

          Trade payables are recognised at nominal value, which is substantially similar to their fair value.

  (v)    Derivative financial instruments and hedge accounting (Note 45)

          The activities of the Group are primarily exposed to financial risks related to changes in foreign currency exchange rates and changes in interest rates. The Group's policy is to contract derivative financial instruments to hedge those risks, subject to detailed analysis of related economics and Executive Committee approval.

          Derivative financial instruments are initially measured at fair value on the contract date, and are remeasured to fair value at subsequent reporting dates.

          The provisions and requirements of IAS 39 must be met in order to qualify for hedge accounting. Currently, for accounting purposes, Portugal Telecom classifies certain derivative financial instruments as fair value and cash flow hedges.

          Changes in the fair value of derivative financial instruments classified as fair value hedges are recognised in net income of the period, together with the changes in the value of the covered assets or liabilities related with the hedged risk.

          The effective portion of the changes in fair value of derivative financial instruments classified as cash flow hedges is recognised directly in shareholders' equity, and the ineffective portion is recognised as financial results. When changes in the value of the covered asset or liability are recognised in net income, the corresponding amount of the derivative financial instrument previously recognised under "Hedge accounting" directly in shareholders' equity is transferred to net income.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

          Changes in fair value of derivative financial instruments that, in accordance with internal policies, were contracted to economically hedge an asset or liability but do not comply with the provisions and requirements of IAS 39 to be accounted for as hedges, are classified as "derivatives held for trading" and recognised in net income.

  (vi)    Treasury shares (Note 44)

          Treasury shares are recognised as a deduction to shareholders' equity, under the caption "Treasury shares", at acquisition cost, and gains or losses obtained in the disposal of those shares are recorded under "Accumulated earnings".

          Equity swaps on own shares that include an option exercisable by Portugal Telecom for physical settlement are recognised as a financial liability and a corresponding reduction of equity, and are accounted for as an acquisition of treasury shares on the inception date of the contract.

          Portugal Telecom's shares acquired by any of its affiliated companies are recognized at acquisition cost as treasury shares based on the Company's interest in the entity that acquired those shares.

  (vii)    Cash and cash equivalents and short term investments (Note 24)

          Cash and cash equivalents comprise cash on hand and demand bank deposits, due within three months or less from the date of acquisition, which are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. Cash and cash equivalents also includes deposits from customers and other entities that have not yet been cleared. In the Consolidated Statement of Cash Flows, cash and cash equivalents also include overdrafts recognised under the caption "Short-term debt", when applicable.

          Short-term investments comprise investments for the purpose of generating investment returns, and they are therefore not classified as cash equivalents.

  (viii)    Qualified Technological Equipment transactions

          In previous years, the Company entered into certain Qualified Technological Equipment transactions ("QTE"), whereby certain telecommunications equipment were sold to certain entities. Simultaneously, those foreign entities entered into leasing contracts with respect to the equipment with special purpose entities, which entered into conditional sale agreements to resell the related equipment to the Company. The Company maintained the legal possession of these equipment.

          These transactions correspond to a sale and lease-back transaction, and the equipment continued to be recorded on the Company's Consolidated Statement of Financial Position. The Company obtained the majority of the economic benefits of these entities and therefore was exposed to the risks resulting from the activities of these special purpose entities. Accordingly, those entities were fully consolidated in the Company's financial statements. Consolidated current and non-current assets include an amount equivalent to the proceeds of the sale of the equipment, and current and non-current liabilities include the future payments under the lease contract.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

m)   Own work capitalized

        Certain internal costs (materials, work force and transportation) incurred to build or produce tangible assets are capitalized only if:

  •
  the tangible assets are identifiable;

  •
  the tangible assets will generate future economic benefits which can be reliably estimated; and

  •
  development expenses can be reliably measured.

        The amounts capitalized are deducted from the corresponding operating costs incurred and no internally generated margin is recognised. When any of the above mentioned criteria is not met, the expense is recognised in net income.

        Expenses incurred during investigation are recognised in net income when incurred.

n)    Leasings (the company as a lessee)

        Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases (Note 12). The classification of leases depends on the substance of the transaction and not on the form of the contract.

        Assets acquired under finance leases and the corresponding liability to the lessor are accounted for using the finance method, in accordance with the lease payment plan (Note 38). Interest included in the rents and the depreciation of the assets are recognised in net income in the period they occur.

        Under operating leases, rents are recognised on a straight-line basis during the period of the lease (Note 12).

o)    Taxation

        Income tax expense is recognised in accordance with IAS 12 Income Taxes ("IAS 12") and represents the sum of the tax currently payable and deferred tax.

        Portugal Telecom has adopted the tax consolidation regime in Portugal (currently known as the special regime for the taxation of groups of companies). The provision for income taxes is determined on the basis of the estimated taxable income for all the companies in which Portugal Telecom holds at least 90% of the share capital and that are domiciled in Portugal and subject to Corporate Income Tax (IRC). The remaining Group companies not covered by the tax consolidation regime of Portugal Telecom are taxed individually based on their respective taxable income, at the applicable tax rates.

        The current tax payable is based on taxable income for the period, and deferred taxes are based on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and are accounted for using the liability method.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

        Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is reasonably likely that taxable income will be available against which deductible temporary differences can be used, or when there are deferred tax liabilities the reversal of which is expected in the same period in which the deferred tax assets reverse. The carrying amount of deferred tax assets is reviewed at the date of the Consolidated Statement of Financial Position and is reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow for all or part of the asset to be recovered.

        Deferred tax is charged to net income, except when it relates to items charged or credited directly to shareholders' equity, in which case the deferred tax is also recognised directly in shareholders' equity. Accordingly, the impact of changes in tax rate is also charged to net income, except when it relates to items charged or credited directly to shareholders' equity, in which case that impact is also recognised directly in shareholders' equity.

p)    Revenue recognition

        Revenues from fixed line telecommunications are recognised at their gross amounts when services are rendered. Billings for these services are made on a monthly basis throughout the month. Unbilled revenues or revenues not billed by other operators but accrued or incurred as of the date of the financial statements are recorded based on estimates. Differences between accrued amounts and the actual unbilled revenues, which ordinarily are not significant, are recognised in the following period.

        Revenues from international telecommunications services are divided with the operators of the transit countries and the operators of the country in which calls are terminated based on traffic records of the country of origin and rates established in agreements with the various telecommunications operators. The operator of the country of origin of the traffic is responsible for crediting the operator of the destination country and, if applicable, the operators of the transit countries.

        Revenues from rentals of terminal equipment are recognised as an operating lease in the period to which they apply, under operating revenues.

        Revenues from Internet Service Providers ("ISP") services result essentially from monthly subscription fees. These revenues are recognised when the service is rendered.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

        Revenues from Pay-TV and mobile telephony services result essentially from and are recognised as follows:

Nature of the revenue	Caption	Moment of recognition
Monthly subscription fees for the use of the service	Services rendered	When the service is rendered
Rental of equipment	Services rendered	The period of rental
Use of the network	Services rendered	In the month the service is rendered
Interconnection fees	Services rendered	In the month the service is rendered
Roaming	Services rendered	In the month the service is rendered
Pre-paid cards	Services rendered	When the service is rendered
Wireless broadband	Services rendered	When the service is rendered
Terminal equipment and accessories	Sales	When the sale occurs
Penalties imposed to customers	Other revenues	When received

        Revenues from bundling services or products are allocated to each of its components based on its fair value and are recognised separately in accordance with the methodology adopted to each component.

        The Group operates loyalty programmes for some of its customers, under which, based on certain levels of mobile traffic, these customers receive loyalty points that can be exchanged for equipment, accessories and discounts on subsequent purchases of telecommunications services. Portugal Telecom splits the consideration received in the initial transaction between the revenue related to traffic and the loyalty points earned by the customer, recognizing a deferred income measured at fair value for the award credits, taking into consideration the expected points to be redeemed. Deferred income is then recognized as revenue when award credits are redeemed or expire.

q)    Foreign currency transactions and balances

        Transactions denominated in foreign currencies are translated to Euros at the exchange rates prevailing at the time the transactions are made. At the date of the Consolidated Statement of Financial Position, assets and liabilities denominated in foreign currencies are adjusted to reflect the exchange rates prevailing at such date. The resulting gains or losses on foreign exchange transactions are recognised in net income. Exchange differences on non-monetary items, including goodwill, and on monetary items representing an extension of the related investment and where settlement is not expected in the foreseeable future, are recognized directly in shareholders' equity under the caption "Cumulative foreign currency translation adjustments", and included in the Consolidated Statement of Comprehensive Income.

        The financial statements of subsidiaries operating in other countries are translated to Euros, using the following exchange rates:

  •
  Assets and liabilities at exchange rates prevailing at the date of the Consolidated Statement of Financial Position;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

  •
  Profit and loss items at average exchange rates for the reported period;

  •
  Cash flow items at average exchange rates for the reported period, where these rates approximate the effective exchange rates (and in the remaining cases, at the rate effective on the day the transaction occurred); and

  •
  Share capital, reserves and retained earnings at historical exchange rates.

        The effect of translation differences is recognised in shareholders' equity under the caption "Cumulative foreign currency translation adjustments" and is included in the Consolidated Statement of Comprehensive Income. In accordance with IAS 21, when a reduction of Portugal Telecom's investment in a foreign entity occurs, through the sale or reimbursement of share capital, the accumulated effect of translation differences is transferred to the Consolidated Income Statement, considering the proportion of the reduction occurred.

        The Group adopted the exception under IFRS 1 relating to cumulative translation adjustments as of 1 January 2004 and transferred this amount from "Foreign currency translation adjustments" to "Accumulated earnings". As from 1 January 2004, the Group has been recognizing all translation adjustments directly in shareholders' equity and therefore these amounts are transferred to net income only if and when the related investments are disposed of or there is a repayment of the investment made.

r)     Borrowing costs

        Borrowing costs related to loans are recognised in net income when incurred. The Group does not capitalise any borrowing costs related to loans to finance the acquisition, construction or production of any asset, where the construction period of its tangible and intangible assets is relatively short.

s)     Consolidated Statement of Cash Flows

        The Consolidated Statement of Cash Flows is prepared under IAS 7, using the direct method. The Group classifies as "Cash and cash equivalents" all highly liquid investments, with original maturity of up to three months and an insignificant risk of change in fair value. The "Cash and cash equivalents" item presented in the Consolidated Statement of Cash Flows also includes overdrafts, classified in the Consolidated Statement of Financial Position under "Short-term debt".

        Cash flows are classified in the Consolidated Statement of Cash Flows according to three main categories, depending on their nature: (1) operating activities; (2) investing activities; and (3) financing activities. Cash flows from operating activities include primarily collections from clients, payments to suppliers, payments to employees, payments relating to post retirement benefits and net payments relating to income taxes and indirect taxes. Cash flows from investing activities include primarily acquisitions and disposals of financial investments, dividends received from associated companies and purchase and sale of property, plant and equipment. Cash flows from financing activities include primarily borrowings and repayments of debt, payments relating to interest and related expenses, acquisition of treasury shares and payments of dividends to shareholders.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

t)     Subsequent events (Note 50)

        Events occurring after the date of the Consolidated Statement of Financial Position that could influence the value of any asset or liability as of that date are considered when preparing the financial statements for the period. Those events are disclosed in the notes to the financial statements, if material.

Critical judgments and estimates

        The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances on which the estimate was based, or as a result of new information or more experience. The main accounting judgments and estimates reflected in the consolidated financial statements are as follows:

  (a)
  Post retirement benefits—The present value of post retirement obligations is computed based on actuarial methodologies, which use certain actuarial assumptions. Any changes in those assumptions will impact the carrying amount of post retirement obligations. The key assumptions for post retirement obligations are disclosed in Note 14. The Company has the policy to review key assumptions on a periodic basis, if the corresponding changes have a material impact on the financial statements.

  (b)
  Goodwill impairment analysis—Portugal Telecom tests annually whether goodwill has suffered any impairment. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The use of this method requires the estimate of future cash flows expected to arise from the continuing operation of the cash generating unit, the choice of a growth rate to extrapolate cash flow projections and the estimate of a suitable discount rate for each cash generating unit. The key assumptions used in these goodwill impairment analysis are disclosed in Note 35.

  (c)
  Valuation and useful life of intangible and tangible assets—Portugal Telecom has made assumptions in relation to the potential future cash flows resulting from separable intangible assets acquired as part of business combinations, which include expected future revenues, discount rates and useful life of such assets. Portugal Telecom has also made assumptions regarding the useful life of tangible assets (Note 3.c).

  (d)
  Recognition of provisions and adjustments—Portugal Telecom is party to various legal claims for which, based on the opinion of its legal advisors, a judgment was made to determine whether a provision should be recorded for these contingencies (Note 49). Adjustments for accounts receivable are computed based primarily on the aging of the receivables, the risk profile of the customer and its financial condition. These estimates related to adjustments for accounts receivable differ from business to business.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

3. Significant accounting policies, judgments and estimates (Continued)

  (e)
  Assessment of the fair value of financial instruments—Portugal Telecom chooses an appropriate valuation technique for financial instruments not quoted in an active market based on its best knowledge of the market and the assets. In this process, Portugal Telecom applies the valuation techniques commonly used by market practitioners and uses assumptions based on market rates. The financial instruments for which no quoted price is available in an active market are disclosed in Note 45.3.

  (f)
  Assessment of the fair value of revalued assets—Portugal Telecom uses the revaluation model to measure the carrying value of certain tangible asset classes. In order to determine the revalued amount of those assets, Portugal Telecom uses the replacement cost method for the ducts infra-structure and the market value for real estate assets, which require the use of certain assumptions related to the construction cost and the use of specific indicators for the real estate market, respectively, as explained in more detail in Note 37.

  (g)
  Deferred taxes—The Group recognizes and settles income taxes based on the results of operations determined in accordance with the local corporate legislation, taking into consideration the provisions of the tax law, which are different from the amounts calculated for IFRS purposes. In accordance with IAS 12, the Company recognizes deferred tax assets and liabilities based on the differences between the carrying amounts and the taxable bases of the assets and liabilities. The Company regularly assesses the recoverability of deferred tax assets and recognizes an allowance for impairment losses when it is probable that these assets may not be realized, based on the history of taxable income, the projection of future taxable income, and the time estimated for the reversal of existing temporary differences. These calculations require the use of estimates and assumptions. The use of different estimates and assumptions could result in the recognition of an allowance for impairment losses for the entire or a significant portion of the deferred tax assets.

        Estimates used are based on the best information available during the preparation of the consolidated financial statements, although future events, neither controlled nor foreseeable by the Company, could occur and have an impact on those estimates. In accordance with IAS 8, changes to the estimates used by management that occur after the date of the consolidated financial statements are recognised in net income, using a prospective methodology.

4. Changes in accounting policies and estimates

        During the year ended 31 December 2013, the Company has adopted the following new and revised IFRS's issued by the International Accounting Standards Board (IASB) and approved by the EU, of which only IFRS 11 Joint Ventures and IAS 19 Employee Benefits had an impact on Portugal Telecom's financial statements:

  •
  Amendments to IFRS 7 Disclosures—Offsetting Financial Instruments, which require additional disclosures in relation to the offsetting of financial assets and liabilities.

  •
  IFRS 10 Consolidated Financial Statements issued in May 2011, which establishes the principles for the presentation and preparation of consolidated financial statements when an entity controls

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

    one or more entities. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control. IFRS 10 replaces the consolidation requirements in SIC 12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements.

  •
  IFRS 11 Joint Arrangements issued in May 2011, which classifies joint arrangements as either joint operations (combining the existing concepts of jointly controlled assets and jointly controlled operations) or joint ventures (equivalent to the existing concept of a jointly controlled entity) and requires the use of the equity method of accounting for interests in joint ventures, thereby eliminating the proportional consolidation method. This standard supersedes IAS 31 Interest in Joint Ventures and SIC 13 Jointly Controlled Entities—Non-Monetary Contributions by Ventures. Upon the adoption of this standard, Portugal Telecom no longer proportionally consolidates its investments in joint ventures, namely Oi and Contax. The impacts of the adoption of this standard are detailed below in this note.

  •
  IFRS 12 Disclosure of Interests in Other Entities issued in May 2011, which is applicable to entities that have an interest in subsidiaries, joint arrangements, associates or unconsolidated structured entities, establishes disclosure objectives and specifies minimum disclosures that an entity must provide to meet those objectives. In accordance with this standard, an entity should disclose information that helps users of its financial statements to evaluate the nature of and risks associated with its interests in other entities and the effects of those interests on its financial statements.

  •
  Amendments to IAS 27 Consolidated and Separate Financial Statements and to IAS 28 Investments in Associates issued in May 2011, the changes of which relate to the above mentioned new standards issued in May 2011.

  •
  IFRS 13 Fair Value Measurement issued in May 2011, which establishes a single source of guidance for fair value measurement under IFRS and disclosures. IFRS 13 does not change the requirements regarding which items should be measured or disclosed at fair value. The scope of IFRS 13 is broad; it applies to both financial instruments items an non-financial instrument items for which other IFRS require or permit fair value measurements and disclosures about fair value measurements, except in specified circumstances. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date".

  •
  Amendments to IAS 1 Presentation of Financial Statements issued in June 2011, which require additional disclosures to be made in the statement of comprehensive income such that items of other comprehensive income are grouped into two categories: (1) items that will not be reclassified subsequently to profit or loss; and (2) items that will be reclassified subsequently to profit or loss when specific conditions are met.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

  •
  Amendments to IAS 19 Employee Benefits issued in June 2011, which include primarily: (1) the elimination of an option to defer the recognition of actuarial gains and losses, known as the 'corridor method', which had no impact on the Company's financial statements as its policy was already in line with the mandatory approach included in this revised standard; (2) the change in the calculation of the expected return on assets, based on the discount rates used for benefit obligations instead of the long-term rate of return previously determined, the impact of which in the Company's financial statements resulted in a lower expected return on plan assets (now presented on a net basis as net interest cost) and, consequently, higher post retirement benefit costs, as the Company's discount rates are lower than the former 6% expected return on assets; (3) mandatory immediate recognition of unvested prior year service gains or losses, as a result of which, upon the adoption of this revised standard, Portugal Telecom recognized the prior year service gains that had previously deferred in accordance with the previous version of IAS 19, as from 1 January 2012; (4) streamlining the presentation of changes in assets and liabilities arising from defined benefit plans, including requiring remeasurements to be presented in other comprehensive income, thereby separating those changes from changes that many perceive to be the result of an entity's day-to-day operations; and (5) enhancing the disclosure requirements for defined benefit plans, providing better information about the characteristics of defined benefit plans and the risks that entities are exposed to when participating in those plans. The impacts of the adoption of this standard are detailed below in this note.

        The following standards, revised standards or interpretations were issued by the IASB but either the mandatory adoption date of which set by the EU occurs only in subsequent years or were not yet adopted by the EU:

  •
  Amendments to IAS 32 Financial Instruments: Presentation issued in December 2011, which establish disclosure requirements regarding the offsetting of financial assets and financial liabilities. This standard is effective for annual periods beginning on or after 1 January 2014 and Portugal Telecom expects no material impact on its financial statements as a result of its adoption.

  •
  IFRS 9 Financial Instruments Measurement issued in November 2009 , which introduces new requirements for the classification and measurement of financial assets. Subsequently, in October 2010, IFRS 9 was amended to include the requirements for the classification and measurement of financial liabilities and for derecognition. Portugal Telecom is still assessing the impacts of the adoption of this standard which is effective for annual periods beginning on or after 1 January 2015.

  •
  Amendments to IAS 36 Impairment of Assets issued in May 2013, which clarify that the required disclosures of information on the recoverable amount of impaired assets are applicable only for situations where that recoverable amount is based on fair value less costs of disposal. This standard is effective for annual periods beginning on or after 1 January 2014 and Portugal Telecom expects no material impact on its financial statements as a result of its adoption.

  •
  IFRIC 21 Levies was issued in May 2013 and provides guidance on when to recognise a liability for a levy imposed by a government, both for levies that are accounted for in accordance with

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

    IAS 37 Provisions, Contingent Liabilities and Contingent Assets and those where the timing and amount of the levy is certain.

  •
  Amendments to IAS 39 Financial Instruments: Recognition and Measurement issued in June 2013, which provide some relief from the requirement to cease hedge accounting when a derivative is required to be novated to a central counterparty or entity acting in a similar capacity, under similar circumstances. This standard is effective for annual periods beginning on or after 1 January 2014 and Portugal Telecom expects no material impact on its financial statements as a result of its adoption.

        Portugal Telecom early adopted the "package of five" standards issued by the IASB in May 2011 (IFRS 10, IFRS 11, IFRS 12 and revised versions of IAS 27 and IAS 28), although its application in the EU was only mandatory as from 1 January 2014. The Company reports consolidated financial statements also to the New York Stock Exchange, where the adoption of these standards is mandatory as from 1 January 2013. Thus, in order to avoid the existence of two sets of financial statements and to ensure the comparability and transparency of information in both stock exchanges where Portugal Telecom is listed, the Company decided to early adopt the standards mentioned above, namely IFRS 11 that had a material impact on its consolidated financial statements. The impacts of the adoption of IFRS 11 consisted of recognizing the investments in joint ventures by the equity method of accounting, including primarily Oi, Contax and its controlling shareholders, which prior to the adoption of this standard were proportionally consolidated as allowed by IAS 31. Summarized financial information related to the investments in joint ventures is disclosed in Note 30.

        As a result of the adoption of the amendments to IAS 19 and the adoption of IFRS 11, the tables below present the adjustments made to the previously reported Consolidated Statements of Financial Position as at 31 December and 1 January 2012 and Consolidated Income Statements and Consolidated Statement of Cash Flows for the years ended 31 December 2012 and 2011.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Statement of Financial Position as at 31 December 2012

	Statement prior to restatement	Adjustments IAS 19	Adjustments IFRS 11	Restated statement
	Euro
Assets
Cash and cash equivalents	2,507,099,156	—	(518,302,018)	1,988,797,138
Short-term investments	880,194,809	—	(254,197,021)	625,997,788
Accounts receivable	2,012,119,483	—	(815,458,446)	1,196,661,037
Taxes receivable	476,146,140	—	(404,456,984)	71,689,156
Investments in joint ventures	—	—	2,980,060,568	2,980,060,568
Investments in group companies	408,274,726	—	(1,456,742)	406,817,984
Goodwill	1,449,387,000	—	(1,023,711,831)	425,675,169
Intangible assets	3,640,126,087	—	(2,882,599,527)	757,526,560
Tangible assets	6,018,873,354	—	(2,440,001,908)	3,578,871,446
Deferred taxes	1,184,140,639	(3,738,674)	(620,001,153)	560,400,812
Judicial deposits	1,150,273,677	—	(1,150,273,677)	—
Other assets	369,107,946	—	(132,548,188)	236,559,758

Total assets	20,095,743,017	(3,738,674)	(7,262,946,927)	12,829,057,416

Liabilities
Gross debt	11,098,505,875	—	(3,723,370,855)	7,375,135,020
Accounts payable	1,263,243,056	—	(581,249,152)	681,993,904
Accrued expenses	792,816,394	—	(303,283,750)	489,532,644
Deferred income	337,279,573	—	(70,709,152)	266,570,421
Taxes payable	758,263,890	—	(676,346,383)	81,917,507
Provisions	781,899,784	—	(681,693,990)	100,205,794
Post retirement benefits	932,835,606	(14,954,706)	(82,513,773)	835,367,127
Deferred taxes	922,009,795	—	(651,618,649)	270,391,146
Other liabilities	354,844,730	—	(164,157,819)	190,686,911

Total liabilities	17,241,698,703	(14,954,706)	(6,934,943,523)	10,291,800,474

Equity excluding non-controlling interests	2,293,366,564	11,216,032	—	2,304,582,596
Non-controlling interests	560,677,750	—	(328,003,404)	232,674,346

Total shareholders' equity	2,854,044,314	11,216,032	(328,003,404)	2,537,256,942

Total liabilities and shareholders' equity	20,095,743,017	(3,738,674)	(7,262,946,927)	12,829,057,416

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Statement of Financial Position as at 1 January 2012

	Statement prior to restatement	Adjustments IAS19	Adjustments IFRS11	Restated statement
	Euro
Assets
Cash and cash equivalents	4,930,012,396	—	(1,287,932,720)	3,642,079,676
Short-term investments	738,112,198	—	(275,305,897)	462,806,301
Accounts receivable	1,936,291,149	—	(815,247,586)	1,121,043,563
Taxes receivable	430,907,392	—	(343,375,166)	87,532,226
Investments in joint ventures	—	—	3,509,603,960	3,509,603,960
Investments in group companies	533,444,415	—	(914,268)	532,530,147
Goodwill	1,503,189,189	—	(1,150,199,178)	352,990,011
Intangible assets	4,126,609,728	—	(3,325,891,061)	800,718,667
Tangible assets	6,228,622,568	—	(2,572,513,900)	3,656,108,668
Deferred taxes	1,247,784,040	(4,191,011)	(653,103,922)	590,489,107
Judicial deposits	1,084,083,163	—	(1,084,083,163)	—
Other assets	417,335,203	—	(108,949,931)	308,385,272

Total assets	23,176,391,441	(4,191,011)	(8,107,912,832)	15,064,287,598

Liabilities
Gross debt	12,280,958,636	—	(3,882,105,508)	8,398,853,128
Accounts payable	1,446,195,757	—	(536,047,757)	910,148,000
Accrued expenses	922,779,134	—	(361,397,165)	561,381,969
Deferred income	299,352,137	—	(63,320,188)	236,031,949
Taxes payable	726,151,702	—	(648,312,769)	77,838,933
Provisions	941,008,144	—	(839,490,260)	101,517,884
Post retirement benefits	1,004,065,628	(16,764,043)	(73,680,894)	913,620,691
Deferred taxes	1,052,457,228	—	(775,750,367)	276,706,861
Other liabilities	761,250,318	—	(235,934,923)	525,315,395

Total liabilities	19,434,218,684	(16,764,043)	(7,416,039,831)	12,001,414,810

Equity excluding non-controlling interests	2,828,069,784	12,573,032	—	2,840,642,816
Non-controlling interests	914,102,973	—	(691,873,001)	222,229,972

Total shareholders' equity	3,742,172,757	12,573,032	(691,873,001)	3,062,872,788

Total liabilities and shareholders' equity	23,176,391,441	(4,191,011)	(8,107,912,832)	15,064,287,598

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Income Statement for the year ended 31 December 2012

	Statement prior to restatement	Adjustments IAS 19	Adjustments IFRS 11	Restated statement
	Euro
Total revenues	6,598,804,838	—	(3,519,844,874)	3,078,959,964
Costs, losses and (income)
Wages and salaries	1,102,367,005	—	(688,741,233)	413,625,772
Direct costs	1,092,366,255	—	(634,971,908)	457,394,347
Costs of products sold	183,068,741	—	(44,970,059)	138,098,682
Marketing and publicity	124,445,803	—	(52,283,063)	72,162,740
Supplies, external services and other expenses	1,475,205,400	—	(834,611,618)	640,593,782
Indirect taxes	247,031,379	—	(203,268,892)	43,762,487
Provisions and adjustments	105,578,423	—	(82,311,170)	23,267,253
Depreciation and amortisation	1,390,645,957	—	(625,387,911)	765,258,046
Post retirement benefits costs	58,309,755	5,669,380	(6,438,817)	57,540,318
Curtailment costs	2,077,178	289,628	—	2,366,806
Other operating expenses, net	(41,443,071)	—	14,555,523	(26,887,548)

Income before financial results and taxes	859,152,013	(5,959,008)	(361,415,726)	491,777,279
Net interest expenses	498,835,624	—	(285,821,043)	213,014,581
Equity in the earnings of joint ventures	—	—	3,011,998	3,011,998
Equity in earnings of associated companies, net	(209,674,551)	—	(599,033)	(210,273,584)
Net other financial expenses	96,768,761	—	(46,440,248)	50,328,513
Income taxes	147,604,824	(1,489,753)	(20,506,980)	125,608,091

Net income from continuing operations	325,617,355	(4,469,255)	(11,060,420)	310,087,680

Attributable to non-controlling interests	95,344,319	—	(11,060,420)	84,283,899
Attributable to equity holders of the parent	230,273,036	(4,469,255)	—	225,803,781
Earnings per share attributable to the equity holders of the parent
Basic	0.27	(0.01)	—	0.26
Diluted	0.27	(0.01)	—	0.26

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Income Statement for the year ended 31 December 2011

	Statement prior to restatement	Adjustments IAS 19	Adjustments IFRS 11	Restated statement
	Euro
Total revenues	6,146,844,721	—	(2,767,144,274)	3,379,700,447
Costs, losses and (income)
Wages and salaries	1,020,475,455	—	(505,424,628)	515,050,827
Direct costs	1,012,274,450	—	(521,280,944)	490,993,506
Costs of products sold	169,875,122	—	(31,804,104)	138,071,018
Marketing and publicity	131,118,820	—	(48,457,684)	82,661,136
Supplies, external services and other expenses	1,281,382,721	—	(597,426,971)	683,955,750
Indirect taxes	187,460,760	—	(146,235,229)	41,225,531
Provisions and adjustments	156,264,110	—	(135,025,151)	21,238,959
Depreciation and amortisation	1,325,584,609	—	(544,942,075)	780,642,534
Post retirement benefits costs	58,527,048	6,961,176	(4,516,003)	60,972,221
Curtailment costs	36,429,874	18,583	—	36,448,457
Other operating expenses, net	23,441,614	—	(2,180,176)	21,261,438

Income before financial results and taxes	744,010,138	(6,979,759)	(229,851,309)	507,179,070
Net interest expenses	297,114,673	—	(175,625,090)	121,489,583
Equity in the earnings of joint ventures	—	—	33,702,474	33,702,474
Equity in earnings of associated companies, net	(209,183,860)	—	(2,093,659)	(211,277,519)
Net other financial expenses	124,970,769	—	(68,327,744)	56,643,025
Income taxes	108,196,813	(1,744,938)	(7,396,407)	99,055,468

Net income from continuing operations	422,911,743	(5,234,821)	(10,110,883)	407,566,039
Net income from discontinued operations	—	—	—	—

Net income from continuing operations	422,911,743	(5,234,821)	(10,110,883)	407,566,039

Attributable to non-controlling interests	83,782,511	—	(10,110,883)	73,671,628
Attributable to equity holders of the parent	339,129,232	(5,234,821)	—	333,894,411
Earnings per share attributable to the equity holders of the parent
Basic	0.39	(0.01)	—	0.39
Diluted	0.39	(0.01)	—	0.39

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Statement of Cash Flows for the year ended 31 December 2012

	Statement prior to restatement	Adoption of IFRS 11	Restated statement
	Euro
OPERATING ACTIVITIES
Collections from clients	8,346,301,510	(4,564,776,891)	3,781,524,619
Payments to suppliers	(3,579,536,743)	1,786,607,267	(1,792,929,476)
Payments to employees	(1,111,039,110)	666,754,261	(444,284,849)
Payments relating to income taxes	(155,766,302)	100,769,095	(54,997,207)
Payments relating to post retirement benefits, net	(197,666,333)	10,481,805	(187,184,528)
Payments relating to indirect taxes and other	(1,728,169,403)	1,487,870,828	(240,298,575)

Cash flows from operating activities(1)	1,574,123,619	(512,293,635)	1,061,829,984

INVESTING ACTIVITIES
Short-term financial applications	(140,048,426)	(21,136,225)	(161,184,651)
Interest and related income	217,115,072	(66,405,466)	150,709,606
Dividends	76,279,817	188,937,728	265,217,545
Financial investments	(2,621,633)	3,536,311	914,678
Tangible and intangible assets	(1,421,602,503)	587,418,642	(834,183,861)
Other investing activities	3,562,053	(35,235)	3,526,818

Cash flows from investing activities(2)	(1,267,315,620)	692,315,755	(574,999,865)

FINANCING ACTIVITIES
Loans obtained	5,478,403,138	(771,736,709)	4,706,666,429
Loans repaid	(6,391,633,542)	664,469,844	(5,727,163,698)
Interest and related expenses	(752,171,827)	272,489,143	(479,682,684)
Dividends	(642,871,535)	38,747,365	(604,124,170)
Acquisition of treasury shares	(23,198,433)	23,198,433	—
Other financing activities	(315,231,922)	306,639,456	(8,592,466)

Cash flows from financing activities(3)	(2,646,704,121)	533,807,532	(2,112,896,589)

Cash and cash equivalents at the beginning of the period	4,930,012,396	(1,287,932,720)	3,642,079,676
Change in cash and cash equivalents (4)=(1)+(2)+(3)	(2,339,896,122)	713,829,652	(1,626,066,470)
Effect of exchange differences	(83,017,118)	55,801,050	(27,216,068)

Cash and cash equivalents at the end of the period	2,507,099,156	(518,302,018)	1,988,797,138

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

4. Changes in accounting policies and estimates (Continued)

Consolidated Statement of Cash Flows for the year ended 31 December 2011

	Statement prior to restatement	Adjustments IFRS 11	Restated statement
	Euro
OPERATING ACTIVITIES
Collections from clients	6,872,212,265	(2,850,235,205)	4,021,977,060
Payments to suppliers	(3,071,030,520)	1,301,878,131	(1,769,152,389)
Payments to employees	(1,052,530,685)	503,941,402	(548,589,283)
Payments relating to income taxes	(164,560,300)	62,070,653	(102,489,647)
Payments relating to post retirement benefits, net	(198,223,997)	1,146,265	(197,077,732)
Payments relating to indirect taxes and other	(610,714,238)	395,535,012	(215,179,226)

Cash flows from operating activities(1)	1,775,152,525	(585,663,742)	1,189,488,783

INVESTING ACTIVITIES
Short-term financial applications	(204,168,957)	83,135,100	(121,033,857)
Interest and related income	339,561,933	(70,741,610)	268,820,323
Dividends	147,209,113	27,457,142	174,666,255
Financial investments	(2,094,848,198)	(1,462,014,760)	(3,556,862,958)
Tangible and intangible assets	(1,206,516,307)	471,095,337	(735,420,970)
Other investing activities	9,533,968	30,916,727	40,450,695

Cash flows from investing activities related to continuing operations	(3,009,228,448)	(920,152,064)	(3,929,380,512)
Cash flows from investing activities related to discontinued operations	2,000,000,000	—	2,000,000,000

Cash flows from investing activities(2)	(1,009,228,448)	(920,152,064)	(1,929,380,512)

FINANCING ACTIVITIES
Loans obtained	7,333,257,840	(1,120,936,704)	6,212,321,136
Loans repaid	(5,878,028,282)	851,138,903	(5,026,889,379)
Interest and related expenses	(647,706,534)	277,023,124	(370,683,410)
Dividends	(1,206,055,463)	21,349,415	(1,184,706,048)
Acquisition of treasury shares	(86,819,821)	86,819,821	0
Other financing activities	(54,946,731)	45,543,218	(9,403,513)

Cash flows from financing activities(3)	(540,298,991)	160,937,777	(379,361,214)

Cash and cash equivalents at the beginning of the period	4,764,732,734	—	4,764,732,734
Change in cash and cash equivalents (4)=(1)+(2)+(3)	225,625,086	(1,344,878,029)	(1,119,252,943)
Effect of exchange differences	(60,345,424)	56,945,308	(3,400,116)

Cash and cash equivalents at the end of the period	4,930,012,396	(1,287,932,720)	3,642,079,676

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

5. Exchange rates used to translate foreign currency financial statements

        As at 31 December 2013 and 2012, assets and liabilities denominated in foreign currencies were translated to Euros using the following exchange rates to the Euro:

Currency	2013	2012
Argentine peso	8.9890	6.4879
Australian dollar	1.5423	1.2712
Botswana pula	12.0603	10.2717
Brazilian real	3.2576	2.7036
British pound	0.8337	0.8161
Canadian dollar	1.4671	1.3137
Cape Verde escudo	110.2650	110.2650
CFA franc	655.9570	655.9570
Chinese Yuan Renminbi	8.3491	8.2207
Danish krone	7.4593	7.4610
Hong Kong dollar	10.6933	10.2260
Hungarian forint	297.0400	292.3000
Japanese yen	144.7200	113.6100
Kenyan shilling	119.0163	113.6003
Macao pataca	11.0141	10.5328
Moroccan dirham	11.2621	11.1526
Mozambique metical	41.2400	39.2400
Namibian dollar	14.5660	11.1727
Norwegian krone	8.3630	7.3483
São Tomé dobra	24,500.0	24,500.0
South African rand	14.5660	11.1727
Swedish krone	8.8591	8.5820
Swiss franc	1.2276	1.2072
Ugandan shilling	3,479.5	3,549.2
US dollar	1.3791	1.3194

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

5. Exchange rates used to translate foreign currency financial statements (Continued)

        During the years ended 31 December 2013, 2012 and 2011, income statements of subsidiaries, associated companies and joint ventures expressed in foreign currencies were translated to Euros using the following average exchange rates to the Euro:

Currency	2013	2012	2011
Argentine peso	7.3126	5.8869	5.7591
Botswana pula	11.1669	9.8156	9.5133
Brazilian real	2.8685	2.5084	2.3265
Cape Verde escudo	110.2650	110.2650	110.2650
CFA franc	655.9570	655.9570	655.9570
Chinese Yuan Renminbi	8.1646	8.1052	8.9960
Hungarian forint	296.8700	289.2500	279.3700
Kenyan shilling	114.5432	109.3349	122.8537
Macao pataca	10.6094	10.2645	11.1619
Moroccan dirham	11.1687	11.1061	11.2677
Mozambique metical	39.6300	36.3700	40.5400
Namibian dollar	12.8330	10.5511	10.0970
São Tomé dobra	24,500.0	24,500.0	24,500.0
Swiss franc	1.2311	1.2053	1.2326
Ugandan shilling	3,442.8	3,250.3	3,501.2
US dollar	1.3281	1.2848	1.3920

6. Revenues

        The contribution of reportable segments to consolidated revenues in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Telecommunications in Portugal (Note 7.a)(i)	2,538,313,930	2,676,916,113	2,868,688,041
Services rendered (Note 3.p)	2,385,650,244	2,532,665,557	2,726,419,561
Sales	113,208,254	107,428,368	115,138,271
Other revenues	39,455,432	36,822,188	27,130,209

Other businesses (ii)	372,868,966	402,043,851	511,012,406
Services rendered	350,824,756	365,237,961	477,960,457
Sales	17,907,914	33,107,605	14,290,149
Other revenues	4,136,296	3,698,285	18,761,800

	2,911,182,896	3,078,959,964	3,379,700,447

(i)
For information on this operating segment performance, including explanations for changes in operating revenues, see Note 7.a).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

6. Revenues (Continued)

(ii)
In 2013, the lower contribution from other businesses to consolidated revenues reflects mainly negative currency effects (Euro 40 million). On a constant basis, other revenues would have increased by Euro 11 million primarily explained by a higher contribution from MTC, mainly due to higher retail voice revenues and a significant increase in data/internet services, partially offset by a lower contribution from Timor following the entrance of new competitors. In 2012, the lower contribution from other businesses to consolidated revenues, as compared 2011, reflects mainly the contribution of Dedic/GPTI business in the first half of 2011 (Euro 134 million), as this business was fully consolidated up to 30 June 2011 and then integrated in Contax and thus reflected in the Company's financial statements through the equity method, effect that more than offset higher contributions from MTC and Timor Telecom.

        Revenue is recognized in accordance with principles referred to in Note 3.p). Services rendered include mainly revenue derived from (1) fixed line and international telecommunications services, including billed and interconnection revenues, (2) Pay-TV services, including monthly subscription fees and rental of equipment, (3) mobile telecommunications services, including usage of network, interconnection fees, roaming, pre-paid cards and wireless broadband, and (4) advertising in directories. Sales correspond mainly to the disposals of terminal equipment, including fixed telephones, modems, TV boxes and terminal mobile equipment. Other revenues include mainly Portal's advertising revenues, benefits from contractual penalties imposed to customers, rental of equipment and other own infra-structures and revenues resulting from consultancy projects.

        Revenues in 2013, 2012 and 2011 by geographic area are as follows:

	2013	2012	2011
	Euro
Portugal	2,600,729,547	2,740,511,943	2,925,740,483
Brazil(i)	—	—	133,870,776
Other	310,453,349	338,448,021	320,089,188

	2,911,182,896	3,078,959,964	3,379,700,447

(i)
In 2011, this caption includes the contribution of Dedic/GPTI business during the first half.

7. Segment reporting

        The operating segments as at 31 December 2013, 2012 and 2011, based on the manner the Board of Directors reviews and assesses the performance of the Group's businesses to make decisions about resources to be allocated, are as follows: (i) Telecommunications in Portugal; and (ii) Telecommunications in Brazil—Oi. There is no difference between operating and reportable segments.

        The operating segment named "Telecommunications in Portugal" includes wireline and mobile.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

        The operating segment named "Telecommunications in Brazil—Oi" includes Oi, S.A., and its subsidiaries. Portugal Telecom discloses Oi as an operating segment since the Company's management currently reviews and assesses its performance periodically and allocates resources, notwithstanding Oi being a joint venture in accordance with IFRS 11 and thus accounted for by the equity method.

        In addition to the above mentioned reportable segments, the Group has other businesses that do not comply individually or in aggregate with any of the quantitative thresholds that would require a disclosure as a reportable segment. These businesses relate primarily to the following Group companies: (1) Contax, which renders BPO and contact centre services and is accounted for by the equity method following the adoption of IFRS 11; (2) MTC, CVT and Timor Telecom, which render wireline and mobile telecommunications services; and (3) certain Portuguese support companies, namely PT—Sistemas de Informação, Portugal Telecom Inovação, PT Pro-Serviços Administrativos e de Gestão Partillhados and PT Contact—Telemarketing e Serviços de Informação.

a)    Telecommunications in Portugal

        Financial information of this reportable segment for the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
REVENUES(i)
Services rendered—external customers (Note 6)	2,385,650,244	2,532,665,557	2,726,419,561
Services rendered—inter-segment	11,259,807	13,237,131	13,549,575
Sales—external customers (Note 6)	113,208,254	107,428,368	115,138,271
Sales—inter-segment	1,827,121	1,687,799	1,137,761
Other revenues—external customers (Note 6)	39,455,432	36,822,188	27,130,209
Other revenues—inter-segment	8,208,406	8,662,046	8,623,453

	2,559,609,264	2,700,503,089	2,891,998,830

COSTS, EXPENSES, LOSSES AND (INCOME)
Wages and salaries (Note 8)	232,725,936	241,778,227	252,457,557
Direct costs (Note 9)	458,496,422	457,091,120	480,297,290
Commercial costs(ii)	294,349,511	292,158,529	318,304,226
Supplies, external services and other expenses (Note 11)(iii)	483,000,838	508,734,534	535,438,223
Depreciation and amortisation(iv)	646,979,100	681,159,324	703,169,318
Post retirement benefits, net(v)	40,295,822	57,409,291	60,821,674
Work force reduction and settlement costs(vi)	116,922,120	1,160,449	34,021,621
Net gains on disposals of fixed assets	(3,500,398)	(3,525,138)	(556,261)
Other costs (gains), net(vii)	19,043,739	(23,494,632)	16,613,077

	2,288,313,090	2,212,471,704	2,400,566,725

Income before financial results and taxes	271,296,174	488,031,385	491,432,105

(i)
The composition of total revenues by customer segment for the years ended 31 December 2013, 2012 and 2011 is as follows:

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

			Euro million
	2013	2012	2011
Residential	721	712	682
Personal	655	688	768
Enterprise	791	896	982
Wholesale, other and eliminations	393	405	459

	2,560	2,701	2,892

  In 2013, the reduction in total revenues is primarily explained by: (1) lower revenues driven by the Enterprise customer segment (Euro 105 million), impacted by the public administration strong cost cut initiatives and significant reduction in investments in new projects throughout 2013, the large corporate cost reduction initiatives, more visible in certain sectors, such as banking and financial services and pharmacies, and intense price competition across the various segments, mainly in mobile; (2) revenue decline in the Personal customer segment (Euro 33 million), as a result of lower customer revenues (Euro 37 million) reflecting lower and volatile recharges as a result of difficult economic conditions, price competition and migration to lower tariff plans, and lower interconnection revenues (Euro 13 million), following the negative impact of the decline in Mobile Termination Rates ("MTRs"), partially offset by higher sales (Euro 18 million); and (3) a reduction in revenues from wholesale and other businesses (Euro 12 million), as a result of lower accesses and traffic revenues and lower revenues from the directories business (Euro 10 million) against a backdrop of increased popularity of alternative online tools. These effects were partially offset by an increase in revenues from the Residential customer segment (Euro 9 million), mainly related to Pay-TV and broadband revenues, which are underpinned by the solid performance of Meo's triple play offers and M4O which translated into an increase of the customer base and higher non-voice services, and notwithstanding increased competitive aggressiveness and already high pay-TV penetration. The reduction in 2012, as compared to 2011, is primarily explained by: (1) lower revenues driven by the Enterprise customer segment (Euro 86 million), impacted by pricing and consumption pressure on both SME and large companies, significant cut back on the public administration and postponement of investment decisions by large corporate customers; (2) revenue decline in the Personal customer segment (Euro 80 million), as a result of lower customer revenues (Euro 56 million) reflecting challenging economic conditions and pricing pressure, lower interconnection revenues, following the negative impact of the decline in Mobile Termination Rates ("MTRs"), and lower sales; and (3) a reduction in revenues from wholesale and other businesses (Euro 54 million), as a result of lower accesses and traffic revenues, a decline in public phones and lower revenues from the directories business (Euro 11 million). These effects were partially offset by an increase in revenues from the Residential customer segment (Euro 29 million), mainly related to Pay-TV and broadband revenues, which are underpinned by the solid performance of Meo's double and triple play offers.

(ii)
This caption includes costs of products sold, commissions and marketing and publicity expenses. The increase in 2013 is primarily explained by the increased push of commercial activities due to the launch of the new converged offer M4O partially offset by lower costs of goods sold reflecting a decrease in the average cost of handsets as a result of favourable contracts signed with key

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

  suppliers despite an increase in sales. The reduction in 2012, as compared to 2011, is primarily explained by (1) lower costs of goods sold, due to lower equipment sales, lower subsidies and also lower average cost of handsets as a result of favourable contracts signed with key suppliers; (2) lower commissions, which was a solid performance as it was achieved against a backdrop of continued customer growth, thus reflecting lower churn, and (3) lower marketing and publicity expenses, due to a strong focus on cost efficiency.

(iii)
This caption includes supplies and external services, including maintenance and repair expenses, support services and other third party costs, provisions, indirect taxes and other expenses. The decrease of this caption reflects mainly a relentless focus on cost cutting and profitability and also an increase in maintenance productivity of maintenance activities due to the implementation of new generation access networks (FTTH).

(iv)
The decrease in depreciation and amortization costs reflects primarily the decline in capital expenditures occurred in 2013 and 2012 against the backdrop of the investments in future proof technologies and networks undertaken in previous years, namely in FTTH and 4G-LTE coverage. The decrease in 2012 over 2011, reflects primarily the swap of Meo's 2G equipment for LTE (4G) enabled equipment, which led to an accelerated depreciation of 2G equipment up to 30 June 2011, and the impact resulting from a revision of the useful life of certain tangible assets undertaken in 2012.

(v)
The lower post retirement benefits costs in 2013 reflect primarily the decline in discount rates undertaken by the end of 2012 that resulted in a decrease of net interest cost.

(vi)
Work force reduction and settlement costs in 2013 reflect mainly a redundancy programme of approximately 400 employees implemented in the second quarter of 2013.

(vii)
Other costs in 2013 (Note 15) reflect primarily provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts, partially offset by a gain related to the wireline Concession Agreement. Other gains in 2012 include an estimated net compensation receivable from the Portuguese State for prior years costs supported by PT Comunicações with the universal service obligation under the Concession Agreement.

        Capital expenditures in tangible and intangible assets for this reportable segment amounted to Euro 490 million in 2013, Euro 555 million in 2012 and Euro 647 million in 2011. The reduction in 2013 reflects the investments in future proof technologies and networks undertaken in previous years, which are translated into Portugal Telecom's clear leadership in FTTH and 4G-LTE coverage in Portugal, and notwithstanding the investments made in 2013 in the rollout of Portugal Telecom's Data Centre in Covilhã, inaugurated in September 2013. In 2013, the investment in the Portuguese telecommunications businesses was primarily directed to: (1) investments in IT/IS projects, which represented 23% of total capital expenditures and were focused on the IT transformation programme aimed at converge, standardise, integrate and simplify business processes and IT, thus enabling a truly convergent customer experience; (2) customer capital expenditure, which represented 32% of total capital expenditures, and (3) technology and infrastructure capital expenditure, which represented 41% of total capital expenditures. The reduction in 2012 reflected: (1) lower customer related capital

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

expenditures, mainly due to lower unitary equipment costs, lower net additions of costumers and lower churn across the pay-tv and broadband services, and (2) lower infra-structure capital expenditures, explained by the strong investments made during the 2008-2011 period in the development of the FTTH network, the modernization of the 2G network and the reinforcement of 3G and 3.5G networks in terms of capacity and coverage, and notwithstanding the investments in the development of the 4G LTE network in 2012. Capital expenditures in the Portuguese telecommunication businesses have been directed towards investments in future proof technologies, namely FTTH, including the coverage of mobile base stations with fibre, and 4G/LTE.

        As at 31 December 2013 and 2012, the total staff in this segment was 7,526 and 7,637 employees, respectively.

b)    Telecommunications in Brazil—Oi

        Financial information of this reportable segment for the years ended 31 December 2013 and 2012 and the nine months period between 1 April and 31 December 2011, considering the 25.6% joint control interest held by Portugal Telecom, is as follows:

	2013	2012	2011
	Euro
REVENUES
Services rendered	2,494,168,925	2,817,121,891	2,297,480,556
Sales	44,232,742	56,920,290	12,028,870
Other revenues	121,620,691	168,045,007	102,607,452

	2,660,022,358	3,042,087,188	2,412,116,878

COSTS, EXPENSES, LOSSES AND (INCOME)
Wages and salaries	211,399,942	248,684,844	163,243,344
Direct costs	550,752,289	630,173,022	517,527,789
Commercial costs	205,337,603	240,284,522	174,426,926
Supplies, external services and other expenses	796,653,949	1,013,972,714	809,288,452
Depreciation and amortisation	552,142,256	578,210,753	512,203,623
Post retirement benefits, net	6,787,699	6,438,817	4,516,002
Net gains on disposals of fixed assets	(12,763,798)	(29,877,164)	(8,711,820)
Other costs, net	13,224,031	11,364,037	10,136,238

	2,323,533,971	2,699,251,545	2,182,630,554

Income before financial results and taxes	336,488,387	342,835,643	229,486,324

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

        In 2013, the reduction in Oi's revenues (Euro 382 million) is primarily explained by the impact of the depreciation of the Brazilian Real against the Euro, amounting to Euro 382 million. Adjusting for the impact of the Brazilian Real against the Euro, revenues would have remained broadly stable, as the reductions in sales and other operating revenues were offset by an increase in services rendered, reflecting a positive contribution from broadband and pay-TV services that more than compensated the traditional pressure in fixed voice.

        In 2013, also adjusting for the impact of the depreciation of the Brazilian Real against the Euro (Euro 48 million), Oi's income before financial results and taxes would have increased by Euro 42 million, reflecting primarily higher net service revenues (Euro 35 million), as explained above, and a gain recorded in connection with the disposal of Oi's submarine cable operation. These effects more than offset lower sales and other operating revenues, higher depreciation and amortization expenses (Euro 53 million), reflecting increased capital expenditures incurred in 2013 and 2012 as compared to previous years, including the acquisition of the 4G license in June 2012, and higher third party expenses, including mainly maintenance and repairs and rentals.

        As mentioned in Note 30, Portugal Telecom accounted for its share in the earnings of Oi as from 1 April 2011, which explains the increase across all captions in 2012 over 2011, effect that was partially offset by the impact of the depreciation of the Brazilian Real against the Euro in 2012.

        Oi's revenues stood at Euro 3,042 million in 2012, as compared to Euro 2,412 million in the nine months period between 1 April and 31 December 2011, an increase of Euro 630 million reflecting primarily the effect of one additional quarter in 2012 (Euro 788 million), partially offset by the impact of the depreciation of the Brazilian Real against the Euro (Euro 241 million). Adjusting for these effects, operating revenues in 2012 would have increased by Euro 83 million as compared to 2011, mainly due to an increase in sales and other operating revenues (Euro 86 million), partially offset by a reduction in services rendered (Euro 3 million), reflecting (1) lower residential revenues, due to lower fixed voice revenues and notwithstanding the positive contribution of broadband and pay-TV revenues in the last couple of quarters, which was offset by (2) an increase in personal mobility revenues, underpinned by postpaid customer growth, increased traffic revenues and higher revenues from 3G services.

        Also adjusted for the effects of the additional quarter in 2012 and the depreciation of the Brazilian Real against the Euro, Oi's consolidated income before financial results and taxes would have presented an increase, primarily as a result of: (1) a reduction in provisions and adjustments, reflecting both lower provisions for contingencies and lower adjustments for bad debt; and (2) an increase in net sales and other operating revenues. These effects were partially offset by: (1) an increase in supplies and external services, mostly due to higher sales, increased content costs for pay-TV and higher expenses for logistics related to the new handset marketing strategy; (2) higher personnel costs as a result of increased staff levels and organisational restructuring, including new regional commercial structures in order to improve regional operational performance; and (3) a gain recorded in the third quarter of 2011 related to the recognition of a reimbursement to be received from Sistel regarding the surplus of a post retirement benefits plan.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

        Capital expenditures in tangible and intangible assets for this reportable segment amounted to Euro 558 million in 2013, Euro 630 million in 2012 and Euro 444 million in the nine months period between 1 April and 31 December 2011. Adjusting for the impact of the depreciation of the Brazilian Real against the Euro (Euro 82 million), Oi's capital expenditures would have decreased by Euro 4 million to Euro 651 million in 2013 and was directed mainly towards investments in 3G coverage and capacity in the initial roll-out of 4G-LTE network and in the capacity and capillarity of the wireline and broadband networks. Adjusting for the effects of the additional quarter in 2012 and the depreciation of the Brazilian Real against the Euro, Oi's capital expenditures would have increased by Euro 114 million in 2012 over 2011 mainly due to the investments in expanding broadband and 3G coverage during the year 2012. In addition to the above mentioned capital expenditures, Oi made a non-recurring investment in June 2012 in the acquisition of 4G licenses for a total amount of Euro 41 million, as referred to in Note 36.

        As at 31 December 2013 and 2012, the total staff in this segment was 10,911 and 9,412 employees, respectively (considering the 25.6% joint control interest).

c)     Reconciliation of revenues and net income and information by geographic area

        In 2013, 2012 and 2011, the reconciliation between revenues of consolidated reportable segments and consolidated revenues is as follows:

	2013	2012	2011
	Euro
Revenues relating to Telecommunications in Portugal	2,559,609,264	2,700,503,089	2,891,998,830
Revenues relating to other businesses(i)	781,517,032	838,090,731	972,361,338
Elimination of intragroup revenues	(429,943,400)	(459,633,856)	(484,659,721)

Total consolidated revenues	2,911,182,896	3,078,959,964	3,379,700,447

(i)
As mentioned above, other businesses include primarily MTC, CVT, Timor Telecom and certain Portuguese support companies, the performance of which is monitored by the management on a standalone basis. In 2013, the decrease in revenues relating to other businesses is primarily explained by negative currency effects (Euro 40 million). Excluding the impact of the devaluation of foreign currencies against the Euro, the reduction in this caption is primarily explained by lower contributions from Timor Telecom, following the entrance of new competitors in the market, and from certain Portuguese support companies, partially offset by a higher contribution from MTC, mainly due to higher retail voice revenues and a significant increase in data/internet services. In 2012, the decrease in revenues relating to other businesses is primarily explained by the contribution of Dedic/GPTI business in the first half of 2011 (Euro 134 million), as this business was fully consolidated up to 30 June 2011 and then integrated in Contax and thus reflected in the Portugal Telecom's consolidated financial statements through the equity method, effect that more than offset improved revenue performance of MTC and Timor Telecom.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

        In the years ended 31 December 2013, 2012 and 2011, the reconciliation between net income before financial results and taxes of consolidated reportable segments and Group's consolidated net income is as follows:

	2013	2012	2011
	Euro
Income before financial results and taxes relating to operating segments:
Telecommunications in Portugal	271,296,174	488,031,385	491,432,105
Income before financial results and taxes relating to other businesses(i)	74,096,671	3,745,894	15,746,965

Consolidated income before financial results and taxes	345,392,845	491,777,279	507,179,070
Financial gains (losses):
Net interest expenses (Note 16)	(257,423,261)	(213,014,581)	(121,489,583)
Net foreign currency exchange losses (Note 17)	(21,919,104)	(1,841,496)	(2,298,585)
Net losses (gains) on financial assets and other investments (Note 18)	(2,014,467)	(3,921,932)	562,253
Equity in losses of joint ventures (Note 30)	(2,185,679)	(3,011,998)	(33,702,473)
Equity in earnings of associated companies, net (Note 33)	442,783,587	210,273,584	211,277,518
Net other financial expenses (Note 19)	(54,635,427)	(44,565,085)	(54,906,693)
Income taxes (Note 20)	(62,021,888)	(125,608,091)	(99,055,468)

Net income (before non-controlling interests)	387,976,606	310,087,680	407,566,039

(i)
In 2013, the increase in this caption reflects primarily a gain recorded in the second quarter of 2013 resulting from the settlement of contractual obligations that had been assumed upon the acquisition of the investment in Oi, as explained in Note 15. In 2012, the reduction in this caption is primarily explained by lower earnings of certain international operations, namely MTC and Timor Telecom.

        Total assets, liabilities and tangible and intangible assets by geographic area as at 31 December 2013 and 2012 and capital expenditures for tangible and intangible assets in the years ended 31 December 2013 and 2012 are as follows:

	2013
	Total assets	Total liabilities	Tangible assets (Note 37)	Intangible assets (Note 36)	Capital expenditures for tangible and intangible assets(ii)
	Euro
Portugal	8,150,000,317	9,915,843,042	3,281,785,719	610,809,883	520,677,402
Brazil(i)	2,669,674,994	811,202	188,130	—	—
Other	1,200,719,871	236,925,823	156,505,535	106,893,793	68,360,212

	12,020,395,182	10,153,580,067	3,438,479,384	717,703,676	589,037,614

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

7. Segment reporting (Continued)

	2012
	Total assets	Total liabilities	Tangible assets (Note 37)	Intangible assets (Note 36)	Capital expenditures for tangible and intangible assets(ii)
	Euro
Portugal	8,373,264,796	9,881,378,570	3,409,125,065	641,287,521	571,960,811
Brazil(i)	3,218,436,786	148,067,576	287,757	—	—
Other	1,237,355,834	262,354,328	169,458,624	116,239,039	89,239,535

	12,829,057,416	10,291,800,474	3,578,871,446	757,526,560	661,200,346

(i)
The decrease in assets is basically explained by the impact of the depreciation of the Brazilian Real against the Euro on Portugal Telecom's investments in Brazilian joint ventures, namely Oi and Contax.

(ii)
Total capital expenditures in 2013 and 2012 include capital expenditures for tangible assets, amounting to Euro 499 million and Euro 575 million (Note 37), respectively, and capital expenditures for intangible assets amounting to Euro 91 million and Euro 87 million (Note 36), respectively.

8. Wages and salaries

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Salaries	323,547,219	332,493,271	404,630,135
Social security	58,612,016	62,970,790	86,246,763
Health care benefits related to active employees	5,033,942	4,545,741	7,103,735
Training	1,742,539	2,563,648	6,098,102
Other	10,346,871	11,052,322	10,972,092

	399,282,587	413,625,772	515,050,827

        In 2013, the decrease in this caption reflects primarily a lower contribution from the Portuguese telecommunications business (Euro 9 million—Note 7.a), reflecting lower variable and overtime remunerations, higher efficiency levels in certain internal processes and lower personnel costs as a result of the restructuring plan implemented in the second quarter of 2013.

        In 2012, the decrease in this caption reflects primarily (1) the contribution of Dedic/GPTI in the first half of 2011 (Euro 104 million), as this business was integrated in Contax as from 1 July 2011, and (2) a decline at the operating segment "Telecommunications in Portugal" (Euro 11 million—Note 7.a), due to lower variable and overtime remunerations, higher efficiency levels in certain internal processes and lower personnel costs as a result of the restructuring plan implemented in the end of 2011.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

9. Direct costs

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Telecommunications costs(i)	255,461,368	255,493,833	273,588,214
Programming costs(ii)	128,739,648	123,391,025	120,025,530
Leasings of sites(i)	22,919,371	22,845,446	22,639,891
Directories(iii)	20,978,946	26,769,455	35,914,547
Other(iv)	30,696,308	28,894,588	38,825,324

	458,795,641	457,394,347	490,993,506

(i)
In 2013, 2012 and 2011, these captions include costs related to operating leases totalling Euro 42,417,863, Euro 44,391,849 and Euro 45,514,664, respectively (Note 12).

(ii)
This caption relates basically to the programming costs incurred by the Pay-TV operation in Portugal, reflecting the continued growth of these services and notwithstanding the decline in costs per customer, as Pay-TV is reaching critical mass.

(iii)
The reduction in this caption is directly related to the decline of the directories business.

(iv)
This caption includes primarily mobile contents.

        In 2013, the change in direct costs reflects primarily the increase at the Portuguese telecommunications business (Euro 1 million—Note 7.a), as a result of an increase in programming costs, on the back of sustained customer growth and investment in the differentiation of the Meo content offering, and higher costs associated with the provision of IT/IS solutions and outsourcing services, as a result of an increased weight of these services in revenues, effects that more than offset lower costs associated with the directories business and lower mobile traffic costs, explained by the impact of the regulatory MTR cuts and the decrease in services rendered.

        In 2012, the decrease of Euro 34 million in total consolidated direct costs is primarily as a result of a reduction in the Portuguese telecommunication businesses (Euro 23 million—Note 7.a), as a result of lower traffic costs at Meo, explained by the impact of the regulatory MTR cuts and a reduction of roaming interconnection costs, and lower costs associated with the directories business, which more than offset the higher programming costs due to the continued growth of pay-TV customers, notwithstanding a decline in programming costs per customer as pay-TV business reached critical mass.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

10. Costs of products sold

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Costs of products sold	133,324,046	144,074,646	144,964,725
Increases in adjustments for inventories (Note 42)	4,034,299	4,550,611	2,484,920
Reductions in adjustments for inventories (Note 42)	(2,556,599)	(10,526,575)	(9,378,627)

	134,801,746	138,098,682	138,071,018

        In 2013, the decrease of Euro 3 million in this caption reflects primarily a lower contribution of the Portuguese telecommunications business (Euro 2 million), reflecting a lower average cost of handsets and higher costs related to the disposal of set-top boxes in the first half of 2012, following the switch-off from analogical to TDT.

11. Supplies, external services and other expenses

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Specialized work	120,387,822	127,521,287	82,287,650
Support services	134,705,372	144,988,927	139,490,573
Commissions	106,689,544	108,310,828	144,519,430
Maintenance and repairs	101,259,913	88,678,609	135,797,680
Electricity	52,701,402	52,064,445	51,525,465
Operating leases (Note 12)	30,767,772	28,662,262	34,892,026
Other	72,784,411	90,367,424	95,442,926

	619,296,236	640,593,782	683,955,750

        In 2013, the decrease of Euro 21 million in this caption is primarily explained by the decrease occurred in the Portuguese telecommunications business (Euro 26 million—Note 7.a), reflecting the benefits from Portugal Telecom's FTTH and 4G-LTE networks and the extensive operational transformation programme, which continue to be visible through improved quality of service and lower cost structure, and notwithstanding the increased maintenance expenses in the first quarter of 2013 due to adverse weather conditions in that period.

        In 2012, the decrease of Euro 43 million in this caption reflects primarily lower contributions from the Portuguese telecommunications (Euro 27 million—Note 7.a) and Africatel businesses. The reduction in the Portuguese telecommunication businesses reflects mainly lower maintenance and repair expenses, support services and other third party services, benefiting from the roll out of Portugal Telecom's more efficient and reliable FTTH network, the extensive field force transformation programme and also several cost cutting initiatives undertaken in Portuguese operations.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

12. Operating leases

        In the years ended 31 December 2013, 2012 and 2011, operating lease costs were recognised under the following captions:

	2013	2012	2011
	Euro
Direct costs (Note 9)	42,417,863	44,391,849	45,514,664
Supplies, external services and other expenses (Note 11)(i)	30,767,772	28,662,262	34,892,026

	73,185,635	73,054,111	80,406,690

(i)
This caption relates mainly to rentals of property and leases of transportation equipment.

        As at 31 December 2013, the Company's obligations under non-cancellable operating lease contracts mature as follows:

Euro
2014	43,374,322
2015	22,867,004
2016	18,364,066
2017	16,757,883
2018	14,685,078
2019 and following years	38,618,394

154,666,747

13. Indirect taxes

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Spectrum fees(i)	26,710,790	28,879,072	28,372,619
Other	15,593,900	14,883,415	12,852,912

	42,304,690	43,762,487	41,225,531

(i)
This caption includes primarily spectrum fees from Portugal Telecom's mobile operation in Portugal.

14. Post retirement benefits

14.1.  Defined Benefits Plans

        As referred to in Note 3, PT Comunicações and PT SI sponsor defined benefits plans under which these companies grant pension supplements to retired and active employees, healthcare services to retired employees and eligible relatives and salaries to suspend and pre-retired employees until retirement age.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        The actuarial valuations of Portugal Telecom's defined benefits plans related to Portuguese operations as at 31 December 2013, 2012 and 2011 were computed based on the projected unit credit method and considered the following main financial and demographic actuarial assumptions:

	2013	2012	2011
Financial assumptions
Discount rate:
Pension supplements	3.00%	3.00%	4.75%
Salaries to suspended and pre-retired	2.00%	2.00%	3.75%
Healthcare	4.00%	4.00%	4.75%
Salary growth rate for responsibilities with:
Pension supplements and healthcare	1.75%	1.75%	1.75%
Salaries to suspended and pre-retired(i)	0% - 1.75%	0% - 1.75%	0% - 1.75%
Pension growth rate	GDP linked	GDP linked	GDP linked
Social Security sustainability factor	Applicable	Applicable	Applicable
Inflation rate	2.00%	2.00%	2.00%
Healthcare cost trend growth rate	3.00%	3.00%	3.00%
Demographic assumptions
Mortality tables for active beneficiaries:
Males	PA (90)m adjusted	PA (90)m adjusted	AM (92)
Females	PA (90)f adjusted	PA (90)f adjusted	AF (92)
Mortality tables for non-active beneficiaries:
Males	PA (90)m adjusted	PA (90)m adjusted	PA (90)m adjusted
Females	PA (90)f adjusted	PA (90)f adjusted	PA (90)f adjusted
Retirement age(ii)	65-66	65	65
Disability table (Swiss Reinsurance Company)	25%	25%	25%
Active employees with spouses under the plan	35%	35%	35%
Turnover of employees	Nil	Nil	Nil

(i)
For salaries payable between 2013 and 2017, the salary growth rate ranges from 0% to 1% depending on the amount of the salary. As from 2018, the salary growth rate is 1.75% for all situations.

(ii)
In 2013, the Portuguese retirement age changed from 65 to 66 years old, applicable for the majority of Portugal Telecom's beneficiaries under post retirement benefit plans, although the retirement at 65 years old is still applicable for certain other employees.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        The discount rate was computed based on long-term yield rates of Euro Zone high-rating corporate bonds as of the date of the Consolidated Statement of Financial Position for durations comparable to the liabilities for pension supplements, salaries and health care benefits (between 4 and 15 years).

        After the adoption of the amendment of IAS 19, the rate of return on long-term fund assets is the same as the discount rate used.

        Salary growth rate was established in accordance with Group policy for wages and salaries and pension growth rate and the sustainability factor was established in line with Portuguese Government information.

        Demographic assumptions considered by Portugal Telecom are based on mortality tables generally accepted for actuarial valuation purposes, with these tables being periodically adjusted to reflect the mortality experience occurred in the closed universe of the plan participants.

        In the years ended 31 December 2013, 2012 and 2011, the total impact of changes in actuarial assumptions was a net loss of Euro 101,411,000, a net loss of Euro 136,624,616 and a net gain of Euro 19,426,453 (Note 14.5), respectively, and was recognized directly in the Consolidated Statement of Comprehensive Income.

        The impact of an increase by 25 bp on the average discount rate actuarial assumption would be a decrease of the responsibilities for post retirement benefits by approximately Euro 23 million as at 31 December 2013, while the impact of an increase (decrease) in the health care cost trend rate by 1% would be an increase (decrease) of the responsibilities for post retirement benefits by approximately Euro 69 million (Euro 56 million) as at 31 December 2013.

        The impact of an increase (decrease) by 1% in the discount rate actuarial assumption would be a increase (decrease) of post retirement benefit costs in the year 2013 by approximately Euro 8 million, corresponding to the increase (decrease) in net interest cost.

14.1.1.  Supplements benefits

        As referred to in Note 3.h, PT Comunicações is responsible for the payment of pension supplements to retired and active employees. These liabilities, which were estimated based on actuarial valuations, are as follows:

  a)
  Retirees and employees of Companhia Portuguesa Rádio Marconi, S.A. ("Marconi", a company merged into PT Comunicações in 2002) hired prior to 1 February 1998 are entitled to a supplemental pension benefit ("Marconi Complementary Fund"). In addition, PT Comunicações contributes to the fund "Fundo de Melhoria Marconi" with 1.55% of salaries paid to these employees, which is responsible to pay the additional pension supplement.

  b)
  Retirees and employees of TLP and TDP hired prior to 23 June 1994 are entitled to receive a pension supplement from PT Comunicações, which complements the pension paid by the Portuguese social security system.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

  c)
  On retirement, PT Comunicações pays a lump sum gratuity of a fixed amount which depends on the length of service completed by the employee and its final salary.

        Employees hired by PT Comunicações or any of its predecessor companies after the dates indicated above are not entitled to these benefits, as they are covered by the general Portuguese Government social security system.

        PT SI employees who were transferred from PT Comunicações and Marconi and were covered by any of the pension plans described above maintain the right to such benefits.

        As at 31 December 2013 and 2012, plans from PT Comunicações and PT SI covered 19,841 and 19,879 beneficiaries, respectively, of which approximately 64% and 63% were non-active, respectively.

        The defined benefit obligations and the fair value of the pension funds as at 31 December 2013 and 2012 were as follows:

	2013	2012
	Euro
Projected benefits obligations	117,220,407	127,330,646
Pension funds assets at fair value	(94,660,571)	(99,529,441)

Unfunded pension obligations (Note 14.2)	22,559,836	27,801,205

        During the years ended 31 December 2013 and 2012, the movement in the projected benefits obligations related to pensions supplements was as follows:

	2013	2012
	Euro
Opening balance of the projected benefits obligations	127,330,646	121,564,812
Payments of benefits and contributions
Benefits paid by the Company (Note 14.3)	(812,662)	(983,643)
Benefits paid by the funds	(9,008,399)	(9,392,359)
Post retirement benefits
Service cost	584,471	459,098
Interest cost	3,484,351	5,364,577
Prior year service gain	(2,168,000)	—
Work force reduction costs	787,000	83,981
Net actuarial losses (gains)	(2,977,000)	10,029,807
Transfers between plans (Note 14.1.3)	—	204,373

Closing balance of the projected benefits obligations	117,220,407	127,330,646

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        As at 31 December 2013 and 2012, the fair value of the portfolio of pension funds was as follows:

	2013		2012
	Amount	%	Amount	%
	Euro
Equities(i)	19,300,270	20.4%	19,922,371	20.0%
Bonds(i)	57,294,887	60.5%	60,201,161	60.5%
Property	2,314,224	2.4%	2,545,908	2.6%
Cash, treasury bills, short-term stocks and other assets(ii)	15,751,190	16.6%	16,860,001	16.9%

	94,660,571	100.0%	99,529,441	100.0%

(i)
The fair value of equity investments and bonds is quoted on active markets.

(ii)
This caption includes term deposits amounting to Euro 5 million and Euro 6 million as at 31 December 2013 and 2012, respectively.

        Portugal Telecom is exposed to risks related to the changes in the fair value of the assets associated to Portugal Telecom's post retirement defined pension supplements plans. The main purpose of the established investment policy is capital preservation through five main principles: (1) diversification; (2) stable strategic asset allocation and disciplined rebalancing; (3) lower exposure to currency fluctuations; (4) specialized instruments for each class of assets; and (5) cost control.

        During the years ended 31 December 2013 and 2012, the movement in the plan assets was as follows:

	2013	2012
	Euro
Opening balance of the plan assets	99,529,441	98,480,548
Actual return on assets	3,660,130	9,341,252
Payments of benefits	(9,008,399)	(9,392,359)
Contributions made by the Company (Note 14.3)	479,399	1,100,000

Closing balance of the plan assets	94,660,571	99,529,441

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        A summary of the components of the net periodic pension cost recorded in the years ended 31 December 2013, 2012 and 2011 is presented below:

	2013	2012	2011
	Euro
Service cost	584,471	459,098	484,444
Net interest cost	631,351	904,485	770,694
Gains recognized in the period	(2,168,000)	—	—

Current pension cost (Note 14.4)	(952,178)	1,363,583	1,255,138

Work force reduction costs	787,000	83,981	10,245

Curtailment cost (Note 14.4)	787,000	83,981	10,245

Total pension cost	(165,178)	1,447,564	1,265,383

        Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in Shareholders' Equity, and presented in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2013 and 2012, the movement in accumulated net actuarial losses was as follows:

	2013	2012
	Euro
Opening balance	125,874,744	120,726,097
Change in actuarial assumptions (Note 14.5)	(1,059,000)	17,533,583
Differences between actual data and actuarial assumptions (Note 14.5):
Pension benefits obligations related(i)	(1,918,000)	(7,503,776)
Assets related	(807,130)	(4,881,160)

Closing balance	122,090,614	125,874,744

(i)
Differences between actual data and actuarial assumptions related to the PBO results mainly from updated information regarding beneficiaries.

14.1.2.  Health care benefits

        As referred to in Note 3.i, PT Comunicações sponsored the payment of post retirement health care benefits to certain suspended employees, pre-retired employees and retired employees and their eligible relatives. Health care services are rendered by PT-ACS, which was incorporated with the only purpose of managing the Company's Health Care Plans.

        These plans, sponsored by PT Comunicações, include all employees hired by PT Comunicações until 31 December 2000 and by Marconi until 1 February 1998. Certain employees of PT SI who were transferred from PT Comunicações are also covered by this health care plan.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        As at 31 December 2013 and 2012, healthcare plans from PT Comunicações and PT SI covered 23,503 and 24,011 beneficiaries related to employees and former employees, of which approximately 77% and 76% were non-active, respectively. In addition, as at 31 December 2013 and 2012, these plans also covered 10,268 and 10,853 beneficiaries related to relatives of employees and former employees.

        The financing of the Health Care Plan comprises defined contributions made by participants to PT-ACS and the remainder by PT Comunicações, which incorporated an autonomous fund in 2004 for this purpose.

        The defined benefit obligations and the fair value of the health care plan assets as at 31 December 2013 and 2012 are as follows:

	2013	2012
	Euro
Projected benefits obligations	376,483,029	375,360,964
Plan assets at fair value	(291,667,071)	(299,865,329)

Unfunded obligations (Note 14.2)	84,815,958	75,495,635

        During the years ended 31 December 2013 and 2012, the movement in the projected benefits obligations was as follows:

	2013	2012
	Euro
Opening balance of the projected benefits obligations	375,360,964	352,564,459
Benefits paid by the Company (Note 14.3)	(18,864,011)	(19,000,416)
Post retirement benefits costs
Service cost	3,640,669	3,051,844
Interest cost	14,706,407	16,358,642
Work force reduction costs	1,336,000	(167,331)
Net actuarial losses	303,000	22,553,766

Closing balance of the projected benefits obligations	376,483,029	375,360,964

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        As at 31 December 2013 and 2012, the fair value of the portfolio of the Company's autonomous fund to cover post retirement health care benefits obligations was as follows:

	2013		2012
	Amount	%	Amount	%
	Euro
Equities(i)	87,389,300	30.0%	75,277,597	25.1%
Bonds(ii)	57,595,149	19.7%	88,178,641	29.4%
Cash, treasury bills, short-term stocks and other assets(iii)	146,682,622	50.3%	136,409,091	45.5%

	291,667,071	100.0%	299,865,329	100.0%

(i)
As at 31 December 2013 and 2012, this caption corresponds to investments in shares of Banco Espírito Santo (Note 48), the fair value of which is quoted on an active market.

(ii)
As at 31 December 2013 and 2012, this caption includes mainly investments in bonds of Portugal Telecom (Note 48) , the fair value of which is quoted on an active market.

(iii)
As at 31 December 2013 and 2012, this caption includes investments in the private equity funds "Ongoing International Capital Markets" and "Ongoing International Private Equity" totalling Euro 95 million and Euro 104 million, respectively, which are managed by Global Investment Opportunities SICAV (Note 48). In addition, this caption also includes term deposits amounting to Euro 14 million and Euro 11 million as at 31 December 2013 and 2012, respectively, and receivables from customers of PT Group companies totalling Euro 15 million as at 31 December 2013, following an agreement entered into with those companies for the transfer of those receivables to the fund assets.

        During the years ended 31 December 2013 and 2012, the movement in the plan assets was as follows:

	2013	2012
	Euro
Opening balance of the plan assets	299,865,329	246,214,842
Actual return on assets	13,840,743	74,473,916
Refunds (Note 14.3)(i)	(22,039,001)	(20,823,429)

Closing balance of the plan assets	291,667,071	299,865,329

(i)
This caption corresponds to refunds of expenses paid on account by PT Comunicações.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        A summary of the components of the net periodic post retirement health care cost (gain) in 2013, 2012 and 2011 is presented below:

	2013	2012	2011
	Euro
Service cost	3,640,669	3,051,844	3,042,635
Net interest cost	2,711,407	5,049,982	174,772

Current cost (gain) (Note 14.4)	6,352,076	8,101,826	3,217,407

Work force reduction program (gains) costs	1,336,000	(167,331)	186,854

Curtailment (gains) cost (Note 14.4)	1,336,000	(167,331)	186,854

Health care cost (gain)	7,688,076	7,934,495	3,404,261

        Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2013 and 2012, the movement in accumulated net actuarial losses was as follows:

	2013	2012
	Euro
Opening balance	247,873,029	288,484,519
Change in actuarial assumptions (Note 14.5)	(1,116,000)	37,479,958
Differences between actual data and actuarial assumptions (Note 14.5):
Health care benefits obligations related	1,419,000	(14,926,192)
Assets related	(1,845,743)	(63,165,256)

Closing balance	246,330,286	247,873,029

14.1.3.  Salaries

        As mentioned in Note 3.j, Portugal Telecom is also responsible for the payment of salaries to suspended and pre-retired employees until the retirement age, which result from agreements between both parties. As at 31 December 2013 and 2012, there were 5,330 and 5,453 suspended and pre-retired employees, respectively.

        These liabilities are not subject to any legal funding requirement and therefore the monthly payment of salaries is made directly by PT Comunicações.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        During the years ended 31 December 2013 and 2012, the movement in the projected benefits obligations was as follows:

	2013	2012
	Euro
Opening balance of the projected benefits obligations	730,437,447	782,498,256
Benefits paid by the Company (Note 14.3)	(157,741,098)	(159,517,770)
Interest cost (Note 14.4)	13,279,281	25,737,595
Work force reduction costs (Note 14.4)	120,893,230	527,010
Net actuarial (gains) losses	144,801,415	81,396,729
Transfers between plans (Note 14.1.1)	—	(204,373)

Closing balance of the projected benefits obligations (Note 14.2)	851,670,275	730,437,447

        Actuarial gains and losses, which result from changes in actuarial assumptions and from differences between those actuarial assumptions and actual data, are recognised directly in the Consolidated Statement of Comprehensive Income. During the years ended 31 December 2013 and 2012, the movement in accumulated net actuarial losses was as follows:

	2013	2012
	Euro
Opening balance	164,894,205	83,497,476
Change in actuarial assumptions (Note 14.5)	103,586,000	81,611,075
Differences between actual data and actuarial assumptions (Note 14.5)	41,215,415	(214,346)

Closing balance	309,695,620	164,894,205

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

14.2.  Responsibilities for post retirement benefits

        The movements occurred in the responsibilities for post retirement benefits during the years ended 31 December 2013 and 2012 were as follows:

	Pension supplements (Note 14.1.1)	Health care benefits (Note 14.1.2)	Salaries to pre- retired and suspended employees (Note 14.1.3)	Total
	Euro
Balance as at 31 December 2011	23,084,264	106,349,617	782,498,256	911,932,137
Transfers between plans	204,373	—	(204,373)	—
Net periodic pension cost (gain) (Note 14.4)	1,363,583	8,101,826	25,737,595	35,203,004
Work force reduction costs (Note 14.4)	83,981	(167,331)	527,010	443,660
Payments, contributions and refunds (Note 14.3)	(2,083,643)	1,823,013	(159,517,770)	(159,778,400)
Net actuarial losses (gains) (Note 14.5)	5,148,647	(40,611,490)	81,396,729	45,933,886

Balance as at 31 December 2012	27,801,205	75,495,635	730,437,447	833,734,287
Transfers between plans	—	—	—	—
Net periodic pension cost (gain) (Note 14.4)	(952,178)	6,352,076	13,279,281	18,679,179
Work force reduction costs (Note 14.4)	787,000	1,336,000	120,893,230	123,016,230
Payments, contributions and refunds (Note 14.3)	(1,292,061)	3,174,990	(157,741,098)	(155,858,169)
Net actuarial losses (gains) (Note 14.5)	(3,784,130)	(1,542,743)	144,801,415	139,474,542

Balance as at 31 December 2013	22,559,836	84,815,958	851,670,275	959,046,069

        Certain post retirement benefit plans have a surplus position and therefore were presented in the Consolidated Statement of Financial Position separately from those plans with a deficit position. As at 31 December 2013 and 2012, net post retirement obligations were recognized in the Consolidated Statement of Financial Position as follows:

	2013	2012
	Euro
Plans with a deficit position:
Pension supplements	24,393,836	29,434,045
Healthcare	84,815,958	75,495,635
Salaries to pre-retired and suspended employees	851,670,275	730,437,447

	960,880,069	835,367,127
Plans with a surplus position:
Pensions	(1,834,000)	(1,632,840)

	(1,834,000)	(1,632,840)

	959,046,069	833,734,287

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

14.3.  Cash flows relating to post retirement benefits plans

        During the years ended 31 December 2013, 2012 and 2011, the payments and contributions regarding post retirement benefits were as follows:

	2013	2012	2011
	Euro
Pensions supplements
Contributions to the funds (Note 14.1.1)	479,399	1,100,000	1,650,000
Payments of premiums to pre-retired and suspended employees (Note 14.1.1)	812,662	983,643	1,109,982

Sub total (Note 14.2)	1,292,061	2,083,643	2,759,982

Health care
Refunds (Note 14.1.2)	(22,039,001)	(20,823,429)	(23,291,856)
Payments of health care expenses (Note 14.1.2)	18,864,011	19,000,416	17,964,841

Sub total (Note 14.2)	(3,174,990)	(1,823,013)	(5,327,015)

Other payments
Payments of salaries to pre-retired and suspended employees (Notes 14.1.3)	157,741,098	159,517,770	174,044,745
Termination payments (Note 14.4)	4,036,413	1,923,146	3,816,660
Service cost related to liabilities transferred to the Portuguese State(i)	21,751,775	25,482,982	21,783,360

Sub total	183,529,286	186,923,898	199,644,765

	181,646,357	187,184,528	197,077,732

(i)
This caption corresponds to a fixed contribution paid by Portugal Telecom to the Portuguese Social Security System relating to the annual service of active and suspended employees that were entitled to pension benefits under the Company's post retirement benefits plans that were transferred to the Portuguese State in December 2010.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

14.4.  Post retirement benefit costs

        In 2013, 2012 and 2011, post retirement benefit costs and work force reduction program costs were as follows:

	2013	2012	2011
	Euro
Post retirement benefits
Pension supplements (Notes 14.1.1 and 14.2)	(952,178)	1,363,583	1,255,138
Health care benefits (Notes 14.1.2 and 14.2)	6,352,076	8,101,826	3,217,407
Salaries (Notes 14.1.3 and 14.2)	13,279,281	25,737,595	31,387,011
Service cost related to liabilities transferred to the Portuguese state(i)	21,783,507	22,337,314	25,112,665

	40,462,686	57,540,318	60,972,221

Work force reduction costs
Pensions supplements (Notes 14.1.1 and 14.2)	787,000	83,981	10,245
Health care (Notes 14.1.2 and 14.2)	1,336,000	(167,331)	186,854
Salaries (Notes 14.1.3 and 14.2)	120,893,230	527,010	32,434,698
Termination payments (Note 14.3)	4,036,413	1,923,146	3,816,660

	127,052,643	2,366,806	36,448,457

(i)
This caption corresponds to a fixed contribution paid by Portugal Telecom to the Portuguese Social Security System relating to the annual service of active and suspended employees entitled to pension benefits under the Company's post retirement benefit plans transferred to the Portuguese State in December 2010.

14.5.  Net actuarial losses (gains)

        In the years ended 31 December 2013, 2012 and 2011, net actuarial losses (gains) recorded in the Consolidated Statement of Comprehensive Income were as follows:

	2013	2012	2011
	Euro
Changes in actuarial assumptions
Pension supplements (Note 14.1.1)	(1,059,000)	17,533,583	(374,801)
Health care benefits (Note 14.1.2)	(1,116,000)	37,479,958	—
Salaries (Note 14.1.3)	103,586,000	81,611,075	(19,051,652)

Sub-total	101,411,000	136,624,616	(19,426,453)

Differences between actual data and actuarial assumptions
Pension supplements (Note 14.1.1)	(2,725,130)	(12,384,936)	4,399,015
Health care benefits (Note 14.1.2)	(426,743)	(78,091,448)	93,937,765
Salaries (Note 14.1.3)	41,215,415	(214,346)	(12,551,453)

Sub-total	38,063,542	(90,690,730)	85,785,327

Total (Notes 14.2 and 44.5)	139,474,542	45,933,886	66,358,874

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

        Net actuarial losses (gains) related to changes in actuarial assumptions resulted from the changes in the financial and demographic actuarial assumptions detailed in Note 14.1, as follows:

  •
  Net actuarial losses recognized in 2013 amounting to Euro 101 million correspond to the impact of the change in the Portuguese retirement age from 65 to 66 years old;

  •
  Net actuarial losses recognized in 2012 amounting to Euro 137 million include primarily the impacts of (1) the suspension of the early retirement regime (loss of Euro 39 million), either permanently for employees under the CGA regime or during the financial assistance programme to Portugal for the remaining employees, (2) the reduction in the discount rates for responsibilities with pension supplements, health care benefits and salaries payable to suspended and pre-retired employees (loss of Euro 102 million), as detailed in Note 14.1, and (3) the change in the mortality tables for active beneficiaries;

  •
  Net actuarial gains recognized in 2011 amounting to Euro 19 million correspond to the reduction of the salary increase rate for responsibilities with salaries payable to suspended and pre retired employees;

        The detail of net actuarial gains and losses resulting from differences between actual data and actuarial assumptions is as follows:

  •
  Net actuarial losses recognized in 2013 amounting to Euro 38 million include (1) a gain of Euro 3 million related to the difference between actual return on plan assets (+4.5%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a loss of Euro 41 million related to the difference between actual data and actuarial assumptions related to projected benefits obligations, namely those assumptions related to the salary, pension and healthcare cost trend growth rates;

  •
  Net actuarial gains recognized in 2012 amounting to Euro 91 million include (1) a gain of Euro 68 million related to the difference between actual return on plan assets (+25.2%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a gain of Euro 23 million related to the difference between actual data and actuarial assumptions related to projected benefits obligations, namely those assumptions related to the salary, pension and healthcare cost trend growth rates.

  •
  Net actuarial losses recognized in 2011 amounting to Euro 86 million include (1) a loss of Euro 92 million related to the difference between actual return on plan assets (-16.6%) and expected return on plan assets calculated based on discount rates used to compute PBO, and (2) a gain of Euro 7 million related to the difference between actual data and actuarial assumptions related to projected benefits obligations;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

14. Post retirement benefits (Continued)

14.6.  Other disclosures

        The tables below include the present value of projected benefits obligations, the fair value of the plan assets, the surplus or deficit in the plans and the net actuarial gains and losses for all the plans mentioned above as at 31 December 2013, 2012, 2011, 2010 and 2009 and for the years then ended:

	2013	2012	2011	2010	2009
	Euro
Projected benefits obligations(i)	1,345,373,711	1,233,129,057	1,256,627,527	1,396,705,310	3,836,915,409
Plan assets at fair value(i)	(386,327,642)	(399,394,770)	(344,695,390)	(448,145,688)	(2,369,524,484)

Responsibilities for post retirement benefits, net	959,046,069	833,734,287	911,932,137	948,559,622	1,467,390,925

(i)
The decrease in the year ended 31 December 2010 relates mainly to a transfer of certain defined benefit pension plans to the Portuguese State.

	2013	2012	2011	2010	2009
	Euro
Changes in actuarial assumptions	101,411,000	136,624,616	(19,426,453)	441,787,345	(1,660,464)
Differences between actual data and actuarial assumptions:
Projected benefits obligations related	40,716,415	(22,644,314)	(6,997,663)	(67,472,319)	15,523,139
Plan assets related	(2,652,873)	(68,046,416)	92,782,990	72,411,885	(184,120,001)

Total net actuarial losses (gains)	139,474,542	45,933,886	66,358,874	446,726,911	(170,257,326)

15. Other costs (gains), net

        Net other gains amounted to Euro 73 million and Euro 23 million in the years ended 31 December 2013 and 2012, respectively. In 2013, this caption includes (1) a gain resulting from the settlement of contractual obligations related with the acquisition of the investment in Oi in 2011, by a lower amount than the liability initially recognized, (2) a gain related to the wireline Concession Agreement, and (3) provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts, including an impairment loss on recorded over the goodwill related to the directories business (Note 35). In 2012, this caption includes a gain related to the net compensation for prior years costs supported by Portugal Telecom with the universal service obligation under the Concession Agreement, partially offset by provisions and adjustments recognized in order to adjust the carrying value of certain assets to the corresponding recoverable amounts.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

16. Net interest expenses

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Interest expense
Related to loans obtained and financial instruments	345,682,897	344,266,779	340,932,925
Other	5,689,870	4,120,654	28,019,238
Interest income
Related to cash, short-term investments and financial instruments	(90,197,912)	(126,521,456)	(240,655,092)
Other	(3,751,594)	(8,851,396)	(6,807,488)

	257,423,261	213,014,581	121,489,583

        In 2013, the increase in net interest expenses reflects primarily an increase in the average cost of net debt from Portuguese operations, from 4.2% in the year ended 31 December 2012 to 5.3% in the year ended 31 December 2013, mainly due to a lower return on cash applications and also as a result of an increase in the average cost of gross debt, explained by the bonds issued in the end of 2012.

        In 2012, the increase in net interest expenses reflects primarily (1) an Euro 51 million interest gain recorded in the first quarter of 2011 on the cash deposits in Brazilian Reais that were used to pay the strategic investments in Oi and Contax on 28 March 2011 and (2) the interest income recorded in 2011 up to October related to the present value of the receivable from Telefónica regarding the disposal of Vivo.

17. Net foreign currency exchange losses

        Net foreign currency exchange losses amounted to Euro 22 million in 2013, as compared to Euro 2 million in 2012 and 2011. The increase in 2013 reflects mainly the impact of the significant depreciation of the US Dollar against the Euro in 2013 on net assets denominated in US Dollars.

18. Net losses (gains) on financial assets and other investments

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Derivative financial instruments (Note 45)	1,294,128	3,838,959	(586,752)
Real estate investments	473,729	309,915	308,619
Other, net	246,610	(226,942)	(284,120)

	2,014,467	3,921,932	(562,253)

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

19. Net other financial expenses

        The composition of this caption in the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Bank commissions and expenses	44,255,667	39,652,204	36,571,548
Other	10,379,760	4,912,881	18,335,145

	54,635,427	44,565,085	54,906,693

20. Income taxes

        In 2013, companies located in mainland Portugal are subject to Corporate Income Tax at a base rate of 25%, increased (1) up to a maximum of 1.5% of taxable income through a municipal tax, and (2) by a state surcharge levied at the rate of 3.0% on taxable income between Euro 1.5 million and Euro 7.5 million (Euro 10.0 million in 2012) and at the rate of 5.0% on taxable income in excess of Euro 7.5 million (Euro 10.0 million in 2012), resulting in a maximum aggregate tax rate of approximately 31.5% for taxable income higher than Euro 7.5 million (Euro 10.0 million in 2012).

        As from 2014, companies located in mainland Portugal are subject to Corporate Income Tax at a base rate of 23%, increased (1) up to a maximum of 1.5% of taxable income through a municipal tax, and (2) by a state surcharge levied at the rates of 3.0% on taxable income between Euro 1.5 million and Euro 7.5 million, 5.0% on taxable income between Euro 7.5 million and Euro 35.0 million and 7.0% on taxable income in excess of Euro 35.0 million, resulting in a maximum aggregate tax rate of approximately 31.5% for taxable income higher than Euro 35.0 million.

        Portugal Telecom adopted the tax consolidation regime for groups of companies, which apply to all companies located in Portugal in which it holds at least 90% of the capital stock and that comply with Article 69 of the Portuguese Corporate Income Tax Law. As from 2014, this 90% threshold was decreased to 75%.

        In accordance with Portuguese tax legislation, income tax returns are subject to review and adjustment by the tax authorities during a period of four calendar years (five years for social security, and ten years for the contributions made with respect to the years before 2001), except when there are tax losses, tax benefits were granted, or when tax inspections, claims or appeals are in progress, in which case the time periods are extended or suspended. In Brazil, income tax returns are subject to review and adjustment by the tax authorities during a period of five calendar years. The Board of Directors of Portugal Telecom, based on information from its tax advisors, believes that any adjustments which may result from such reviews, as well as other tax contingencies, will not have a material impact on the consolidated financial statements as at 31 December 2013, considering the provisions recorded by the Company (Note 42).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

20. Income taxes (Continued)

20.1.  Deferred taxes

        During the years ended 31 December 2013 and 2012, the movements in deferred tax assets and liabilities were as follows:

		Increases and reductions		Change in tax rate(ii)
	Balance 31 Dec 2012	Net income	Other reserves and accumulated earnings(i)	Net income	Other reserves and accumulated earnings(i)	Foreign currency translation adjustments(iii)	Transfers and other movements	Balance 31 Dec 2013
	Euro
Deferred tax assets
Post-retirement benefits	282,575,908	(4,329,497)	34,979,436	(11,356,545)	(13,548,178)	—	(98,763)	288,222,361
Tax losses carryforward(iv)	194,508,970	32,527,726	—	(18,123,336)	—	—	—	208,913,360
Provisions and adjustments	69,034,645	(11,867,267)	—	(1,803,423)	—	22,326	465,786	55,852,067
Financial instruments	2,267,475	(793,571)	(634,984)	(66,779)	—	—	(4,188)	767,953
Other	12,013,814	(488,250)	—	(725,126)	—	2,506	336,233	11,139,177

	560,400,812	15,049,141	34,344,452	(32,075,209)	(13,548,178)	24,832	699,068	564,894,918

Deferred tax liabilities
Revaluation of fixed assets	171,526,102	(10,526,934)	—	—	(12,879,404)	—	(6,616)	148,113,148
Gains on disposals of investments	1,053,237	(520,215)	—	(42,642)	—	—	1	490,381
Financial instruments	14,286,361	—	—	—	(1,142,909)	—	—	13,143,452
Other(v)	83,525,446	357,042	—	(418,379)	—	(7,580,323)	6,193,926	82,077,712

	270,391,146	(10,690,107)	—	(461,021)	(14,022,313)	(7,580,323)	6,187,311	243,824,693

		25,739,248	34,344,452	(31,614,188)	474,135	7,605,155	(5,488,243)

(i)
Increases and reductions in deferred tax assets and liabilities recorded through other reserves and accumulated earnings reflect primarily the tax effects on net actuarial losses recognized in the period, amounting to Euro 21,431,258 (Note 44.5), and on reevaluations reserves, amounting to Euro 12,879,404 (Note 44.5) and on losses recorded under cash flow hedges, amounting to Euro 507,925.

(ii)
This caption corresponds mainly to the impact of the decrease in the statutory tax rate applicable in Portugal for the year 2014, as mentioned above.

(iii)
Foreign currency translation adjustments relate mainly to the impact of the depreciation of the Namibian Dollar against the Euro.

(iv)
This caption includes mainly tax losses carryforward from Portugal Telecom that were generated in 2011, 2012 and 2013 and have a maturity of four years for the tax losses generated in 2011 and five years for the tax losses generated in 2012 and 2013. These tax losses can only be used up to a limit of 75% of taxable profits for each period. In the event that the proposed business combination between Portugal Telecom and Oi (Note 1) is completed, these tax losses will be available only upon the approval from the tax authorities, as under the proposed business combination Portugal Telecom would cease to exist.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

20. Income taxes (Continued)

(v)
Other deferred tax liabilities as at 31 December 2013 include primarily the tax effect on unpaid dividends from associated companies, amounting to Euro 62 million.

		Increases and reductions
	Balance 31 Dec 2011	Net income	Other reserves and accumulated earnings(i)	Foreign currency translation adjustments	Transfers and other movements	Balance 31 Dec 2012
	Euro
Deferred tax assets
Post retirement benefits	405,686,262	(134,972,134)	11,492,585	—	369,195	282,575,908
Tax losses carryforward(ii)	115,703,314	78,341,666	—	—	463,990	194,508,970
Provisions and adjustments	55,945,658	9,272,808	—	—	3,816,179	69,034,645
Financial instruments	4,188,083	(881,363)	(1,035,056)	—	(4,189)	2,267,475
Other	8,965,790	3,496,144	—	(36,682)	(411,438)	12,013,814

	590,489,107	(44,742,879)	10,457,529	(36,682)	4,233,737	560,400,812

Deferred tax liabilities
Revaluation of fixed assets	182,463,945	(10,937,589)	—	—	(254)	171,526,102
Gains on disposals of investments	1,341,723	(288,485)	—	—	(1)	1,053,237
Financial instruments	14,286,361	—	—	—	—	14,286,361
Other(iii)	78,614,832	12,543,899	(2,420,197)	(625,840)	(4,587,248)	83,525,446

	276,706,861	1,317,825	(2,420,197)	(625,840)	(4,587,503)	270,391,146

		(46,060,704)	12,877,726	589,158	8,821,240

(i)
Increases and reductions in deferred tax assets and liabilities recorded through other reserves and accumulated earnings reflect primarily the tax effects on net actuarial losses recognized in the period, amounting to Euro 11,492,585 (Note 44.5), and on losses recorded under cash flow hedges, amounting to Euro 1,035,056.

(ii)
This caption includes mainly tax losses carryforward from Portugal Telecom that were generated in 2011 and 2012 that have a maturity of four and five years, respectively, and can only be used up to a limit of 75% of taxable profits for each period.

(iii)
Other deferred tax liabilities as at 31 December 2012 include primarily the tax effect on unpaid dividends from associated companies, amounting to Euro 59 million.

        As mentioned in Note 3.o), deferred tax assets are recognised to the extent that it is reasonably likely that taxable income will be available against which deductible temporary differences can be used, or when there are deferred tax liabilities the reversal of which is expected in the same period in which

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

20. Income taxes (Continued)

the deferred tax assets reverse. Portugal Telecom believes that deferred tax assets recorded in the Consolidated Statement of Financial Position are recoverable either through its future taxable income, based on the Group's budget for the year 2014 and projections of results for the subsequent years adjusted for differences between the accounting and taxable earnings and for certain financial operations to be undertaken in the future, or through the reversal of deferred tax liabilities.

20.2.  Reconciliation of income tax

        The reconciliation between the nominal and the effective income tax expense for the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Income before taxes	449,998,494	435,695,771	506,621,507
Statutory tax rate	31.5%	31.5%	29.0%

	141,749,526	137,244,168	146,920,237
Difference in tax rates(i)	2,680,801	(30,322,650)	(46,096,430)
Permanent differences(ii)	(104,311,738)	21,883,208	25,803,686
Provisions for income tax contingencies (Note 42)	10,140,248	15,618,146	7,559,758
Adjustments to the income taxes of previous years	(19,851,137)	(18,814,781)	(32,963,174)
Change in tax rate(iii)	31,614,188	—	(2,168,609)

	62,021,888	125,608,091	99,055,468

Income tax
Income tax-current	56,146,948	79,547,387	42,687,687
Deferred taxes	5,874,940	46,060,704	56,367,781

	62,021,888	125,608,091	99,055,468

(i)
This caption corresponds to the impact of the difference between the statutory tax rate applicable in Portugal and other tax rates applicable to Group companies, namely foreign operations. In 2013, the change in this caption reflects primarily lower earnings from Portugal Telecom's equity investment in Unitel, the earnings of which are taxable in Portugal at a lower rate that the statutory tax rate, and higher taxable losses from PT Comunicações, which are taxable at the 25% base rate, lower than the maximum statutory tax rate of 31.5%.

(ii)
In 2013, the change in this caption reflects primarily the impact of higher non-taxable gains recorded in 2013, including mainly the gain recorded upon the disposal of the investment in CTM (Note 32.a) and the gain resulting from the settlement of contractual obligations assumed under the acquisition of Oi (Note 15).

(iii)
This caption corresponds to the impact of the change in the Portuguese statutory tax rate described above, applicable as from 2014, as a result of which deferred tax assets and liabilities were remeasured accordingly. In 2011, this caption corresponds primarily to the changes in the

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

20. Income taxes (Continued)

  Portuguese statutory tax rate that occurred in December 2011, as a result of which the maximum aggregate statutory tax rate applicable in Portugal as from 1 January 2012 increased to 31.5% and, consequently, deferred taxes of Portuguese companies were adjusted for, resulting in a gain of Euro 2 million.

  21. Non-controlling interests

          During the years ended 31 December 2013 and 2012, the movements in non-controlling interests were as follows:

	Balance 31 Dec 2012	Acquisitions (disposals) and share capital increases (reductions)	Net income	Dividends	Currency translation adjustments(i)	Other movements	Balance 31 Dec 2013
	Euro
Africatel	103,877,972	—	26,048,702	(6,250,000)	(12,307,788)	(1,813,093)	109,555,793
MTC	63,270,388	—	22,283,773	(20,261,551)	(16,341,029)	—	48,951,581
Cabo Verde Telecom	36,373,081	—	3,708,162	(3,326,459)	—	—	36,754,784
Timor Telecom	11,202,237	(792,784)	2,691,725	—	(584,476)	18,693	12,535,395
CST	8,392,468	—	9,486	—	—	—	8,401,954
TPT	3,328,307	—	786,583	(154,000)	—	(165,048)	3,795,842
LTM	2,181,095	—	1,340,361	(1,334,025)	(134,165)	(1)	2,053,265
Kenya Postel Directories	1,260,836	—	(290,961)	(382,718)	(38,246)	82,328	631,239
Previsão	393,901	—	53,807	—	—	1,187	448,895
Other	2,394,061	—	364,013	(276,510)	(114,574)	—	2,366,990

	232,674,346	(792,784)	56,995,651	(31,985,263)	(29,520,278)	(1,875,934)	225,495,738

(i)
Foreign currency translation adjustments are primarily explained by the impact of the depreciation of the Namibian Dollar and US Dollar against the Euro in 2013.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

21. Non-controlling interests (Continued)

	Balance 31 Dec 2011	Acquisitions (disposals) and share capital increases (reductions)	Net income	Dividends	Currency translation adjustments(i)	Other movements	Balance 31 Dec 2012
	Euro
Africatel(ii)	83,863,847	(12,825,000)	41,562,967	—	(4,186,066)	(4,537,776)	103,877,972
MTC	66,642,692	—	22,628,517	(21,642,369)	(4,583,105)	224,653	63,270,388
Cabo Verde Telecom	41,278,588	—	7,373,541	(12,279,048)	—	—	36,373,081
Timor Telecom	12,491,211	—	7,761,368	(9,018,652)	(32,093)	403	11,202,237
CST	8,119,457	—	273,011	—	—	—	8,392,468
TPT	3,540,645	—	2,232,930	(2,305,487)	—	(139,781)	3,328,307
LTM	2,318,736	—	1,485,510	(1,343,415)	(279,736)	—	2,181,095
Kenya Postel Directories	1,373,998	—	353,478	(418,689)	(47,951)	—	1,260,836
Previsão	497,015	—	(103,160)	—	—	46	393,901
Other	2,103,783	—	715,737	(337,430)	(56,852)	(31,177)	2,394,061

	222,229,972	(12,825,000)	84,283,899	(47,345,090)	(9,185,803)	(4,483,632)	232,674,346

(i)
Foreign currency translation adjustments are primarily explained by the impact of the depreciation of the Namibian Dollar against the Euro in 2012.

(ii)
The movement under the caption "Acquisitions (disposals) and share capital increases (reductions)" relates to the share of non-controlling interests in a share capital reduction undertaken by this company.

22. Dividends

        During the years ended 31 December 2013, 2012 and 2011, dividends paid by Portugal Telecom were as follows (Note 47.j):

	2013	2012	2011
	Euro
Ordinary dividend(i)	284,658,563	569,317,125	579,640,590
Extraordinary dividend	—	—	558,993,660

	284,658,563	569,317,125	1,138,634,250

(i)
In 2012, this caption includes Euro 188,312,588 paid in January, corresponding to an advance on account of 2011 profits approved by the Board of Directors on 15 December 2011, and Euro 381,004,538 paid in May.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

22. Dividends (Continued)

        On 6 May 2011, the Annual Shareholders' Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 1.30 Euros per share, which was paid on 3 June 2011. This amount includes 65 cents per share corresponding to the ordinary dividend relating to the fiscal year 2010 and 65 cents relating to the total exceptional dividend of 1.65 Euros per share proposed by Portugal Telecom following the disposal of its investment in Brasilcel, of which 1 Euro per share had already been paid in December 2010. Therefore, in the year ended 31 December 2011, Portugal Telecom paid a total amount of Euro 1,138,634,250 relating to 875,872,500 shares (896,512,500 issued shares net of 20,640,000 own shares held through equity swap contracts), which includes an amount of Euro 20,646,929 paid to Telemar Norte Leste in relation to a portion of the shares held by this entity corresponding to Portugal Telecom's effective interest in Oi, resulting in a net impact on shareholders' equity amounting to Euro 1,117,987,321.

        On 15 December 2011, the Board of Directors of Portugal Telecom approved the payment to its shareholders of an advance over 2011 profits equivalent to a dividend of 21.5 cents per share, totalling an amount of Euro 188,312,588, which was included in the Consolidated Statement of Financial Position as at 31 December 2011 under the caption "Other current liabilities" and was paid on 4 January 2012. That amount includes an amount of Euro 3,512,719 payable to Telemar Norte Leste, resulting in a net effect on shareholder's equity amounting to Euro 184,799,868.

        On 27 April 2012, the Annual Shareholders' Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 65 cents per share, of which 21.5 cents per share were paid on 4 January 2012 as an advance over 2011 profits, as mentioned above, and the remaining 43.5 cents per share were paid on 25 May 2012, amounting to Euro 381,004,538 in relation to 875,872,500 shares, which includes an amount of Euro 9,067,098 paid to Telemar Norte Leste in relation to a portion of the Portugal Telecom's 89,651,205 shares held by this entity corresponding to Company's effective interest in Oi, resulting in a net impact on shareholders' equity amounting to Euro 371,937,439.

        On 19 April 2013, the Annual Shareholders' Meeting of Portugal Telecom approved the proposal of the Board of Directors to distribute a dividend of 32.5 cents per share, which was paid on 17 May 2013, amounting to Euro 284,658,563 million in relation to 875,872,500 shares, which includes an amount of Euro 6,774,270 paid to Telemar Norte Leste in relation to a portion of the Portugal Telecom's 89,651,250 shares held by this entity corresponding to Company's effective interest in Oi, resulting in a net impact on shareholders' equity amounting to Euro 277,884,293.

        Cash amounts mentioned above correspond to the unitary dividend paid to the 896,512,500 Portugal Telecom's shares adjusted by 20,640,000 shares held through equity swaps.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

23. Earnings per share

        Earnings per share for the years ended 31 December 2013, 2012 and 2011 were computed as follows:

		2013	2012	2011
		Euro
Net income attributable to equity holders of the parent	(1)	330,980,955	225,803,781	333,894,411
Financial costs related to exchangeable bonds (net of tax)	(2)	30,807,282	30,442,820	30,138,517

Net income considered in the computation of the diluted earnings per share	(3)	361,788,237	256,246,601	364,032,928

Weighted average common shares outstanding in the period(i)	(4)	855,053,670	856,659,594	864,161,921
Effect of the exchangeable bonds(ii)		84,175,084	82,472,694	74,833,069

	(5)	939,228,754	939,132,288	938,994,990

Earnings per share attributable to equity holders of the parent
Basic	(1)/(4)	0.39	0.26	0.39
Diluted	(3)/(5)	0.39	0.26	0.39

(i)
Weighted average shares outstanding were computed considering the 896,512,500 issued shares adjusted for (1) 20,640,000 treasury shares held through equity swap contracts, applicable for all periods presented, and (2) Portugal Telecom's stake in its own shares that were acquired by Telemar Norte Leste in 2011 and 2012, under the strategic partnership between Portugal Telecom and Oi (Note 1).

(ii)
Dilutive effects correspond to the impact of the exchangeable bonds issued on August 2007.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

24. Short-term investments

        This caption consists of short-term financial applications which have terms and conditions previously agreed with financial institutions. As at 31 December 2013 and 2012, the composition of this caption is as follows:

	2013	2012
	Euro
Debt securities(i)	750,000,000	510,000,000
Debentures(ii)	161,820,445	113,628,357
Other short-term investments	2,308,312	2,369,431

	914,128,757	625,997,788

(i)
This caption includes primarily debt securities issued by PT Finance and Portugal Telecom that had an average maturity of approximately 2 months and were settled in 2014 at nominal value plus accrued interest.

(ii)
The debentures as at 31 December 2013, amounting to approximately Euro 162 million, were issued by Banco Santander Brasil, S.A. and Dibens Leasing, S.A. and were subscribed by Brazilian subsidiaries of Portugal Telecom Group. The maturity of these notes is approximately one year.

25. Accounts receivable—trade

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Accounts receivable—trade:
Accounts receivable from customers	878,013,992	910,670,634
Unbilled revenues(i)	122,248,587	155,313,652

Sub-total	1,000,262,579	1,065,984,286
Adjustments for doubtful accounts receivable—trade (Note 42)	(237,326,106)	(269,193,656)

	762,936,473	796,790,630

(i)
As at 31 December 2013, this caption includes revenues not yet billed to Fundação das Comunicações Móveis totalling Euro 56 million, which relate mainly to 2010 and previous years. The remaining amounts included under this caption correspond primarily to revenues recorded in the current year, which are billed in the subsequent year.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

26. Accounts receivable—other

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Current accounts receivable—other
Receivables from related parties(i)	234,818,369	264,563,890
Advances to suppliers	17,525,855	14,345,227
Accrued interest income	7,278,309	21,222,354
Other(ii)	158,062,517	108,304,309

Sub-total	417,685,050	408,435,780
Adjustments for other current accounts receivable (Note 42)	(11,233,554)	(11,378,799)

	406,451,496	397,056,981

Non-current accounts receivable—other
Other non-current accounts receivable	1,080,306	2,432,547

	1,080,306	2,432,547

(i)
This caption includes primarily dividends receivable from Portugal Telecom's associated company Unitel (Note 48.a).

(ii)
The increase in this caption reflects primarily the recognition in 2013 of a receivable related to the wireline Concession Agreement, as explained in Note 15.

27. Inventories

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Merchandise(i)	82,657,026	93,568,313
Raw materials and consumables	31,308,018	33,614,530
Work in progress	1,751,563	6,507,792

Sub-total	115,716,607	133,690,635
Adjustments for obsolete and slow-moving inventories (Note 42)	(29,843,659)	(28,765,102)

	85,872,948	104,925,533

(i)
As at 31 December 2013 and 2012, this caption includes mainly mobile terminal equipment and fixed telephones, modems (internet access through ADSL), and set-top boxes from the telecommunications business in Portugal.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

28. Taxes receivable and payable

        As at 31 December 2013 and 2012, this caption consists of:

	2013		2012
	Receivable	Payable	Receivable	Payable
	Euro
Current taxes
Value-added tax	14,869,413	41,104,614	10,100,914	33,196,210
Income taxes	51,905,644	2,165,427	46,151,079	2,178,460
Personnel income tax withholdings	—	9,330,374	—	14,814,413
Social Security Contributions	—	10,828,681	—	9,886,565
Other	296,235	2,611,168	—	497,321

	67,071,292	66,040,264	56,251,993	60,572,969
Taxes in foreign countries	3,861,167	14,067,678	15,377,850	21,344,538

	70,932,459	80,107,942	71,629,843	81,917,507

Non-current taxes
Taxes in foreign countries	24,739	—	59,313	—

29. Prepaid expenses

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Interest paid in advance	29,563,928	29,248,675
Marketing and publicity expenses paid in advance	6,370,358	8,281,403
Direct costs	5,841,850	7,121,253
Rentals	6,035,233	5,794,149
Maintenance and repairs	3,290,448	3,932,889
Telephone directories	2,918,237	3,079,345
Other	11,224,050	4,956,374

	65,244,104	62,414,088

30. Investments in joint ventures

        On 28 March 2011, as refered to in Note 1, Portugal Telecom concluded the acquisition process of its investments in Oi and Contax and the agreements with the controlling shareholders of these companies, for a total cash consideration of R$8,437 million (Euro 3,728 million). The investment in Telemar was realized through the acquisition of a direct stake in this company and indirectly through the acquisition of stakes in the share capital of its controlling shareholders, while the investment in Contax was realized indirectly through the acquisition of a stake in the share capital of CTX.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

        Oi Group is the leading provider of telecommunication services in the Brazilian market, providing these services through Oi, S.A. and its subsidiaries, and Contax is one of the leading corporate services company and the leader in contact centre services in Brazil.

        The terms of the shareholders' agreements entered into by Portugal Telecom, AG and LF in relation to the investments in Oi and Contax contain provisions to produce unanimous voting by these parties in meetings of the board of directors of Telemar Participações and CTX Participações on strategic financial and operating decisions relating to the activity of the Oi and Contax groups, respectively. Therefore, in accordance with the provisions of IFRS 11, the Company concluded that it contractually shares the control of Telemar Participações and CTX Participações, and accordingly, these companies together with its subsidiaries are classified as joint ventures, and consequently, accounted for by the equity method.

30.1 Detail of Portugal Telecom's investments in joint ventures

        The detail of Portugal Telecom's total investment in Oi, Contax and its controlling shareholders, is as follows:

	2013	2012
	Euro
Oi	2,013,310,333	2,488,085,654
Financial Investment(i)	1,254,256,430	1,573,492,521
Goodwill(ii)	759,053,903	914,593,133
Contax	54,251,514	60,077,175
Financial investment	18,246,588	16,694,409
Goodwill(ii)	36,004,926	43,382,766
Telemar Participações(iii)	77,907,584	90,953,229
LF(iv)	120,551,271	157,499,710
AG(iv)	124,513,850	161,542,615
CTX	16,181,157	20,708,350
Other	1,531,151	1,193,834

	2,408,246,860	2,980,060,567

(i)
As at 31 December 2013 and 2012, this financial investment reflects the Company's 15.4% and 15.6% direct interest in Oi's net assets amounting to Euro 8,162 million and Euro 10,118 million, respectively, the detail of which is presented below, including some related explanatory notes. The reduction in the carrying value of this investment during the year 2013 reflects primarily the impact of the depreciation of the Brazilian Real against the Euro, amounting to approximately Euro 256 million, and the dividends received from Oi in March and October 2013, totalling Euro 86 million (Note 47.e), effects that were partially offset by the Company's share in Oi's earnings, amounting to Euro 23 million, the detail of which is presented below, and also by Portugal Telecom's

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

  share in Oi's other comprehensive income related to net actuarial gains on defined benefit pension plans and hedging effects on financial instruments.

(ii)
The change in these captions reflects the impact of the depreciation of the Brazilian Real against the Euro (Euro 163 million).

(iii)
As at 31 December 2013 and 2012, Portugal Telecom held a 12.1% direct interest in Telemar Participações. The investment in Telemar Participações reflected its net assets composed by (1) this company's investment in Oi through a 18.8% direct interest, and (2) its outstanding gross debt totalling Euro 942 million (Euro 1,249 million as at 31 December 2012).

(iv)
As at 31 December 2013 and 2012, Portugal Telecom held a 35% direct interest in both AG and LF. The investments in these companies reflected their net assets composed by (1) their investments in Telemar Participações through a 19.4% direct interest each and in Oi through a 4.25% direct interest each, and (2) their outstanding gross debt, amounting to Euro 196 million for AG and Euro 199 million for LF (Euro 249 million and Euro 247 million as at 31 December 2012, respectively).

        Oi's net assets presented below are adjusted to reflect the effects of the purchase price allocation performed by Portugal Telecom in connection with the acquisition of this investment as well as other

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

adjustments to conform with the Group accounting policies. The detail of Oi's net assets as at 31 December 2013 and 2012 is as follows:

	2013	2012
	Euro
Cash and cash equivalents	762,768,814	1,632,283,721
Short-term investments	163,210,160	921,209,009
Current accounts receivable	3,050,513,483	2,880,155,049
Current taxes receivable	713,511,917	1,249,247,062
Current judicial deposits(i)	404,055,634	765,022,630
Goodwill	22,692,638	29,241,257
Tangible assets(ii)	8,011,567,784	9,175,484,852
Intangible assets(iii)	8,284,614,390	10,585,042,493
Post retirement benefits	18,479,119	38,184,979
Deferred taxes(iv)	1,867,025,458	2,290,228,031
Non-current judicial deposits(i)	3,392,355,244	3,596,216,632
Other	755,899,047	838,655,543

Total assets	27,446,693,688	34,000,971,258

Short-term debt(v)	1,075,578,550	822,083,171
Current accounts payable	847,752,589	1,647,774,733
Current accrued expenses	1,014,419,828	996,864,374
Current taxes payable	841,981,404	1,337,164,767
Current provisions(vi)	375,591,309	662,889,579
Medium and long-term debt(v)	9,062,011,675	11,035,628,461
Non-current taxes payable(vii)	849,402,537	1,192,461,097
Non-current provisions(vi)	1,348,916,630	1,877,087,797
Post retirement benefits	197,557,853	322,084,150
Deferred taxes(iv)	1,984,575,960	2,584,935,660
Other(viii)	1,687,211,722	1,403,529,996

Total liabilities	19,285,000,057	23,882,503,785

Total(a)	8,161,693,631	10,118,467,473

(a)
As at 31 December 2013 e 2012, Portugal Telecom held a 15.4% and 15.6% direct interest in Oi's shareholders' equity of Euro 8,162 million and Euro 10,118 million, respectively, which corresponds to an investment of Euro 1,254 million and Euro 1,573 million, respectively.

        Information on the main captions of the statement of financial position of Oi is provided below.

(i)    Judicial deposits

        Oi has several legal proceedings, including civil, labor and tax contingencies, for which, in accordance with Brazilian law, companies are required, in certain situations, to make judicial deposits

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

or to present financial guarantees with the applicable judicial entities. These judicial deposits are made in connection with legal actions for which risk of loss was deemed either probable, possible or remote, based on the decision of judicial authorities, and generally bear interest or are adjusted for inflation. As at 31 December 2013 and 2012, the composition of total current and non-current judicial deposits is as follows:

	2013	2012
	Euro
Judicial deposits
Civil	2,565	2,952
Tax	699	784
Labor	532	625

	3,796	4,361

Current	404	765
Non-current	3,392	3,596

(ii)   Tangible assets

        As at 31 December 2013 and 2012, the composition of tangible assets of Oi is as follows:

	2013	2012
	Euro
Basic equipment	7,094,394,959	7,997,507,842
Buildings and other constructions	640,679,943	872,165,581
Administrative equipment	118,397,789	142,871,286
Land	61,074,369	74,442,172
Other tangible assets	97,020,724	88,497,971

	8,011,567,784	9,175,484,852

        Basic equipment relate mainly to infrastructure and transmission equipment.

(iii) Intangible assets

        As at 31 December 2013 and 2012, the composition of intangible assets of Oi is as follows:

	2013	2012
	Euro
Industrial property and other rights	8,127,075,567	10,336,877,971
Other intangible assets	157,538,823	248,164,522

	8,284,614,390	10,585,042,493

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

        The caption "Industrial property and other rights" includes primarily:

  •
  Euro 7,392 million and Euro 9,471 million as at 31 December 2013 and 2012, respectively, related to regulatory licenses held by Oi Group, including both mobile licenses and fixed line concessions, which were adjusted to fair value as at 31 March 2011, following the purchase price allocation performed by Portugal Telecom under the acquisition of the investment in Oi. Fixed concessions are held by Telemar Norte Leste and Oi, S.A. and are amortized through the concession periods (until 2025), while mobile licenses are held by TNL PCS and Brasil Telecom Celular and amortized through the period of the licenses plus one renewal period (until 2038).

  •
  Euro 148 million and Euro 320 million as at 31 December 2013 and 2012, respectively, corresponding to the fair value, net of accumulated depreciation, of Oi's customer bases , which were recognized at fair value as at 31 March 2011 following the purchase price allocation performed by Portugal Telecom under the acquisition of the investment in Oi; these amounts are amortized, on a linear basis, based on the estimated average period of customer retention.

  •
  Euro 413 million and Euro 490 million as at 31 December 2013 and 2012, respectively, related to software licenses.

(iv)  Deferred taxes

        As at 31 December 2013 and 2012, the composition of deferred tax assets and liabilities of Oi is as follows:

	2013	2012
	Euro
Deferred tax assets
Provisions and adjustments	844,402,014	1,193,050,021
Tax losses carryforward	800,360,378	815,943,927
Other	222,263,066	281,234,083

	1,867,025,458	2,290,228,031

Deferred tax liabilities	1,984,575,960	2,584,935,660

        Tax losses carryforward in Brazil have no maturity but can only be used up to a limit of 30% of taxable profits for each period.

        Deferred tax liabilities as at 31 December 2013 and 2012 include primarily the tax effects on (1) fair value adjustments recorded by Oi under purchase price allocations related to business combinations occurred in previous years (Euro 645 million and Euro 883 million, respectively) and (2) the fair value adjustments recorded in connection with the purchase price allocation performed by Portugal Telecom regarding the acquisition of the investment in Oi completed in March 2011 (Euro 1,339 million and Euro 1,675 million, respectively).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

(v)   Gross debt

        As at 31 December 2013 and 2012, the composition of gross debt of Oi is as follows:

	2013	2012
	Euro
Bonds	6,260,353,736	6,659,529,100
Bank loans	4,056,511,412	4,975,487,312
Derivative financial instruments	(462,465,535)	(152,198,797)
Other financings	283,190,612	374,894,017

	10,137,590,225	11,857,711,632

        The following table provides detailed information about the bonds outstanding as at 31 December 2013:

Issuer	Debt	Local currency(i)	Euro	Issue date	Expected maturity(ii)	Interest rate
Oi	Debentures	1,500,000,000	460,461,690	Mar-13	2019
Oi	Debentures(iii)	2,000,000,000	613,948,919	Mar-12	Between 2017 and 2020	IPCA+6.20% and CDI+0.94%
Oi	Senior Notes (iv)	3,513,900,000	1,078,677,554	Feb-12	2022	5.75%
Oi	Debentures	2,350,000,000	721,389,980	Dec-11	Between 2016 and 2018	CDI + 1.15%
Oi	Senior Notes	1,100,000,000	337,671,906	Sep-11	2016	9.75%
Oi	Debentures	1,000,000,000	306,974,460	Aug-11	2017	CDI+1%
Oi	Senior Notes (v)	2,419,875,000	742,839,821	Dec-10	2017	5.13%
Telemar	Senior Notes (iv)	4,186,284,765	1,285,082,504	Sep-10	2020	5.50%
Telemar	Debentures	2,000,000,000	613,948,919	Nov-09	2014	CDI+1.2%
Telemar	Bond	332,785,071	102,156,517	Apr-09	2019	9.50%
	Other bond loans and transaction costs		(2,798,534)

			6,260,353,736

(i)
Amounts are stated in Brazilian Reais and correspond to 100% of the amount issued.

(ii)
Loans are repayable on final maturity except where otherwise indicated.

(iii)
These debentures were issued in two series, the first of which amounted to R$400 million and bears interest at the rate of CDI plus 0.94% and the second amounted to R$1,600 million and bears interest at the rate of IPCA plus 6.20%.

(iv)
These notes were issued in U.S. Dollars.

(v)
These notes were issued in Euros.

        Bank loans obtained by Oi outstanding as at 31 December 2013 include primarily:

  •
  Financing agreements entered into by the Oi Group with BNDES in December 2012 for the purpose of financing the investments between 2012 and 2014, totalling R$5,417 million. As at 31 December 2013, several companies of the Oi Group drawn a total amount of R$2,860 million (Euro 878 million) under these financing agreements;

  •
  Financing agreements entered into with BNDES in December 2009 by several companies of the Oi Group for the purpose of financing the investments between 2009 and 2011, totalling R$4,403 million. In 2009, 2010 and 2011, there were disbursements of R$1,500 million, R$1,093 million and R$1,068 million, respectively. Interest and principal are paid on a monthly

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

    basis until final maturity in December 2018. The outstanding amount due as at 31 December 2013 was R$1,915 million (Euro 588 million); and

  •
  A loan of R$4,300 million obtained in May 2008 by Telemar with Banco do Brasil for the purpose of acquiring an equity interest in Brasil Telecom (now Oi, S.A.), with interest being payable semi-annually, from May 2015 to May 2018. Following the repayment of two instalments in May 2010 and May 2011, amounting to R$ 614 million each, the remaining amount due is repayable in four annual instalments beginning on May 2015. The outstanding amount due as at 31 December 2013 was R$3,071 million (Euro 943 million).

        Derivative financial instruments correspond basically to exchange and interest rate financial derivatives which are recorded at fair value and were contracted primarily with the purpose of eliminating the risk of exchange and interests rate fluctuations in debt instruments.

        Other financings include primarily certificates of real estate receivables (CR's) indirectly issued by the Oi Group and purchased by Brazilian financial institutions. In August 2010, Oi, S.A. and Telemar transferred several real estate properties to its wholly-owned subsidiaries Copart 4 Participações S.A. ("Copart 4") and Copart 5 Participações S.A. ("Copart 5"), respectively. Telemar and Oi entered into lease contracts with terms of up to 12 years for the continued use of all of the properties transferred to the entities mentioned above. Copart 4 and Copart 5 assigned the receivables representing all payments under these leases to Brazilian Securities Companhia de Securitização, which issued Real Estate Receivables Certificates (Certificados de Recebíveis Imobiliários or CRIs), backed by these receivables. These CRIs were purchased by Brazilian financial institutions and Oi received the net proceeds from the assignment of lease receivables in the total aggregate amount of R$1,585 million. The aggregate net effective interest rate on this transaction is 102% of the CDI rate. As at 31 December 2013, the aggregate liability under these leases was R$923 million (Euro 283 million).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

(vi)  Provisions

        As at 31 December 2013 and 2012, the nature and detail of the main legal proceedings and tax contingencies against companies of the Oi Group, for which the risk of loss was deemed probable and therefore are fully provided for, are as follows:

		31 Dec 2013		31 Dec 2012
		Euro	Brazilian Reais	Euro	Brazilian Reais
		Million
Civil	(i)
Corporate Law	(a)	633.2	2,062.7	863.3	2,334.0
ANATEL estimates and fines	(b)	320.9	1,045.5	365.2	987.3
Other		222.7	725.5	363.4	982.4

Sub-total		1,177.0	3,833.7	1,592.0	4,303.7

Labor	(ii)
Overtime	(a)	145.8	474.9	234.9	635.0
Salary differences and related effects	(b)	17.5	57.0	30.9	83.5
Hazardous work conditions	(c)	39.5	128.8	63.9	172.9
Indemnities	(d)	46.2	150.6	79.4	214.7
Stability and integration	(e)	37.1	120.9	66.8	180.7
Additional post retirement benefits	(f)	23.0	75.0	36.3	98.1
Lawyers and expert fees	(g)	9.5	31.0	15.6	42.1
Contractual rescissions	(h)	7.7	24.9	14.6	39.6
Other	(i)	24.3	79.2	111.5	301.4

Sub-total		351.0	1,142.3	654.0	1,768.0

Tax	(iii)
ICMS (Value Added Tax)	(a)	111.0	361.5	165.7	448.1
FUNTTEL	(b)	45.2	147.4	52.8	142.6
Other		40.4	131.5	75.4	203.8

Sub-total		197.0	640.4	294.0	794.5

Total		1,725.0	5,616.3	2,540.0	6,866.3

(i)
Civil contingencies

(a)   Corporate Law

  As successor to CRT, which was acquired in July 2000, Oi is subject to various civil claims filed against that entity, namely several claims filed by users of telephone lines in the State of Rio Grande do Sul. CRT entered into financial interest agreements with its fixed-line subscribers. Under these financial interest agreements, customers had the right to subscribe to a number of CRT shares, being the number of shares to be issued to each subscriber determined based on a

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

  formula that divided the cost of the fixed-line subscription by the book value of CRT's shares. Beginning in June 1997, certain of CRT's fixed-line subscribers began to file suits in which they claimed that the calculation used by CRT to arrive at the number of shares to be issued pursuant to the financial interest agreements was incorrect and resulted in the claimants receiving too few shares.

  In addition, as successor to Telecomunicações do Mato Grosso do Sul S.A. ("Telems"), Telecomunicações de Goiás S.A. ("Telegoiás") and Telecomunicações do Mato Grosso S.A. ("Telemat"), operating companies acquired by Brasil Telecom Holding in the privatization of Telebrás and which were subsequently merged into Brasil Telecom, Oi, S.A. (former Brasil Telecom) is subject to various civil claims in connection with telephone programs (Community Telephone Programs) established in the States of Mato Grosso do Sul, Goiás and Mato Grosso.

  Brasil Telecom, based on the decisions of the court of justice issued in 2009, considers the risk of loss regarding these proceedings as probable. Currently, the provisions for these lawsuits are based on (i) several legal interpretations, (ii) the number of ongoing lawsuits by matter discussed and (iii) the average amount of historical losses, broken down by matter (including all procedural costs).

  At the end of 2010, the website of the Superior Court of Justice (STJ) disclosed news that this court had set compensation criteria to be adopted by Oi, S.A. to the benefit of the shareholders of the former CRT for those cases in which new shares, possibly due, could not be issued because of the sentence issued. According to this court news, which do not correspond to a final decision, the potential compensation (conversion of the obligation into cash) must be based on: (i) the definition of the number of shares that each claimant would be entitled to, measuring the capital invested at the book value per share as reported in the company's monthly trial balance on the date it was paid-in; (ii) the number of shares determined shall be multiplied by its quotation on the stock exchange at the closing of the trading day the final and unappealable decision is issued, when the claimant becomes entitled to sell or dispose of the shares, and (iii) the result obtained must be adjusted for inflation from the trading day of the date of the final and unappealable decision, plus legal interest since notification. In the case of succession, the benchmark amount will be the stock market price of the successor company.

  Based on current information, the management believes that its estimate would not be materially affected as at 31 December 2013, if the methodology mentioned above had been already approved. Meanwhile, it is possible that changes occur in the event that the items mentioned above change significantly, mainly in relation to the stock price of Oi's shares.

  As at 31 December 2013, Oi recorded provisions in the amount of R$2,063 million for those claims in respect of which it deemed the risk of loss as probable, as compared to R$2,334 million as at 31 December 2012.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

(b)   ANATEL estimates and fines

  Oi received various notifications from ANATEL, mainly for not meeting certain goals or obligations set out in the General Plan on Universal Service or in the General Plan on Quality Goals, such as responding to complaints relating to billing errors, requests for service repairs on a timely basis and requests from locations with collective or individual access. As at 31 December 2013, Oi recorded provisions in the amount of R$1,046 million for those claims in respect of which it deemed the risk of loss as probable, as compared to R$987 million as at 31 December 2012.

(ii)   Labor contingencies

  Oi is a party to a large number of labor claims arising out of the ordinary course of its businesses, including claims for:

  (a)
  Overtime—Lawsuits claiming the payment of overtime, for time allegedly worked after regular working hours.

  (b)
  Salary differences and related effects—Claims from employees who allegedly received a lower compensation than coworkers holding a similar position, associated with other requirements provided for by the applicable law.

  (c)
  Hazardous work conditions—Reflect, substantially, the expected unfavorable outcome in lawsuits on the mandatory payment of hazardous duty premium to employees working under conditions classified as hazardous, mainly next to high-voltage installations.

  (d)
  Indemnities—Refer to reimbursement of or compensation claims for damages suffered while employed by the company, for several reasons, such as: occupational accidents, temporary tenure, pain and suffering, reimbursement of payroll deductions, daycare allowance, and productivity bonuses according to collective bargaining agreements.

  (e)
  Stability and integration—Claim due to alleged non-compliance with an employee's special condition which prohibited termination of the employment contract without cause.

  (f)
  Additional post retirement benefits—Claims related to differences allegedly due under the pension benefits of former employees, proportionally to other claimed amounts granted by courts and not initially considered in the calculation of the pension benefit.

  (g)
  Lawyers and expert fees—Installments payable to the plaintiffs' lawyers and appointed court experts, when expert evidence is necessary during the fact-finding stage.

  (h)
  Contractual rescissions—Amounts due to claimants arising from the termination of employment contract, such as vacation pay (proportional/vested), thirteenth salary FGTS fine, and the increase in this pay proportionally to other amounts claimed that allegedly should be included in the calculation of severance pay.

  (i)
  Other labor contingencies—Include primarily joint liability allegations by employees of third-party service providers, lawsuits related to differences owed on the deposits in the claimant's

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

    severance pay fund ("FGTS") and labor fines arising from delays or non-payment of certain amounts provided for by the employment contract.

  In the second quarter of 2013, Oi reviewed the methodology used to calculate the provisions for losses in labor lawsuits including statistical techniques obtained as a result of higher experience accumulated over the years regarding this matter. This change resulted in a reversal of provisions for labor contingencies by approximately R$315 million in 2013.

  As at 31 December 2013, the total estimated contingencies in connection with labor claims against Oi in respect of which the risk of loss was deemed probable totaled R$1,142 million, as compared to R$1,768 million as at 31 December 2012.

(iii) Tax contingencies

(a)   ICMS (Value Added Tax)

  Under the regulations governing the ICMS, in effect in all Brazilian states, telecommunications companies must pay ICMS on every transaction involving the sale of telecommunication services they provide. Oi may record ICMS credits for each of its purchases of operational assets. The ICMS regulations allow Oi to apply the credits it has recorded for the purchase of operational assets to reduce the ICMS amounts it must pay when it sells its services.

  Oi has received various tax assessments challenging the amount of tax credits that it recorded to offset the ICMS amounts it owed. Most of the tax assessments are based on two main issues: (1) whether ICMS is due on those services subject to the Local Service Tax (Imposto Sobre Serviços de Qualquer Natureza), or ISS; and (2) whether some of the assets it has purchased relate to the telecommunications services provided, and, therefore, qualify for an ICMS tax credit. A small part of the assessments that are considered to have a probable risk of loss relate to: (1) whether certain revenues are subject to ICMS tax or ISS tax; (2) offset and usage of tax credits on the purchase of goods and other materials, including those necessary to maintain the network; and (3) assessments related to non-compliance with certain ancillary (non-monetary) obligations.

  As at 31 December 2013, Oi recorded provisions in the amount of R$362 million for those assessments in respect of which it deemed the risk of loss as probable, as compared to R$448 million as at 31 December 2012.

(b)   FUNTTEL

  FUNTTEL (Fundo para o Desenvolvimento Tecnológico das Telecomunicações) is a fund that was established to finance telecommunications technology research, for which Oi is required to make contributions. Due to a change by ANATEL in the basis for calculation of its contributions to the FUNTTEL, for which Oi has questioned its legality, Oi recorded provisions for additional contributions to these funds. As at 31 December 2013, Oi recorded provisions in the amount of R$147 million for assessments of the FUNTTEL, as compared to R$143 million as at 31 December 2012.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

        As at 31 December 2013 and 2012, the nature of the legal proceedings and tax contingencies against Oi for which the risk of loss was deemed possible is as follows:

	31 Dec 2013		31 Dec 2012
	Euro	Brazilian Reais	Euro	Brazilian Reais
	Million
Civil	318.6	1,037.9	282.5	763.7
Labor	269.3	877.3	319.2	863.0
Tax	5,524.3	17,995.9	6,373.3	17,230.9

Total	6,112.2	19,911.1	6,975.0	18,857.6

(i)    Civil contingencies

  Refer to lawsuits for which no court decision has been issued, and are mainly related, but not limited to, challenging of network expansion plans, compensation for pain and suffering and material damages, collection lawsuits, bidding processes, among other. The total amount included in the table above regarding civil contingencies is based exclusively on the amounts claimed by the plaintiffs, which are typically higher than the actual claim case.

(ii)   Labor contingencies

  Refer to several lawsuits claiming, but not limited to, the payment of salary differences, overtime, hazardous duty premium, and joint liability, the nature of which is described in detail above.

(iii) Tax contingencies

  As at 31 December 2013, the estimated contingencies in connection with tax proceedings against Oi in respect of which the risk of loss was deemed possible amounted to R$17,996 million, as compared to R$17,231 million as at 31 December 2012. The Brazilian corporate tax system is complex, and Oi is currently involved in tax proceedings regarding certain taxes that the companies believe are unconstitutional, and have filed claims to avoid the related payment. These tax contingencies relate primarily to the following.

  (a)
  Value Added Tax ("ICMS")—Tax assessments amounting approximately to R$5,866 million and R$5,755 million as at 31 December 2013 and 2012, respectively, which relate mainly to (1) ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and (2) utilization of ICMS credits on the purchase of goods and other inputs necessary for network maintenance;

  (b)
  City taxes—Tax assessments related to taxes levied by City authorities, including mainly the taxes levied on equipment leases, wakeup call services and other communication services. The total amounts involved are approximately R$2,078 million and R$1,787 million as at 31 December 2013 and 2012, respectively, which are not accrued because the legal counsel in charge considers the likelihood of an unfavorable outcome as possible since these activities do

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

    not qualify under the ISS service list or are already subject to ICMS. Also, in the last quarter of 2001, the STF (Superior Tribunal Federal) decided, thus strengthening the defense arguments, that ISS should not be levied on the lease of equipment, where a substantial portion of the assessed tax refers to this type of revenue.

  (c)
  INSS—Lawsuits amounting approximately to R$1,002 million and R$957 million as at 31 December 2013 and 2012, respectively, which relate mainly to joint liability, applicable percentage of Occupational Accident Insurance (SAT), and amounts subject to social security contribution.

  (d)
  Federal taxes—Federal tax assessments, mainly related to alleged undue offset and self-assessments of taxes due, and disallowing previous calculations, amounting to approximately R$9,050 million and R$8,761 million as at 31 December 2013 and 2012, respectively.

(vii) Non-current taxes payable

  Non-current taxes payable mainly relate to federal tax programmes in place in Brazil, under which companies enrolled a substantial portion of their tax debt to the National Treasury and the National Social Security Institute ("INSS") past due up to 30 November 2008.

(viii)  Other liabilities

  This caption includes primarily dividends payable, non-current accounts payable, namely related to licenses payable to Anatel, and deferred income.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

30.2 Detail of Portugal Telecom's share in the earnings of joint ventures

        The detail of Portugal Telecom's share in the earnings (losses) of joint ventures in the year ended 31 December 2013 and 2012 and the nine months period between 1 April and 31 December 2011 is as follows:

	2013	2012	2011
	Euro
Oi(i)	23,437,155	34,393,098	26,755,909
Telemar Participações(ii)	(9,832,620)	(11,345,921)	(17,361,969)
LF(ii)	(10,415,106)	(12,123,736)	(20,872,369)
AG(ii)	(9,988,842)	(14,842,982)	(20,423,000)
Contax	1,433,348	166,504	(407,618)
CTX	862,288	(545,314)	(1,393,426)
Other	2,318,098	1,286,353	—

	(2,185,679)	(3,011,998)	(33,702,473)

(i)
In 2013 and 2012, as explained above, this caption corresponds to Portugal Telecom's 15.4% and 15.6% direct share in Oi's earnings amounting of Euro 149 million and Euro 225 million, respectively, the detail of which is presented in detail below, including some related explanatory notes.

(ii)
Portugal Telecom's share in net losses from these entities reflect primarily interest expenses recorded by these holding companies in connection with their outstanding debt.

        The table below provides detailed information about the earnings of Oi in the years ended 31 December 2013 and 2012 and the nine months period between 1 April and 31 December 2011, which reflect the effects of the purchase price allocation performed by Portugal Telecom in connection

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

with the acquisition of this investment as well as other adjustments to conform with the Group accounting policies:

	2013	2012	2011
	Euro million
Income Statement
REVENUES	10,383.1	11,874.5	9,415.5
COSTS, EXPENSES AND LOSSES
Wages and salaries	825.2	970.7	637.2
Direct costs	2,149.8	2,459.8	2,020.1
Costs of products sold	147.3	171.5	124.1
Marketing and publicity	185.7	192.7	180.9
Supplies, external services and other expenses	2,621.4	3,460.7	2,461.0
Indirect taxes	696.8	777.1	560.3
Provisions and adjustments	260.0	293.9	513.9
Depreciation and amortisation	2,155.2	2,257.0	1,999.3
Post retirement benefits	26.5	25.1	17.6
Other costs, net	1.8	(72.3)	5.6

Income before financial results and taxes	1,313.4	1,338.2	895.4
Net interest expenses	1,006.0	850.7	475.9
Net other financial expenses	164.3	208.7	129.1

Income before taxes	143.1	278.9	290.4
Income taxes	(8.9)	44.4	(161.7)

Net income (before non-controlling interests)	152.0	234.5	452.1
Income attributable to non-controlling interests	3.0	9.6	46.9

Net income (after non-controlling interests)	149.0	224.9	405.2

        In 2013, the decreases across the major captions of the income statement presented above reflect primarily the impact of the depreciation of the Brazilian Real against the Euro, which at the level of net income after non-controlling interests amounted to Euro 28 million. Adjusting for this effect, the earnings of Oi would have decreased by Euro 48 million, reflecting primarily the following effects on a constant currency basis:

  •
  Higher interest expenses, reflecting the dividends paid by Oi in April and August 2012 and the amounts paid to non-controlling shareholders in April 2012 under the completion of its corporate simplification;

  •
  Higher depreciation and amortization expenses, reflecting increased capital expenditures incurred in 2012 as compared to previous years, including the acquisition of the 4G license in June 2012;

  •
  Gains recorded in 2012 in connection with the disposal of real estate properties and mobile towers undertaken in the end of 2012;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

30. Investments in joint ventures (Continued)

  •
  An increase in supplies and external services, including higher maintenance expenses due to the increase in the customer base and focus on higher quality, and higher rental expenses reflecting the lease agreements entered into following the disposal of real estate properties and mobile towers undertaken in the end of 2012; and

  •
  Lower sales and other operating revenues.

        These effects were partially offset by:

  •
  Higher services rendered, reflecting a positive contribution from broadband and pay-TV services that more than compensated the traditional pressure in fixed voice; and

  •
  A capital gain recorded by Oi in December 2013 in connection with the disposal of its submarine cable operation for a total amount of R$ 1,779 million.

        In 2012, the increases across the major captions of the income statement presented above reflect primarily the earnings of the first quarter of 2012, as Portugal Telecom only acquired these investments in the end of March 2011, partially offset by the impact of the depreciation of the Brazilian Real against the Euro. Adjusted for the effects of the depreciation of the Brazilian Real and the earnings of the first quarter of 2012, the change in the earnings of joint ventures reflect primarily the following effects at Oi:

  •
  Higher revenues mainly due to an increase in sales and other operating revenues, partially offset by a reduction in services rendered. The increase in sales reflects Oi's return to the handset market, in line with its strategy to focus on the high-value segment. The decrease in service revenues is primarily explained by (1) the impact of lower residential revenues, due to lower fixed voice revenues and notwithstanding the positive contribution of broadband and pay-TV revenues in the last couple of quarters, which was offset by (2) an increase in personal mobility revenues, on the back of higher revenues from monthly fees, underpinned by postpaid customer growth, increased traffic revenues and higher revenues from 3G services.

  •
  Lower direct costs as a result of a reduction in interconnection costs due to lower VU-M tariffs.

  •
  Higher personnel costs reflecting increased staff levels and a reorganisation to create new regional commercial structures, as part of the strategy to improve regional operational performance.

  •
  An increase in supplies and external services, mostly due to higher sales, increased content costs for pay-TV and higher expenses for logistics related to the new handset marketing strategy.

  •
  A gain recorded in the third quarter of 2011 related to the recognition of a reimbursement to be received from Sistel regarding the surplus of a post retirement benefits plan.

  •
  A reduction in provisions and adjustments, reflecting both lower provisions for contingencies and lower adjustments for bad debt.

  •
  Higher net interest expenses reflecting mainly the impact of the increase in Oi's average net debt as a result of the dividends paid in May and August 2012 and the amounts paid to non-controlling shareholders in April 2012 in connection with the completion of the corporate reorganization of the Oi Group.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

31. Other current and non-current assets

        As at 31 December 2013, this caption includes mainly judicial deposits in PT Brasil, made in connection with legal actions for which risk of loss was deemed either probable, possible or remote, based on the decision of judicial authorities, and generally bear interest or are adjusted for inflation.

        As explained in Note 3.l.viii, in previous years Portugal Telecom entered into cross-border lease transactions (QTE transactions). Pursuant to these transactions, Portugal Telecom recognized in the Consolidated Statement of Financial Position accounts receivable and accounts payable by the same amount relating to the sale of the equipment and the financial lease, respectively. During the year ended 31 December 2012, the Company agreed with the other parties to these arrangements the early termination of the remaining QTE transactions that were still outstanding as at 31 December 2011, which explains the reduction in the related receivables and payables included under the captions of other current and non-current assets and liabilities.

32. Non-current assets held for sale

        The composition of non-current assets held for sale as at 31 December 2013 and 2012 is as follows:

	2013	2012
	Euro
Equity investment in CTM	—	47,318,899
Equity investment in Sportinveste Multimedia	4,653,741	4,622,069

	4,653,741	51,940,968

        These assets are recorded at their carrying amounts which are lower than their fair values less costs to sell.

a)    CTM

        On 13 January 2013, Portugal Telecom entered into a definitive agreement for the sale to CITIC Telecom of its 28% equity stake held in CTM and as such this investment was classified as a non-current asset held for sale as at 31 December 2012. Upon the closing of this transaction on 20 June 2013, Portugal Telecom received a total amount of Euro 335.7 million (Notes 1 and 47.c) and recognized a gain of Euro 310.3 million (Note 33), which includes: (1) a gain of Euro 313.4 million corresponding to the difference between the proceeds obtained from this transaction and the carrying value of this investment as at 31 December 2012 net of dividends received during the first quarter of 2013, amounting to Euro 25.2 million (Note 47.e), and a loss of Euro 3.1 million corresponding to the cumulative amount of negative foreign currency translation adjustments relating to this investment that were reclassified to profit and loss upon the completion of the sale.

b)    Sportinveste

        On 20 December 2012, Portugal Telecom reached an agreement on a number of transactions that will allow Portugal Telecom to have a 25% stake in a joint-venture that will combine Sport TV

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

32. Non-current assets held for sale (Continued)

Portugal S.A. ("Sport TV"), Sportinveste Multimédia SGPS, S.A. ("Sportinveste Multimédia") and P.P. TV—Publicidade de Portugal e Televisão, S.A. ("PPTV"). Portugal Telecom will contribute its current 50% stake in Sportinveste Multimédia and invest, through a rights issue in Sport TV, a net amount of up to Euro 21 million. Following these transactions, Portugal Telecom will own 25% of Sport TV, which will incorporate PPTV and Sportinveste Multimédia. As a result of this agreement, Portugal Telecom's investment in Sportinveste Multimédia was classified as a non-current asset held for sale as at 31 December 2012, the carrying value of which amounted to Euro 5 million as of that date.

        Sport TV produces one of the most complete and broad sports content offering worldwide and PPTV promotes television rights. Sportinveste Multimédia is currently equally owned by Portugal Telecom and Sportinveste SGPS and its core business is the production and development of sports contents through any multimedia platform. This transaction will result in a joint-venture that will allow a higher operational efficiency in management of sports contents in the various distribution platforms, including pay-TV, mobile networks and Internet. This will benefit all operators in the market as well as their customers. Taking into consideration that sports contents are core to its strategy in the various market segments, Portugal Telecom will continue to distribute other sports contents thus striving to retain a diversified and competitive offer to its customers.

        These corporate transactions are subject to the approval of the competent authorities, particularly the Competition Authority—Autoridade da Concorrência, and the accomplishment of certain contractual conditions by the companies involved, including the conclusion of Sport TV's refinancing following the transaction.

33. Investments in associated companies

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Investments in associated companies	503,805,209	399,651,805
Loans granted to associated companies and other companies	5,424,200	4,928,125
Investments in other companies	2,086,752	2,238,055

	511,316,161	406,817,985

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

        As at 31 December 2013 and 2012, the caption "Investments in associated companies" consists of:

	2013	2012
	Euro
Unitel(i)	494,307,516	392,204,435
Hungaro Digitel KFT	2,301,984	2,310,913
INESC—Instituto de Engenharia de Sistemas e Computadores(ii)	2,992,787	2,992,788
Other companies	7,195,710	5,136,457

	506,797,997	402,644,593
Adjustments for investments in associated companies (Note 42)	(2,992,788)	(2,992,788)

	503,805,209	399,651,805

(i)
The total investment in Unitel includes (a) the financial investment in this company under the equity method of accounting, reflecting the 25% direct interest held by PT Ventures in this associated company, amounting Euro 467,809,011 million and Euro 365,705,931 as at 31 December 2013 and 2012, respectively, and (b) the difference between the purchase price and the fair value of net assets acquired recorded upon the acquisition of this company, amounting to Euro 26,498,505 as at 31 December 2013 and 2012. Portugal Telecom assesses the recoverable amount of the total investment in this company at least on an annual basis. The increase in the carrying value of this investment is explained by Portugal Telecom's share in the earnings of Unitel (Euro 130 million), partially offset by the impact of the depreciation of the US Dollar against the Euro in 2013 (Euro 21 million).

(ii)
As at 31 December 2013 and 2012, this investment is fully provided for.

        The purpose of loans granted to associate and other companies is basically to finance its operations and develop new businesses. As at 31 December 2013 and 2012, the detail of these loans, which do not have a defined maturity date, is as follows:

	2013	2012
	Euro
INESC	888,882	2,838,821
SIRESP	1,260,909	1,513,090
Other	3,274,409	3,164,954

	5,424,200	7,516,865
Adjustments for loans granted to associated and other companies (Note 42)	—	(2,588,740)

	5,424,200	4,928,125

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

        As at 31 December 2013 and 2012, the caption "Investment in other companies" consists of:

	2013	2012
	Euro
Janela Digital	2,048,674	2,048,674
Other companies	2,638,300	2,855,222

Sub-total	4,686,974	4,903,896
Adjustments for investments in other companies (Note 42)	(2,600,222)	(2,665,841)

	2,086,752	2,238,055

        In the years ended 31 December 2013, 2012 and 2011, the detail of the profit and loss caption "Equity in earnings of associated companies, net" is as follows:

	2013	2012	2011
	Euro
CTM(i)	310,302,875	26,441,001	23,387,431
Unitel	129,883,370	187,681,720	155,711,207
Sportinveste Multimédia	31,672	(2,327,625)	(108,645)
Páginas Amarelas	(388,320)	(4,081,405)	(10,544,148)
UOL(ii)	—	—	37,628,337
Other	2,953,990	2,559,893	5,203,336

	442,783,587	210,273,584	211,277,518

(i)
In 2013, this caption corresponds to the gain recorded in connection with the completion of the disposal of the investment in CTM (Note 32.a).

(ii)
The gain recorded in 2011 relates to the completion of the disposal of the investment in UOL, for a total amount of Euro 155.5 million (Note 47.c), following which the cumulative amount of positive foreign currency translation adjustments relating to this investment was reclassified to profit and loss.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

        The table below provides summarized financial data of the main associated companies for the nine months period ended 30 September 2013, which corresponds to the most recent information obtained from Unitel, and for the year then ended 31 December 2012.

2013	Direct percentage of ownership	Total assets	Total liabilities	Shareholders' equity	Operating revenues	Net income
	Euro million
Unitel	25.00%	3,092	1,221	1,871	1,202	356

2012	Direct percentage of ownership	Total assets	Total liabilities	Shareholders' equity	Operating revenues	Net income
	Euro million
Unitel	25.00%	2,351	888	1,463	1,590	751
CTM	28.00%	269	100	169	480	94

        For purposes of these consolidated financial statements, Portugal Telecom adjusted the 2013 nine months figures obtained from Unitel in order to conform with the Company's accounting policies and to include an estimate of Portugal Telecom's share in the earnings of this associated company for the fourth quarter of 2013, which is included under the caption "Equity in earnings of associated companies, net".

        In the absence of complete information for the year ended 31 December 2013 and considering the impact in the consolidated net income of Portugal Telecom's share in the earnings of Unitel, additional

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

financial data about this associated company is disclosed below for the nine months period between 1 January and 30 September 2013 and the years 2012 and 2011 (amount stated in millions of Euro):

	Sept 2013	Dec 2012
	Euro million
BALANCE SHEET DATA:
Current assets
Cash and cash equivalents(i)	1,314.7	1,005.0
Accounts receivable(ii)	514.8	175.1
Inventories(iii)	27.8	31.3
Other	35.8	16.4

Total current assets	1,893.1	1,227.8

Non-current assets
Tangible assets(iv)	777.1	800.7
Other(v)	421.9	322.7

Total non-current assets	1,198.9	1,123.5

Total assets	3,092.0	2,351.3

Current liabilities
Accounts payable(vi)	394.3	165.5
Dividends payable	339.3	441.5
Other(vii)	466.3	205.7

Total current liabilities	1,199.9	812.7

Non-current liabilities	21.3	75.8

Total liabilities	1,221.2	888.5

(i)
Cash and cash equivalents include primarily term deposits.

(ii)
This caption includes mainly receivables from customers, primarily related to national and international telecommunications operators and post-paid customers. In addition, accounts receivable also includes advances to suppliers.

(iii)
Inventories correspond mainly to telecommunications equipment.

(iv)
Tangible assets include mainly (1) basic equipment, which accounts for about 50% of total net tangible assets and relates mainly to infrastructure equipment, (2) real estate properties, (3) administrative equipment and (4) in-progress tangible assets.

(v)
Other non-current assets include primarily loans granted to other entities and intangible assets related to industrial property and other rights.

(vi)
This caption includes accounts payable to trade and fixed asset suppliers and taxes payable to the local tax authorities.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

(vii)
Other current liabilities include (1) deferred income related mainly to prepaid traffic, (2) accrued expenses relating primarily to the annual concession rent, leased lines, international traffic and wages and salaries and (3) in September 2013 also includes income taxes.

	9 months 13	2012	2011
	Euro million
INCOME STATEMENT DATA:
Revenues
Services rendered(i)	1,128.3	1,512.8	1,232.9
Sales	74.0	77.3	49.0

Total revenues	1,202.0	1,590.1	1,281.8

Costs
Wages and salaries	77.3	97.6	73.9
Direct costs(ii)	71.5	97.2	92.5
Commercial costs(iii)	162.8	196.7	164.5
Other costs(iv)	210.9	275.5	230.0
Depreciation and amortization	145.5	164.1	147.2

Total costs	668.0	831.1	708.0

Income before financial results and taxes	534.0	759.0	573.8

Financial results
Financial gains	91.0	43.4	49.8
Financial losses	77.2	51.8	0.8

Total financial results	13.8	(8.3)	49.0

Income before income taxes	548.0	750.7	622.8
Income taxes(v)	191.8	—	—

Net income	356.3	750.7	622.8

(i)
Services rendered relate primarily to prepaid traffic, which accounts for approximately 90% of total services rendered.

(ii)
Direct costs include mainly interconnection and transmission costs.

(iii)
Commercial costs include commissions, marketing and publicity expenses and costs of products sold.

(iv)
This caption includes third-party costs, maintenance and repair expenses, provisions and adjustments and indirect taxes.

(v)
Up to the end of 2012, Unitel was not subject to corporate income taxes as a result of a tax benefit that. As from 2013, Unitel is subject to income tax at a nominal rate of 35%.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

33. Investments in associated companies (Continued)

	9 months 13	2012	2011
	Euro million
CASH FLOW DATA:
Operating activities
Collections from clients	1,199.8	1,564.2	1,306.4
Payments to suppliers	(368.2)	(486.3)	(396.3)
Payments to employees	(77.3)	(89.6)	(66.9)
Other payments resulting from operating activities	(4.3)	(22.8)	(21.4)

Cash flows from operating activities	750.0	965.5	821.8

Investing activities
Cash receipts resulting from interest and related income	48.9	47.6	54.6
Payments resulting from tangible and intangible assets	(200.5)	(244.7)	(280.1)
Other cash receipts (payments) resulting from investing activities(i)	(159.3)	(213.3)	0.0

Cash flows from investing activities	(311.0)	(410.5)	(225.5)

Cash flows from financing activities(ii)	(84.6)	(444.4)	(488.7)

Change in cash and cash equivalents(iii)	354.4	110.7	107.6

(i)
In 2012, this caption primarily includes certain loans granted to other entities.

(ii)
This caption includes primarily payments of dividends and interest and related expenses.

(iii)
This change in cash and cash equivalents differs from the change in cash and cash equivalents included in the balance sheet data presented above due to the effect of foreign currency exchange differences.

34. Other investments

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Real estate investments, net of accumulated amortisation	13,858,289	9,446,105
Other financial investments	9,360,350	3,695,463

	23,218,639	13,141,568
Adjustments for real estate investments (Note 42)	(871,238)	(232,759)
Adjustments for other investments (Note 42)	(103,749)	(188,750)

	22,243,652	12,720,059

        Real estate investments relate to land and buildings owned by PT Comunicações that are not used in its operating activities. These assets are recorded at acquisition cost net of accumulated amortization and impairment losses, if any. PT Comunicações periodically performs impairment analysis of these assets.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

34. Other investments (Continued)

        Portugal Telecom received rents from lease contracts in 2013 and 2012 amounting to Euro 7,928 and Euro 43,798, respectively. During the years ended 31 December 2013 and 2012, amortization costs amounted to Euro 481,657 and Euro 353,713, respectively. Rents received net of amortization costs are included under the caption "Net gains on financial assets and other investments".

35. Goodwill

        During the years ended 31 December 2013 and 2012, movements in goodwill were as follows:

	2013	2012
	Euro
Initial balance	425,675,169	352,990,011
Foreign currency translation adjustments(i)	(13,595,904)	(3,999,456)
Impairment losses(ii)	(31,463,000)	—
Transfers and other movements(iii)	—	76,684,614

Final balance	380,616,265	425,675,169

(i)
Foreign currency translation adjustments in 2013 and 2012 relate mainly to the impact of the depreciation of the Namibian Dollar against the Euro.

(ii)
This caption relates to an impairment loss recorded in 2013 over the directories business as a result of the decline trend in this business as new online alternatives come up. This impairment loss was recorded under the caption "Net other gains/losses".

(iii)
This caption corresponds to the value of the software license agreement entered into in 2012 for the telephone and advertising directories' business, following the restructuring of the investment in Páginas Amarelas. As at 31 December 2011, this amount was included under the caption "Investments in group companies".

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

35. Goodwill (Continued)

        The detail of total consolidated goodwill by cash generating unit as at 31 December 2013 and 2012 is as follows:

	2013	2012
	Euro
Portugal
Wireline telecommunications in Portugal(i)	316,246,568	347,709,568
Information systems—PT Sistemas de Informação	8,956,960	8,956,960

	325,203,528	356,666,528

Other businesses
Mobile telecommunications in Namíbia—MTC(ii)	48,254,464	61,850,368
Wireline and mobile telecommunications in Cabo Verde—Cabo Verde Telecom	7,124,252	7,124,252
Other international operations	34,021	34,021

	55,412,737	69,008,641

	380,616,265	425,675,169

(i)
The reduction in this caption reflects the impairment loss recorded over the goodwill related to the directories business, as mentioned above.

(ii)
The change in this caption relates primarily to the impact of the depreciation of the Namibian Dollar against the Euro during the year ended 31 December 2013.

        For the goodwill related to the wireline cash generating unit in Portugal, which resulted from the acquisition of several companies, some of which were subsequently merged, the Company monitors goodwill at this level, which is a lower level than the operating segment to which it belongs.

        For the goodwill related to other cash generating units, Portugal Telecom also concluded that the Company's share in net assets of those investments represents the lowest level of assets that generates cash inflows, since they are totally independent from other investments.

        Total consolidated goodwill recorded at Portugal Telecom is not deductible for taxable purposes.

        For purposes of impairment analysis, goodwill was allocated to cash generating units. The recoverable amount was computed based on a value in use through a discounted cash flow methodology, using a detailed forecast of cash flows for a 4 year period, which was prepared internally. The discount rates applied to the cash flow projections, which were determined taking into consideration the risks associated to each business, and the growth rates used to extrapolate cash flow projections beyond the period covered by the forecasts (terminal value) were as follows:

Assumptions	Wireline telecommunications in Portugal	Other businesses
Growth rates	1.0% - 1.5%	0.0% to 3.0% - 1.0% to 4.0%
Discount rates	7.7% - 8.7%	7.1% to 10.4% - 8.1% to 12.4%

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

35. Goodwill (Continued)

        The recoverable amount of each cash generating unit was determined for the minimum and maximum values included in the table above and the Company's management has concluded that as at 31 December 2013 the carrying value of financial investments, including goodwill, did not exceed its recoverable amount.

36. Intangible assets

        During the years ended 31 December 2013 and 2012, movements in intangible assets were as follows:

	Balance 31 Dec 2012	Increases	Foreign currency translation adjustments	Transfers and other movements	Balance 31 Dec 2013
	Euro
Cost
Industrial property and other rights	1,572,026,984	69,581,617	(13,098,756)	(16,566,840)	1,611,943,005
Other intangible assets	56,613,756	787,467	(12,319)	5,252,309	62,641,213
In-progress intangible assets	13,074,324	20,144,011	(174,186)	(14,589,102)	18,455,047

	1,641,715,064	90,513,095	(13,285,261)	(25,903,633)	1,693,039,265

Accumulated depreciation
Industrial property and other rights	850,603,724	111,429,803	(7,482,786)	(21,739,418)	932,811,323
Other intangible assets	33,584,780	9,632,016	(9,065)	(683,465)	42,524,266

	884,188,504	121,061,819	(7,491,851)	(22,422,883)	975,335,589

	757,526,560	(30,548,724)	(5,793,410)	(3,480,750)	717,703,676

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

36. Intangible assets (Continued)

	Balance 31 Dec 2011	Increases	Foreign currency translation adjustments	Transfers and other movements	Balance 31 Dec 2012
	Euro
Cost
Industrial property and other rights	1,506,431,263	65,582,354	(3,652,824)	3,666,191	1,572,026,984
Other intangible assets	45,368,214	4,981,526	(19,360)	6,283,376	56,613,756
In-progress intangible assets	29,430,896	16,122,366	(180,309)	(32,298,629)	13,074,324

	1,581,230,373	86,686,246	(3,852,493)	(22,349,062)	1,641,715,064

Accumulated depreciation
Industrial property and other rights	756,230,978	114,096,551	(2,055,708)	(17,668,097)	850,603,724
Other intangible assets	24,280,728	9,335,559	(12,946)	(18,561)	33,584,780

	780,511,706	123,432,110	(2,068,654)	(17,686,658)	884,188,504

	800,718,667	(36,745,864)	(1,783,839)	(4,662,404)	757,526,560

36.1.  Increases

        The detail of increases in intangible assets is as follows:

	2013	2012
	Euro
Cost
Capital expenditures (Note 7.c)	90,513,095	86,686,246

	90,513,095	86,686,246
Accumulated depreciation	121,061,819	123,432,110

	(30,548,724)	(36,745,864)

36.2.  Other information regarding intangible assets

        The net carrying value of the caption "Industrial property and other rights" includes mainly the following items:

  •
  Euro 343 million and Euro 360 million as at 31 December 2013 and 2012, respectively, related to 3G and 4G licenses obtained by Meo, S.A. in 2000 and 2011, respectively, corresponding to a gross amount of Euro 500 million net of accumulated depreciation of Euro 157 million. The gross amount includes primarily:

  (i)
  Euro 133 million related to the acquisition of the UMTS license in 2000;

  (ii)
  Euro 242 million capitalized in 2007, following the commitment assumed in 2000 by Meo, S.A. and the other mobile operators of making contributions to the information

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

36. Intangible assets (Continued)

      society during the period through the maturity of the license, and Euro 11.5 million capitalized in 2009 related to additional commitments under the terms of the UMTS license. Since in the year 2000 it was not possible to reliably estimate how the commitment would be fulfilled, Portugal Telecom did not recognize this commitment as a cost of the license and as a liability; and

  (iii)
  Euro 106 million related to the 4G license acquired by Meo, S.A. in 2011.

  •
  Euro 170 million and Euro 185 million as at 31 December 2013 and 2012, respectively, related to the acquisition of the Basic Network from the Portuguese State, regarding the gross amount capitalised in 2002 amounting to Euro 339 million;

  •
  Euro 41 million and Euro 40 million as at 31 December 2013 and 2012, respectively, related to software licenses;

  •
  Euro 24 million and Euro 29 million as at 31 December 2013 and 2012, respectively, related to the cost incurred with loyalty contracts with post-paid customers of mobile businesses, which are being amortised over the period of the related rental contracts, corresponding to a two year period;

  •
  Euro 22 million and Euro 23 million as at 31 December 2013 and 2012, respectively, related to the commitments assumed by PT Comunicações under the TDT license; and

  •
  Euro 9 million and Euro 16 million as at 31 December 2013 and 2012, respectively, related to contracts signed by PT Comunicações in 2007 and 2009 for the acquisition of satellite capacity until 2015, which were recorded as capital leases.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

37. Tangible assets

        During the years ended 31 December 2013 and 2012, movements in tangible assets were as follows:

	Balance 31 Dec 2012	Increases	Foreign currency translation adjustments	Transfers and other movements	Balance 31 Dec 2013
	Euro
Cost
Land	182,553,761	9,477	—	(821,427)	181,741,811
Buildings and other constructions	889,744,739	36,983,567	(1,574,632)	15,897,619	941,051,293
Basic equipment	9,991,801,705	322,491,959	(42,551,808)	(180,265,683)	10,091,476,173
Transportation equipment	79,799,744	11,613,494	(224,800)	(13,673,370)	77,515,068
Tools and dies	21,100,458	227,899	(17,407)	110,335	21,421,285
Administrative equipment	1,210,244,009	34,956,101	(529,846)	7,668,894	1,252,339,158
Other tangible assets	49,760,464	378,451	(15,942)	14,416,183	64,539,156
In-progress tangible assets	210,342,109	91,863,571	(162,789)	(147,107,701)	154,935,190
Advances to suppliers of tangible assets	562,661	—	—	—	562,661

	12,635,909,650	498,524,519	(45,077,224)	(303,775,150)	12,785,581,795

Accumulated depreciation
Land	9,732,669	—	—	70,915	9,803,584
Buildings and other constructions	347,753,039	49,397,911	(535,409)	(11,507,487)	385,108,054
Basic equipment	7,483,041,833	464,313,088	(21,414,843)	(243,511,066)	7,682,429,012
Transportation equipment	55,011,052	8,583,060	(135,439)	(11,522,437)	51,936,236
Tools and dies	20,458,621	346,245	(11,321)	(3,269)	20,790,276
Administrative equipment	1,095,952,447	80,742,562	(366,202)	(25,674,609)	1,150,654,198
Other tangible assets	45,088,543	1,830,941	(11,936)	(526,497)	46,381,051

	9,057,038,204	605,213,807	(22,475,150)	(292,674,450)	9,347,102,411

	3,578,871,446	(106,689,288)	(22,602,074)	(11,100,700)	3,438,479,384

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

37. Tangible assets (Continued)

	Balance 31 Dec 2011	Changes in the consolidation perimeter	Increases	Foreign currency translation adjustments	Transfers and other movements	Balance 31 Dec 2012
	Euro
Cost
Land	181,997,214	—	—	—	556,547	182,553,761
Buildings and other constructions	866,864,904	604,699	11,678,062	(517,257)	11,114,331	889,744,739
Basic equipment	9,729,239,864	2,997,334	382,990,043	(12,011,721)	(111,413,815)	9,991,801,705
Transportation equipment	74,757,966	71,479	13,609,180	(178,389)	(8,460,492)	79,799,744
Tools and dies	20,796,136	—	314,968	(6,925)	(3,721)	21,100,458
Administrative equipment	1,147,407,572	—	32,091,714	(245,997)	30,990,720	1,210,244,009
Other tangible assets	48,260,377	214,812	1,227,566	(7,335)	65,044	49,760,464
In-progress tangible assets	207,124,440	—	132,602,567	(187,746)	(129,197,152)	210,342,109
Advances to suppliers of tangible assets	511,125	—	—	—	51,536	562,661

	12,276,959,598	3,888,324	574,514,100	(13,155,370)	(206,297,002)	12,635,909,650

Accumulated depreciation
Land	9,819,238	—	—	—	(86,569)	9,732,669
Buildings and other constructions	301,402,834	503,007	50,292,449	(193,758)	(4,251,493)	347,753,039
Basic equipment	7,183,864,927	1,140,013	489,452,072	(6,052,390)	(185,362,789)	7,483,041,833
Transportation equipment	50,670,048	71,479	10,999,024	(96,027)	(6,633,472)	55,011,052
Tools and dies	20,059,354	—	407,176	(4,202)	(3,707)	20,458,621
Administrative equipment	1,011,098,155	—	89,704,501	(178,371)	(4,671,838)	1,095,952,447
Other tangible assets	43,936,374	208,553	970,714	(4,249)	(22,849)	45,088,543

	8,620,850,930	1,923,052	641,825,936	(6,528,997)	(201,032,717)	9,057,038,204

	3,656,108,668	1,965,272	(67,311,836)	(6,626,373)	(5,264,285)	3,578,871,446

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

37. Tangible assets (Continued)

37.1.  Increases

        The detail of increases in tangible assets is as follows:

	2013	2012
	Euro
Cost
Capital expenditures (Note 7.c)	498,524,519	574,514,100

	498,524,519	574,514,100
Accumulated depreciation	605,213,807	641,825,936

	(106,689,288)	(67,311,836)

37.2.  Foreign currency translation adjustments

        Foreign currency translation adjustments in 2013 and 2012 relate mainly to the impact of the depreciation of the Namibian Dollar against the Euro.

37.3.  Revaluations

        Portugal Telecom uses the revaluation model to measure real estate properties and the ducts infra-structure (Note 3). The revaluations of the real estate properties and ducts infra-structure were effective for the first time as at 30 June 2008 and 30 September 2008, and resulted in a revaluation of the assets by Euro 208,268,320 and Euro 866,764,702, respectively, totalling an amount of Euro 1,075,033,022 that was recognized in the Consolidated Statement of Comprehensive Income.

        The determination of the fair value of real estate properties was made by an independent appraiser based primarily on: (i) observable prices in an active market of recent market transactions; (ii) profitability method for commercial and administrative real estate; and (iii) the cost of acquiring or producing a similar real estate with the same purpose for technical buildings. Under the first methodology, the main assumptions used in 2008 were the discount rate (average of 8%) and the monthly rent per square meter (average of 6 Euros).

        The determination of the fair value of the ducts infra-structure was made internally based on the replacement cost approach. This valuation process was based primarily on: (i) current and observable prices of materials and construction work related to the installation of the ducts underground; (ii) the nature of the soil and road surface where ducts are installed, which has an impact on the construction cost; (iii) internal costs directly attributable to the construction of the ducts infra-structure network; (iv) a depreciation factor, in order to ensure that the replacement cost is consistent with the remaining useful life of the assets revalued; and (v) a technological factor, which reflects the technological changes occurred, namely related to the kinds of ducts which no longer exist and were replaced by other ones. Generally, the prices of materials and construction work together with other qualitative assumptions referred to above resulted in a valuation of the ducts infra-structure in 2008 which reflects an average cost per meter of duct between Euro 58 and Euro 119, depending on where the infra-structure is located.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

37. Tangible assets (Continued)

        In accordance with the Group's accounting policy to revalue these assets at least every three years, Portugal Telecom performed another revaluation of the real estate assets and ducts infra-structure in 2011, through the same methodology described above. These revaluations were effective as at 31 December 2011 and resulted in a net reduction of tangible assets amounting to Euro 131,418,994, of which Euro 126,167,561 was recognized directly in the Consolidated Statement of Comprehensive Income under the caption "Revaluation reserve" and Euro 5,251,433 was recognized in the Consolidated Income Statement under the caption "Depreciation and amortization". The split of these impacts between real estate and ducts infra-structure is as follows:

  •
  A reduction in the carrying value of the ducts infra-structure amounting to Euro 189,372,570, recognized in other comprehensive income in order to reduce the existing revaluation reserves regarding these assets, which is primarily explained by a decrease in the construction cost and also by technological improvements, leading to a reduction in the average cost per meter of duct to between Euro 42 and Euro 70, depending on where the infra-structure is located; and

  •
  A net increase in the carrying value of real estate assets amounting to Euro 57,953,576, including a gain of Euro 63,205,008 recorded in other comprehensive income and a loss of Euro 5,251,432 recognized in the Consolidated Income Statement. The increase in the carrying value of real estate assets recognized as a result of this revaluation reflects mainly the depreciation and amortization expenses recorded over the last three years, as the average monthly rent per square meter for the real estate assets that were revalued in both 2008 and 2011 remained broadly stable at 6 Euros, although the overall average monthly rent per square meter increased to 7 Euros, as a result of real estate assets acquired between those years.

        The amortization of the surplus resulting from the revaluation of real estate properties and ducts infra-structure amounted to approximately Euro 8 million and Euro 32 million in 2013, respectively, and to Euro 10 million and Euro 32 million in 2012, respectively. If these assets had been carried under the cost model, the carrying amounts of the real estate properties and the ducts infra-structure would have been reduced by approximately Euro 178 million and Euro 466 million, respectively, corresponding to Euro 137 million and Euro 373 million net of tax effect, respectively.

37.4.  Other situations regarding tangible assets

        In addition, the following situations regarding tangible assets should be mentioned:

  •
  Basic equipment includes primarily network installations and equipment, including the ducts infra-structure, switching equipment, telephones and switchboards and submarine cables;

  •
  In-progress tangible assets correspond primarily to telecommunications network equipment and are recorded during the installation period of those equipment, which normally lasts for 2 to 3 months, thus explaining the significant amounts recorded under this caption, although with reduced maturities;

  •
  Portugal Telecom recognized own work capitalized in tangible assets amounting to Euro 110 million and Euro 102 million in the years ended 31 December 2013 and 2012 , respectively;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

37. Tangible assets (Continued)

  •
  PT Comunicações, under the terms of the Modification Agreement of the Concession, owns tangible assets related to the Concession amounting to Euro 1,710 million and Euro 1,765 million as at 31 December 2013 and 2012, respectively;

  •
  PT Comunicações owns tangible assets located outside Portugal, including participations in submarine cable consortiums, which amounted to Euro 12 million and Euro 15 million as at 31 December 2013 and 2012, respectively; and

  •
  PT Comunicações owns tangible assets that are installed in properties of third parties or on public property, amounting to Euro 8 million as at 31 December 2013 and 2012, respectively, and owns tangible assets that are not yet registered under its name, amounting to Euro 7 million and Euro 8 million as at 31 December 2013 and 2012.

38. Debt

        As at 31 December 2013 and 2012, this caption consists of:

	2013		2012
	Short-term	Long-term	Short-term	Long-term
	Euro
Exchangeable bonds	743,011,847	—	—	732,944,410
Bonds	—	4,731,260,092	983,636,935	3,732,399,950
Bank loans
External loans	103,868,391	949,281,957	113,959,174	1,381,440,338
Domestic loans	5,111,006	175,039,738	2,753,092	108,765,906
Liability related to equity swaps on treasury shares	73,210,079	—	73,210,079	—
Commercial paper	542,000,000	—	175,750,000	—
Leasings	24,729,526	23,579,646	24,011,206	23,885,353
Other financings	45,611	—	22,378,577	—

	1,491,976,460	5,879,161,433	1,395,699,063	5,979,435,957

        During the year ended 31 December 2013, gross debt decreased by Euro 4 million reflecting several effects that offset each other, including primarily the following:

  •
  the repayment of the Euro 1 billion Eurobond issued in April 2009, the outstanding consolidated liability of which amounted to Euro 934 million at maturity;

  •
  the decrease in the outstanding amount due under Portugal Telecom's standby credit facilities entered into in previous years (Euro 350 million);

  •
  the repayment of the Euro 50 million floating rate notes issued in August 2008;

  •
  the repayment of several loans obtained from the European Investment Bank;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

  •
  the increase in the amounts due under Portugal Telecom's commercial paper programmes (Euro 366 million);

  •
  a Euro 1 billion Eurobond issued on 10 May 2013, which matures in 2020 and bears interest at a fixed rate of 4.625%; and

  •
  a Euro 70 million loan obtained in May 2013 and maturing in 2017.

38.1.  Exchangeable bonds

        On 28 August 2007, PT Finance issued exchangeable bonds totalling Euro 750,000,000, exchangeable into fully paid ordinary shares of Portugal Telecom, as follows:

  •
  Exchange price of Euro 13.9859 per ordinary share of Portugal Telecom, which was adjusted to Euro 11.60 on 30 October 2007, following the spin-off of PT Multimedia, and to Euro 11.06 on 28 December 2010, Euro 9.4 on 31 May 2011 and Euro 8.91 on 22 May 2012, following the dividends paid in December 2010, June 2011 and May 2012, respectively, according to the terms and conditions of these bonds;

  •
  Nominal value of each bond: Euro 50,000;

  •
  Maturity: 28 August 2014 unless previously redeemed, acquired, cancelled or converted; and

  •
  Fixed interest rate: 4.125% per annum, paid semi-annually.

        The exchangeable bonds represent a compound instrument and, accordingly, the market value of the equity component as of the date the bonds were issued amounted to Euro 57,145,442 and was recorded in shareholders' equity under the caption "Other reserves and accumulated earnings", while the financial liability component was initially computed based on a market interest rate of 5.51% and is recorded by the amortized cost.

        As at 31 December 2013, the fair value of the exchangeable bonds, determined based on market information, amounted to Euro 764 million.

38.2.  Bonds

        The following table provides detailed information about the bonds outstanding as at 31 December 2013:

Issuer(i)	Debt	Euro	Issue date	Expected maturity(ii)	Interest rate
PT Finance	Eurobond	1,000,000,000	May-13	2020	4.625%
PT Finance	Eurobond	750,000,000	Oct-12	2018	5.875%
Portugal Telecom	Retail bond	400,000,000	Jul-12	2016	6.25%
PT Finance	Eurobond	600,000,000	Feb-11	2016	5.625%
PT Finance	Eurobond	750,000,000	Nov-09	2019	5.00%
PT Finance	Fixed rate notes	250,000,000	Jul-09	2017	5.242%
PT Finance	Eurobond	500,000,000	Jun-05	2025	4.50%
PT Finance	Eurobond	500,000,000	Mar-05	2017	4.375%
	Transaction costs(iii)	(18,739,908)

		4,731,260,092

(i)
All PT Finance and Portugal Telecom issuances were made under the Euro Medium Term Note Programme ("EMTN").

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

(ii)
Loans are repayable on final maturity except where otherwise indicated.

(iii)
This caption corresponds to expenses incurred at the date these bonds were issued, which relate to (i) roundings in defining the coupon rate; and (ii) prepaid commissions. These expenses are recognized in earnings through the life of the bonds.

        During the year ended 31 December 2013, PT Finance repaid the Euro 1,000 million Eurobond issued in April 2009, the outstanding consolidated liability of which amounted to Euro 934 million at maturity, and the Euro 50 million floating rate notes issued in August 2008.

        As at 31 December 2013, the maximum possible nominal amount of outstanding notes issued under the EMTN Programme established by PT Finance and Portugal Telecom amounted to Euro 7,500,000,000, of which Euro 4,750,000,000 were outstanding as at 31 December 2013, as detailed above.

        The fair value of these bonds was determined based on market information and amounted to Euro 4,964 million as at 31 December 2013.

38.3.  Bank loans

        As at 31 December 2013 and 2012, bank loans are denominated in the following currencies:

	2013		2012
	Currency of the notional	Euro	Currency of the notional	Euro
Euros	1,225,167,822	1,225,167,822	1,591,284,722	1,591,284,722
Other currencies		8,133,270		15,633,788

		1,233,301,092		1,606,918,510

        As at 31 December 2013, Portugal Telecom had a committed standby credit facility amounting to Euro 800 million, maturing in June 2016. Portugal Telecom also entered into an export credit facility, comprising two committed tranches amounting to Euro 80 million, agreed in 2011, and Euro 100 million, agreed in January 2013.

        As at 31 December 2013, external bank loans due include primarily the following financings:

  •
  An amount of Euro 400 million used under the above mentioned committed standby facilities and an amount of Euro 69 million used under the export credit facility;

  •
  Loans obtained by Portugal Telecom from the European Investment Bank ("EIB") totalling Euro 527 million, maturing up to 2021, including primarily (1) two loans obtained in 2010 of Euro 100 million each for the purpose of investing in Portugal Telecom's next generation network, which have an average maturity of approximately 4.2 years, (2) a loan obtained in 2011 amounting to Euro 140 million for the purpose of investing in research and development, which matures in 2019, and (3) a loan secured in 2012 amounting to Euro 100 million in order to finance the investment in next generation network, which also matures in 2019;

  •
  A loan obtained by PT Finance in 2010, the outstanding amount of which was Euro 30 million as at 31 December 2013, maturing between 2014 and 2015.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

        As at 31 December 2013, domestic bank loans due include primarily the following financings:

  •
  2 loans obtained in 2012, totalling Euro 100 million and maturing in 2016;

  •
  A loan obtained in 2013, amounting to Euro 70 million and maturing in 2017.

        As at 31 December 2013 and 2012, bank loans of Portugal Telecom and its group companies bear interest at annual interest rates, equivalent to loans denominated in Euros, which vary between:

	2013	2012
Maximum rate	8.75%	4.81%
Minimum rate	0.84%	1.17%

38.4.  Liability related to equity swaps on treasury shares

        This caption relates to an equity swap contract entered into by Portugal Telecom over 20,640,000 treasury shares, which was recognized as an effective acquisition of treasury shares, thus implying the recognition of a corresponding financial liability for the respective acquisition cost in the amount of Euro 178,071,827 (Note 44.2). In December 2011 and 2012, Portugal Telecom settled the amounts of Euro 84,304,306 and Euro 20,557,440, respectively, following which the outstanding amount due as at 31 December 2012 and 2013 was Euro 73,210,079.

38.5.  Commercial paper

        Portugal Telecom entered into several commercial paper programs, under which it has issued a total amount of Euro 542 million as at 31 December 2013, maturing between January and May 2014. Under these programmes, the Company had available an underwritten amount of Euro 283 million as at 31 December 2013.

38.6.  Leasings

        Financial lease obligations recorded as at 31 December 2013 relate mainly to satellite capacity and transportation equipment acquired under finance lease contracts. Satellite capacity acquired under finance lease contracts is currently being used by PT Comunicações for the direct-to-home offer of its television service. Transportation equipment under finance lease contracts, under which there are generally purchase options at the end of their term, was acquired by several Group companies and is currently being used in their normal course of business.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

        As at 31 December 2013, the carrying amount of assets acquired under finance leases is as follows:

	Gross amount	Accumulated depreciation	Carrying amount
	Euro
Industrial property and other rights	64,351,403	46,039,175	18,312,228
Transportation equipment	37,708,289	15,909,331	21,798,958
Other	3,028,132	1,609,928	1,418,204

	105,087,824	63,558,434	41,529,390

        As at 31 December 2013, the detail of future minimum lease payments related to finance lease contracts is as follows:

	Present value	Finance costs	Total
	Euro
2014	24,729,526	1,337,594	26,067,120
2015	8,089,872	773,024	8,862,896
2016	3,712,498	606,467	4,318,965
2017	3,366,659	474,332	3,840,991
2018 and following years	8,410,617	377,555	8,788,172

	48,309,172	3,568,972	51,878,144

38.7.  Medium and long-term debt

        As at 31 December 2013, medium and long-term debt matures as follows:

Euro
2015	59,760,818
2016	1,541,130,250
2017	855,213,540
2018	866,190,989
2019 and following years	2,556,865,836

5,879,161,433

38.8.  Covenants

        As at 31 December 2013, the Company had several covenants related to its indebtedness as follows:

  •
  Change in control

    The exchangeable bonds, the credit facilities under which the Company had borrowed a total amount of 670 million as at 31 December 2013 and the loans obtained from EIB totalling

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

    Euro 527 million as at 31 December 2013 establish penalties in the case of any change of control of Portugal Telecom. According to the terms and conditions of these debt instruments, a change of control would occur if any person or group of persons acting in concert acquires or controls more than 50 per cent of the voting rights, whether obtained by ownership of share capital, holding of voting rights or pursuant to the terms of a shareholders' agreement. In certain cases, gaining the power to appoint or remove all, or the majority, of the directors of the company or to give directions with respect to the operating and financial policies of the company with which the directors or equivalent officers of the company are obliged to comply are also considered a change of control.

    The Euro 750 million Eurobonds issued in 2009, the Euro 600 million Eurobond issued in 2011, the Euro 750 million Eurobond issued in 2012 and the Euro 1,000 million Eurobond issued in 2013 establish penalties in the case of any change of control of Portugal Telecom, as described above, only if simultaneously a rating downgrade to sub-investment grade occurs (in case the securities are investment grade securities) or a rating downgrade occurs (in case the securities are sub-investment grade securities) during the Change of Control Period, as defined under the terms and conditions of these notes.

  •
  Credit rating

    Certain loan agreements with the EIB, totalling Euro 36 million as at 31 December 2013, the repayment of which is scheduled to 2014, stated that Portugal Telecom could be asked to present a guarantee acceptable by the EIB if, at any time, the long-term credit rating assigned by the rating agencies to Portugal Telecom is reduced from the rating assigned by the time the clause was included (BBB- by S&P, Baa2 by Moody's and BBB by Fitch).

    In 2011, Portugal Telecom and the EIB have agreed to increase the spread of those loans, with no other consequence, as a result of the revision of Portugal Telecom's credit rating.

    On 23 December 2011, Moody's announced the downgrade of Portugal Telecom's long-term rating from Baa3 to Ba1. On 16 February 2012, S&P announced its review of the credit rating attributed to Portugal Telecom, downgrading the long-term rating from BBB- to BB+, and the short-term rating from A-3 to B. Following these developments, Portugal Telecom has agreed with the EIB to open a cash deposit amounting to a portion of the amount due under the loan agreements that include the credit rating covenant, pledged in favour of the EIB. The amount deposited in this account, which amounted to Euro 28 million as at 31 December 2013, will be reduced as loans are repaid. Portugal Telecom and the EIB have also agreed that further upgrades or downgrades of the credit rating assigned to the Company will lead to, respectively, decreases or increases in the amount deposited, with no other consequence.

  •
  Control/disposal of subsidiaries

    Certain credit facilities under which the Company had borrowed a total amount of 640 million as at 31 December 2013 state that Portugal Telecom must, directly or indirectly, maintain majority ownership and control of each material subsidiary. Material subsidiaries are those

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

    companies which total assets are equal or exceed 10% of total consolidated assets or which total revenues are also equal or exceed 10% of total consolidated revenues.

  •
  Disposals of assets

    The EIB loans totalling Euro 527 million as at 31 December 2013 include certain restrictions regarding the disposal of assets by Portugal Telecom.

  •
  Financial ratios

    Certain credit facilities under which the Company had borrowed a total amount of 670 million as at 31 December 2013 require that the ratio Consolidated Net Debt/EBITDA should not exceed certain values.

  •
  Negative Pledge

    The Euro Medium Term Notes, the exchangeable bonds, the credit facilities, the loans obtained from the EIB and the commercial paper programmes are subject to negative pledge clauses, which restrict the pledge of security interests in the assets of companies included in the consolidation.

        The penalties applicable in the event of non compliance with any of these covenants are generally the early payment of the loans obtained or the termination of available credit facilities. As at 31 December 2013, the Company had fully complied with the covenants mentioned above.

        On 2 October 2013, Portugal Telecom entered into a memorandum of understanding with Oi and certain of Portugal Telecom's and Oi's shareholders with respect to the business combination between Portugal Telecom and Oi (Note 1). In connection with the proposed business combination, Portugal Telecom expects to amend certain of its outstanding debt instruments, including Portugal Telecom's Euro 400 million notes due 2016 issued under its euro medium term note programme and the Euro 750 million exchangeable bonds due 2014 issued by Portugal Telecom International Finance BV. The proposed amendments include, among other things:

  •
  except for the Portugal Telecom Retail Notes, the release and discharge of Portugal Telecom, as keep well provider, from all of its obligations under the applicable keep well agreement and the release and discharge of PT Comunicações, as keep well provider, from all of its obligations under its keep well agreement;

  •
  in the case of the Portugal Telecom Retail Notes, the substitution, in place of Portugal Telecom, of PT Portugal SGPS S.A. as issuer and principal obligor;

  •
  the addition of an unconditional and irrevocable guarantee from Oi;

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

38. Debt (Continued)

  •
  the waiver of any and all of the events of default and potential events of default (as such terms are defined in the trust deeds of such notes and bonds) that may be triggered by the proposed share capital increase by Oi and/or the proposed business combination between Portugal Telecom and Oi or any transaction executed as part of, or pursuant to, such capital increase and/or business combination; and

  •
  in the case of the exchangeable bonds only, the amendment of the exchange right in order to provide that any holder exercising its exchange right will receive (a) from (and including) the date of the completion of the proposed share capital increase by Oi up to (but excluding) the date of the completion of the proposed business combination between Portugal Telecom and Oi, a cash amount with reference to the ordinary shares of Portugal Telecom, and (b) from (and including) the date of completion of such proposed business combination, a cash amount with reference to the ordinary shares of Telemar Participações (each calculated in accordance with the modified terms and conditions of such exchangeable bonds) in place of receiving ordinary shares of Portugal Telecom.

39. Accounts payable

        As at 31 December 2013 and 2012, this caption consists of:

	2013	2012
	Euro
Current accounts payable
Accounts payable-trade	414,127,644	455,629,066
Fixed asset suppliers	122,303,529	146,159,870
Licenses and concessions(i)	6,000,000	5,615,600
Accounts payable to employees	1,586,417	1,750,949
Other	24,252,950	50,752,748

	568,270,540	659,908,233

Non-current accounts payable
Licenses and concessions(i)	14,840,169	19,082,848
Other	4,629,975	3,002,823

	19,470,144	22,085,671

(i)
This caption reflects accounts payable by Meo, S.A. to the Portuguese telecommunications regulator regarding the 4G license acquired in December 2011 (Note 36).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

40. Accrued expenses

        As at 31 December 2013 and 2012 this caption consists of:

	2013	2012
	Euro
Interest and other financial expenses	199,176,963	162,981,325
Supplies and external services	174,770,992	169,016,345
Vacation pay and bonuses	100,461,322	106,568,969
Discounts to clients	33,250,083	26,323,426
Other	26,996,759	24,642,579

	534,656,119	489,532,644

41. Deferred income

        As at 31 December 2013 and 2012 this caption consists of:

	2013	2012
	Euro
Advance billing:
Traffic	56,241,191	58,195,332
Other advance billing	32,385,833	48,997,067
Contractual penalties imposed to customers (Note 3.p)	74,997,684	53,688,249
Customer retention programs (Note 3.p)(i)	7,906,459	12,077,899
Other	75,253,077	93,611,874

	246,784,244	266,570,421

(i)
This caption relates to deferred revenues in connection with loyalty programmes of mobile operations, which are recognized as revenue when award credits are redeemed.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

42. Provisions and adjustments

        During the years ended 31 December 2013 and 2012, movements in provisions and adjustments were as follows:

	Balance 31 Dec 2012	Increases	Decreases	Foreign currency translation adjustments	Other movements	Balance 31 Dec 2013
	Euro
Adjustments
For doubtful accounts receivable (Notes 25 and 26)	280,572,455	47,248,852	(7,742,623)	(837,049)	(70,681,975)	248,559,660
For inventories (Note 27)	28,765,102	4,285,113	(2,667,634)	(221,294)	(317,628)	29,843,659
For financial investments (Notes 33 and 34)	8,668,878	766,359	(193,499)	—	(2,673,741)	6,567,997

	318,006,435	52,300,324	(10,603,756)	(1,058,343)	(73,673,344)	284,971,316

Provisions for risks and costs
Litigation (Note 49)	21,335,514	187,611	(3,638,297)	10,457	184,820	18,080,105
Taxes (Note 49)	69,408,265	28,332,948	(19,842,884)	—	(15,942,455)	61,955,874
Other	9,462,015	3,987,570	(1,022,825)	(283,589)	(1,118,231)	11,024,940

	100,205,794	32,508,129	(24,504,006)	(273,132)	(16,875,866)	91,060,919

	418,212,229	84,808,453	(35,107,762)	(1,331,475)	(90,549,210)	376,032,235

	Balance 31 Dec 2011	Changes in the consolidation perimeter	Increases	Decreases	Foreign currency translation adjustments	Other movements	Balance 31 Dec 2012
	Euro
Adjustments
For doubtful accounts receivable (Notes 25 and 26)	312,214,214	—	41,092,688	(4,464,643)	(517,966)	(67,751,838)	280,572,455
For inventories (Note 27)	38,790,309	—	4,581,921	(11,748,026)	(70,366)	(2,788,736)	28,765,102
For financial investments (Notes 33 and 34)	34,305,422	—	2,656,811	(121,854)	(29,874)	(28,141,627)	8,668,878

	385,309,945	—	48,331,420	(16,334,523)	(618,206)	(98,682,201)	318,006,435

Provisions for risks and costs
Litigation (Note 49)	22,264,566	—	510,712	(1,169,755)	(31,873)	(238,136)	21,335,514
Taxes (Note 49)	61,477,959	—	31,343,137	(18,375,872)	—	(5,036,959)	69,408,265
Other	17,775,360	366,765	1,751,598	(346,014)	(229,263)	(9,856,431)	9,462,015

	101,517,885	366,765	33,605,447	(19,891,641)	(261,136)	(15,131,526)	100,205,794

	486,827,830	366,765	81,936,867	(36,226,164)	(879,342)	(113,813,727)	418,212,229

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

42. Provisions and adjustments (Continued)

        As at 31 December 2013 and 2012, the caption "Provisions for risks and costs" was classified in the Consolidated Statement of Financial Position in accordance with the expected settlement date, as follows:

	2013	2012
	Euro
Current provisions
Litigation	18,056,832	21,312,242
Taxes	61,941,364	69,408,265
Other	8,791,648	6,488,757

	88,789,844	97,209,264

Non-current provisions
Litigation	23,273	23,272
Taxes	14,510	—
Other	2,233,292	2,973,258

	2,271,075	2,996,530

	91,060,919	100,205,794

42.1.  Increases and reductions

        Increases in provisions and adjustments in the years ended 31 December 2013 and 2012 were recognised in the Consolidated Income Statement as follows:

	2013	2012
	Euro
Provisions and adjustments	40,182,753	34,584,083
Income taxes (Note 20)	28,236,426	30,564,149
Costs of products sold (Note 10)	4,034,299	4,550,611
Other(i)	12,354,975	12,238,024

	84,808,453	81,936,867

(i)
This caption includes primarily Euro 5 million and Euro 9 million in 2013 and 2012, respectively, related to adjustments to certain receivables recorded under the caption "Other costs (gains), net", as mentioned in Note 15.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

42. Provisions and adjustments (Continued)

        Decreases in provisions and adjustments in the years ended 31 December 2013 and 2012 were recognised in the Consolidated Income Statement as follows:

	2013	2012
	Euro
Provisions and adjustments	11,867,996	10,499,197
Income taxes (Note 20)	18,096,178	14,946,003
Costs of products sold (Note 10)	2,556,599	10,526,575
Other	2,586,989	254,389

	35,107,762	36,226,164

        In the years ended 31 December 2013 and 2012, the profit and loss caption "Provisions and adjustments" consists of:

	2013	2012
	Euro
Increases in provisions and adjustments for doubtful receivables and other	40,182,753	34,584,083
Decreases in provisions and adjustments for doubtful receivables and other	(11,867,996)	(10,499,197)
Direct write-off of accounts receivable	1,503,027	2,346,006
Collections from accounts receivable which were previously written-off	(3,989,519)	(3,163,639)

	25,828,265	23,267,253

42.2.  Other movements

        In the years ended 31 December 2013 and 2012, other movements of provisions and adjustments include primarily the write-off of trade receivables that were previously fully adjusted for. In the year ended 31 December 2012, other movements of provisions and adjustments also includes the transfer of the adjustments for the financial investment in Sportinveste, amounting to Euro 26 million, which as at 31 December 2012 are included under the caption "Non-current assets held for sale" (Note 32).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

43. Other current and non-current liabilities (Continued)

        As at 31 December 2013 and 2012, these captions consist of:

	2013	2012
	Euro
Other current liabilities
Dividends payable to non-controlling shareholders	13,980,981	3,926,327

	13,980,981	3,926,327

Other non-current liabilities
Assets retirement obligation (Note 3.g)	18,366,291	32,705,960
Other(i)	5,040,232	154,054,624

	23,406,523	186,760,584

(i)
The reduction in this caption is primarily explained by the settlement of contractual obligations related to the acquisition of the investment in Oi in 2011, by a lower amount than the liability initially recognized, which resulted in the recognition of a gain included under the caption "Net other gains" (Note 15).

44. Shareholders' Equity

44.1.  Share capital

        As at 31 December 2013, Portugal Telecom's fully subscribed and paid-in share capital amounted to Euro 26,895,375, represented by 896,512,500 shares with a nominal value of three cents of Euro each, with the following distribution:

  •
  896,512,000 Ordinary Shares; and

  •
  500 Class A Shares.

        The Portugal Telecom's General Meeting of Shareholders held on 26 July 2011 approved an amendment to the Company's Bylaws that eliminated the special rights granted to the 500 Class A shares (the so-called "golden share"). Consequently, after this approval, these shares do not have any special right.

44.2.  Treasury shares

        As at 31 December 2013 and 2012, this caption consists of:

Euro
Equity swap contracts (Note 38.4)	178,071,827
Shares held by Oi	159,449,089

337,520,916

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

44. Shareholders' Equity (Continued)

        The equity swap contracts were entered into by Portugal Telecom over 20,640,000 treasury shares and were recognized as an effective acquisition of treasury shares, thus implying the recognition of a corresponding financial liability for the respective acquisition cost.

        Under the strategic partnership between Portugal Telecom and Oi, under which it was envisaged the acquisition by Oi of up to 10% of the outstanding shares of Portugal Telecom, Oi acquired 89,651,205 shares of Portugal Telecom up to 31 December 2012, representing 10.0% of the share capital. Portugal Telecom's share in this investment was classified as treasury shares in its Consolidated Statement of Financial Position and amounted to Euro 159,449,089 as at 31 December 2013 and 2012, reflecting: (1) 64,557,566 shares of Portugal Telecom acquired during the year 2011, equivalent to an amount of Euro 148,311,037 corresponding to Portugal Telecom's share in those shares ; (2) 25,093,639 shares of Portugal Telecom acquired during the second quarter of 2012, equivalent to an amount of Euro 23,198,433 corresponding to Portugal Telecom's share in those shares; and (3) a reduction of Euro 12,060,381 in the Company's interest in the shares acquired by Oi corresponding to the effect of the corporate restructuring of the Oi Group concluded in March 2012, as a result of which the Company's interest in Oi was reduced.

44.3.  Legal reserve

        Portuguese law provides that at least 5% of each year's profits must be appropriated to a legal reserve until this reserve equals the minimum requirement of 20% of share capital. This reserve is not available for distribution to shareholders but may be capitalized or used to absorb losses, once all other reserves and retained earnings have been exhausted. As at 31 December 2013, the legal reserve is already fully incorporated, corresponding to more than 20% of share capital.

44.4.  Reserve for treasury shares

        The reserve for treasury shares relates to the recognition of a non-distributable reserve equivalent to the nominal value of the shares cancelled or to the acquisition cost of treasury shares held by the Company. This reserve has the same legal regime as the legal reserve. As at 31 December 2013 and 2012, this reserve relates to shares cancelled on 20 December 2007, 24 March 2008 and 10 December 2008.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

44. Shareholders' Equity (Continued)

44.5.  Revaluation reserve and other reserves and accumulated earnings

        During the years ended 31 December 2013 and 2012, movements in these captions were as follows:

	Balance 31 Dec 2012	Comprehensive income	Dividends (Note 22)	Other movements	Balance 31 Dec 2013
	Euro
Income and expenses recognized directly in equity
Actuarial losses
Net actuarial losses (Note 14)	(538,641,978)	(139,474,542)	—	—	(678,116,520)
Tax effect (Note 20)	134,683,142	21,431,258	—	—	156,114,400
Non-controlling interests	—	—	—	—	—
Cumulative foreign currency translation adjustments ("CTAs")(i)	(561,421,818)	(598,007,113)	—	—	(1,159,428,931)
Hedge accounting of financial instruments	(1,574,321)	3,047,860	—	—	1,473,540
Other	(79,326,749)	(29,496,748)	—	—	(108,823,497)

	(1,046,281,723)	(742,499,285)	—	—	(1,788,781,008)

Reserves recognized directly in equity
Revaluation of tangible assets(ii)	685,541,216	—	—	44,956,340	730,497,556
Tax effect	(160,817,171)	12,879,404	—	(23,940,319)	(171,878,086)

	524,724,045	12,879,404	—	21,016,021	558,619,470

Total income, expenses and reserves recognized directly in equity	(521,557,678)	(729,619,881)	—	21,016,021	(1,230,161,538)
Retained earnings and other reserves	2,897,218,575	—	(52,080,512)	(7,756,021)	2,837,382,042
Net income attributable to equity holders of the parent	225,803,781	330,980,955	(225,803,781)	—	330,980,955

	2,601,464,678	(398,638,926)	(277,884,293)	13,260,000	1,938,201,459

(i)
This caption includes the translation adjustments of assets and liabilities denominated in foreign currencies as from 1 January 2004 up to the date of the Consolidated Statement of Financial Position (Note 3.q). As at 31 December 2013, this caption corresponds mainly to the impact of the depreciation of the Brazilian Real against the Euro, on Portugal Telecom's investments in Oi and Contax.

(ii)
Revaluation reserves can only be used in future share capital increases, to adjust the carrying amount of revalued assets that at a certain date exceed its fair value, or to absorb accumulated losses.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

44. Shareholders' Equity (Continued)

	Balance 31 Dec 11	Comprehensive income	Dividends (Note 22)	Oi's corporate restructuring (Note 1)	Other movements	Balance 31 Dec 12
	Euro
Income and expenses recognized directly in equity
Actuarial losses
Net actuarial losses (Note 14)	(492,708,092)	(45,933,886)	—	—	—	(538,641,978)
Tax effect (Note 20)	123,190,557	11,492,585	—	—	—	134,683,142
Cumulative foreign currency translation adjustments ("CTAs")(i)	(185,477,426)	(375,944,392)	—	—	—	(561,421,818)
Hedge accounting of financial instruments	(4,679,490)	3,105,169	—	—	—	(1,574,321)
Other	(58,582,932)	(20,743,817)	—	—	—	(79,326,749)

	(618,257,382)	(428,024,341)	—	—	—	(1,046,281,723)

Reserves recognized directly in equity
Revaluation of tangible assets(ii)	727,967,282	—	—	—	(42,426,066)	685,541,216
Tax effect	(171,423,688)	—	—	—	10,606,517	(160,817,171)

	556,543,594	—	—	—	(31,819,549)	524,724,045

Total income, expenses and reserves recognized directly in equity	(61,713,788)	(428,024,341)	—	—	(31,819,549)	(521,557,678)
Retained earnings and other reserves	3,039,006,091	—	—	49,235,831	(191,023,347)	2,897,218,575
Net income attributable to equity holders of the parent	333,894,411	225,803,781	(371,937,439)	—	38,043,028	225,803,781
Anticipated dividends	(184,799,868)	—	—	—	184,799,868	—

	3,126,386,846	(202,220,560)	(371,937,439)	49,235,831	—	2,601,464,678

(i)
This caption includes the translation adjustments of assets and liabilities denominated in foreign currencies as from 1 January 2004 up to the date of the Consolidated Statement of Financial Position (Note 3.q). As at 31 December 2012, this caption corresponds mainly to the impact of the depreciation of the Brazilian Real against the Euro, on Portugal Telecom's investments in Oi and Contax.

(ii)
Revaluation reserves can only be used in future share capital increases, to adjust the carrying amount of revalued assets that at a certain date exceed its fair value, or to absorb accumulated losses.

45. Financial instruments

45.1.  Financial risks

        Portugal Telecom is primarily exposed to (i) market risks related to changes in foreign currency exchange rates and interest rates, (ii) credit risks and (iii) liquidity risks. The main objective of Portugal Telecom's financial risk management is to reduce these risks to an acceptable level. The purpose of the financial instruments entered into by Portugal Telecom is to reduce the risk of exposure to changes in interest and exchange rates.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

        The contracting of these derivatives is made after careful analysis of associated risks and rewards, taking into consideration information obtained from different institutions. These transactions are subject to authorization from Portugal Telecom's Executive Committee. The fair value of these derivatives is determined on a regular basis, based on market information, in order to assess the economic and financial implications of different scenarios. The Executive Committee monitors regularly these financial risks.

45.1.1.  Foreign currency exchange rate risk

        Foreign currency exchange rate risks relate mainly to Portugal Telecom's investments in Brazil, in Angola and in other foreign operations, and to debt denominated in currencies different from the functional currency of the country where the borrowing company operates.

        The risks related to the Company's investments in foreign currencies relate primarily to its investments in Oi and Contax. As at 31 December 2013 and 2012, the net exposure (assets minus liabilities, net of non-controlling interests) to Brazil amounted to R$ 9,013 million (Euro 2,767 million) and R$ 8,625 million (Euro 3,190 million), respectively. Portugal Telecom does not have in place any financial instrument to hedge the exchange risk on investments in foreign companies.

        The effects of hypothetical changes of relevant risk variables on income statement and shareholders' equity of Portugal Telecom are as follows:

  •
  The impact of the appreciation (devaluation) of the Real against the Euro by 0.1, from 3.26 to 3.16 (3.36), would be an increase (decrease) in Portugal Telecom's net assets as at 31 December 2013 by approximately Euro 88 million (Euro 82 million), which corresponds to currency translation adjustments on Brazilian investments;

  •
  The impact of the appreciation (devaluation) of the US Dollar against the Euro by 0.1, from 1.38 to 1.28 (1.48), would be an increase (decrease) in Portugal Telecom's net assets as at 31 December 2013 by approximately Euro 54 million (Euro 47 million), which corresponds to currency translation adjustments on investments in foreign companies denominated in US Dollars, including primarily Unitel;

  •
  Most of non-derivative financial assets and liabilities are denominated in the functional currency of each company, either directly or indirectly through the use of derivatives. Therefore, changes in exchange rates would have no material effects on the income statement and shareholders' equity of the companies where those assets and liabilities are recorded.

45.1.2.  Interest rate risk

        Interest rate risk basically impact the Group's financial expenses and income on the floating interest rate debt and cash applications. As at 31 December 2013 and 2012, Portugal Telecom is exposed to this risk primarily in the Euro zone, as its debts are subject to floating interest rates based on the Euribor rate.

        Interest rate risks also result from the exposure to changes in the fair value of Portugal Telecom's long term fixed-rate debt due to changes in market interest rates.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

45.1.3.  Credit risk

        Credit risk relates mainly to the risk that a third party fails on its contractual obligations, resulting in a financial loss to the Group. Portugal Telecom is subject to credit risks in its operating and treasury activities.

        Credit risks in operations relate basically to outstanding receivables from services rendered to our customers (Notes 25 and 26). The Group does not have any significant credit risk exposure to any single customer, since trade receivables consist of a large number of customers, spread across several businesses and geographical areas. These risks are monitored on a business-to-business basis, and Portugal Telecom's management of these risks aims to: (a) limit the credit granted to customers, considering the profile and the aging of receivables from each customer; (b) monitor the evolution of the level of credit granted; (c) perform an impairment analysis of its receivables on a regular basis; and (d) assess the market risk where the customer is located. Accordingly, the criteria used to compute adjustments for doubtful accounts receivable is based on these factors. The movement of these adjustments for the years ended 31 December 2013 and 2012 is disclosed in Note 42. As at 31 December 2013, the Group's consolidated trade receivables not adjusted for totalled Euro 641 million (Note 25), including Euro 409 million due with maturities up to ninety days, Euro 45 million due with maturities between ninety and one hundred and eighty days, Euro 41 million due with maturities between one hundred and eighty days and one year and Euro 146 million due with maturities over one year, with this latter amount including Euro 139 million for which the Group has either deferred the related revenues or has accounts payable to the same entities and regarding the same matter, which offset the related credit risk. As at 31 December 2013, the Group believes that there was no further credit adjustment required in excess of the adjustments for accounts receivable included in Note 42.

        Risks related to treasury activities result mainly from the cash deposits on investments made by the Group. In order to dilute these risks, Portugal Telecom's policy is to invest its cash for short time periods, entering in agreements with reputable financial institutions and diversifying counterparties.

45.1.4.  Liquidity risk

        This risk may occur if the sources of funding, including cash balance, operating cash inflows, divestments, credit lines and cash flows obtained from financing operations, do not match the Group's financing needs, such as operating and financing outflows, investments, shareholder remuneration and debt repayments. Based on the cash flows generated by operations and on the available cash plus undrawn committed standby facilities and underwritten commercial paper agreements, as detailed below, Portugal Telecom concluded that the Group is able to meet its estimated obligations, based on the available information up to date regarding several factors exogenous to its businesses.

        In order to mitigate liquidity risks, the Group seeks to maintain a liquidity position and an average maturity of debt that allows it to repay its short-term debt and, at the same time, pay all its contractual obligations, as mentioned below. As at 31 December 2013, the amount of available cash, plus the undrawn amount of Portugal Telecom's underwritten commercial paper lines (cash immediately available upon a 2 or 3-day notice) and Portugal Telecom's committed standby facilities amounted to

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

Euro 3,257 million, as compared to Euro 3,016 million as at 31 December 2012. The average maturity of Portugal Telecom's net debt as at 31 December 2013 and 2012 was 5.5 and 5.6 years, respectively.

        The capital structure of Portugal Telecom is managed in order to ensure that its businesses will be able to continue as a going concern and maximize the return to shareholders. The capital structure of the Group includes debt (Note 38), cash and cash equivalents (Note 47.k), short-term investments (Note 24) and equity attributable to equity holders of the parent (Note 44), comprising issued capital, treasury shares, reserves and accumulated earnings. The Group reviews periodically its capital structure considering the risks associated with each of the above mentioned classes of the capital structure.

        As at 31 December 2013, the gearing ratio, determined as the proportion of net debt (debt minus cash and cash equivalents and short-term investments) to net debt plus equity was 72.0%, as compared to 65.2% as at 31 December 2012. The equity plus long-term debt to total assets ratio was 64.4% and 66.4% as at 31 December 2013 and 2012, respectively.

        The following table presents Portugal Telecom's maturity of expected contractual obligations and commercial commitments as at 31 December 2013, on a consolidated basis:

	Total	Less than one year	One to three years	Three to five years	More than five years
	Euro million
Indebtedness	7,389.9	1,495.1	1,614.0	1,726.9	2,553.9
Interest on indebtedness(i)	1,550.9	323.5	564.1	363.3	300.0
Post retirement benefits payments(ii)	1,034.8	155.2	268.5	216.6	394.5
Licenses and concessions(iii)	20.8	6.0	10.4	4.4	—
Unconditional financial commitments(iv)	76.9	76.9	—	—	—
Operating leases (Note 12)	154.7	43.4	41.2	31.4	38.6

Total contractual obligations	10,228.1	2,100.2	2,498.3	2,342.6	3,287.0

(i)
Portugal Telecom's expected obligations related to interest on indebtedness are based on the Company's indebtedness at 31 December 2013 assuming that repayments will be made on scheduled dates and considering assumptions regarding interest rates on Portugal Telecom's floating rate debt. Therefore actual interest obligations could vary significantly from these amounts depending on future refinancing activities and market interest rates. These obligations relate exclusively to interest expenses on gross debt and as such do not include any interest income on cash and cash equivalents and short-term investments.

(ii)
This caption includes primarily amounts corresponding to the undiscounted payments to be made by PT Comunicações related to salaries due to pre-retired and suspended employees and to expected contributions to the funds. For the unfunded portion and for calculation purposes, Portugal Telecom has assumed a linear contribution over the coming years. The total amount regarding Portuguese operations differs from the net accrued post retirement liability recognized in the Consolidated Statement of Financial Position primarily because the latter amount relates to the discounted unfunded obligations.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

(iii)
This caption corresponds to payments due to Anacom as at 31 December 2013 for radio frequency licenses (Note 39).

(iv)
Unconditional purchase obligations relate basically to contractual agreements with suppliers for the acquisition of tangible fixed assets (Euro 47 million) and stocks (Euro 30 million), including all amounts related to the acquisition of network assets, telecommunications equipment and terminal equipment.

45.2.  Derivative financial instruments

Hedging derivative financial instruments

        Portugal Telecom analyses its financial instruments regularly in order to identify those that comply with the criteria established by IAS 39 to be classified as hedging instruments. As at 31 December 2013, there were no outstanding derivative financial instruments and, as at 31 December 2012, the following financial instruments were classified as cash flow hedges:

31 Dec 2012

Company	Transaction	Maturity (years)	Notional amount	Fair value	Economic goal
	Euro million
Cash flow hedge
Portugal Telecom	Euro Interest Rate Swaps(i)	1.0 - 2.0	71.4	(2.3)	Eliminate the risk of interest rate fluctuations in debt instruments

(i)
Portugal Telecom entered into interest rate swaps to hedge payments of its floating rate debt.

Derivative financial instruments classified as held for trading

        As at 31 December 2013, there were no outstanding derivative financial instruments and, as at 31 December 2012, the Company had the following financial instruments which, according to IAS 39, are classified as held for trading derivatives:

31 Dec 2012

Company	Transaction	Maturity (years)	Notional amount	Fair value	Economic goal
	Euro million
Portugal Telecom	EUR interest rate swaps	0.4	4.5	(0.1)	Previous fair value hedges

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

Effects of derivative financial instruments in the consolidated financial statements

        The above mentioned derivative financial instruments outstanding as at 31 December 2012, the fair value of which totalled Euro 2.4 million, were recorded under the caption "Other liabilities". During the year ended 31 December 2013, these derivatives were settled, resulting in a loss of Euro 1.3 million recorded under the caption "Net losses on financial assets and other investments" (Note 18). In addition, Portugal Telecom recorded a loss in 2012 in connection with these instruments amounting to Euro 3.8 million (Note 18), and recorded the following items directly in the Consolidated Statement of Comprehensive Income:

  •
  Unrealized gains of Euro 2.5 million in 2013 and Euro 0.1 million in 2012 corresponding to the changes in fair value of cross currency and interest rate swaps classified as cash flow hedges; and

  •
  Gains of Euro 4.0 million in 2012 corresponding to unrealized losses transferred from other comprehensive income to net income upon its realization.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

45.3.  Other disclosures on financial instruments

        As at 31 December 2013 and 2012, the carrying amounts of each of the following categories of financial assets and liabilities, as defined in IAS 39, were recognized as follows (amounts in millions of euros):

		2013		2012
Caption	Fair value hierarchy(i)	Carrying value	Fair value	Carrying value	Fair value
	Euro million
Financial assets carried at amortised cost:
Cash and cash equivalents (Note 47.k)		1,659.0	1,659.0	1,988.8	1,988.8
Short-term investments (Note 24)		914.1	914.1	626.0	626.0
Accounts receivable—trade (ii)		763.1	763.1	797.2	797.2
Accounts receivable—other (Note 26) (ii)		407.5	407.5	399.5	399.5
Investments in group companies—loans granted (Note 33)		5.4	5.4	4.9	4.9

		3,749.2	3,749.2	3,816.4	3,816.4

Financial liabilities carried at amortised cost:
Debt—exchangeable bonds (Note 38)(iii)	Level 1	743.0	763.4	732.9	766.0
Debt—bonds (Note 38)(iii)	Level 1	4,731.3	4,964.2	4,716.0	4,809.9
Debt—bank loans (Note 38)(iv)	Level 2	1,233.3	1,238.7	1,606.9	1,560.2
Debt—equity swaps on treasury shares (Note 38)(v)	Level 2	73.2	(8.3)	73.2	(4.1)
Debt—other loans (Note 38)(vi)		542.0	542.0	198.1	198.1
Accounts payable(ii)		587.7	587.7	682.0	682.0
Accrued expenses(ii)		534.7	534.7	489.5	489.5
Other current liabilities		14.0	14.0	3.9	3.9
Other non-current liabilities		5.0	5.0	151.7	151.7

		8,464.2	8,641.4	8,654.4	8,657.3

Financial liabilities recorded according to IAS 17
Debt—finance leases (Note 38)		48.3	48.3	47.9	47.9

		48.3	48.3	47.9	47.9

Derivative financial instruments (Note 45.2)
Other non-current assets (liabilities)		—	—	(2.4)	(2.4)

		—	—	(2.4)	(2.4)

(i)
IFRS 7 Financial Instruments: Disclosures require that the fair value of financial assets and liabilities must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions, named fair value measurement hierarchy. This hierarchy attaches more importance to

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

45. Financial instruments (Continued)

  available market inputs (observable data) and less weight to inputs based on data without transparency (unobservable data), ranging from Level 1 to Level 3, respectively. In 2013, there were not significant transfers between the levels of the fair value hierarchy.

(ii)
Accounts receivable, accounts payable and accrued expenses have generally short-term maturities and therefore their fair values is considered to be similar to the respective carrying amounts. There is however some non-current receivables and payables that are recorded at present value and for which there is no active market, as a result of which the fair values were deemed similar to the carrying amounts.

(iii)
Fair value of convertible bonds and non-convertible bonds was obtained based on quoted prices in active markets.

(iv)
Fair value of bank loans was determined based on a discounted cash flow methodology using inputs that are observable in the market.

(v)
The fair value of the financial instrument associated with the liability related to equity swap on treasury shares was determined based on the difference between the exercise price of these equity swaps and Portugal Telecom's stock price as of that date, including the interest effect.

(vi)
Other loans include mainly amounts due under commercial paper programmes, the maturity of which is lower than 3 months. For these reasons, the fair value of these instruments was assumed to be similar to the corresponding carrying values.

46. Guarantees

        As at 31 December 2013 and 2012, the Company has presented guarantees and comfort letters to third parties, as follows:

	2013	2012
	Euro
Bank and other guarantees presented by Portuguese companies to courts and tax authorities(i)	329,492,097	323,524,881
Bank guarantees presented by Portugal Telecom to EIB(ii)	491,428,571	515,000,000
Bank and other guarantees presented to other entities by:
Meo, S.A.(iii)	26,023,980	32,397,785
PT Comunicações(iv)	21,153,349	20,432,878
Other companies	21,331,535	11,554,299

Total	889,429,532	902,909,843

(i)
Bank and other guarantees presented by Portuguese Group companies to courts and tax authorities include primarily Euro 317 million related to the tax assessments received by

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

46. Guarantees (Continued)

  Portugal Telecom regarding the years 2005 to 2009, as explained in Note 49. In accordance with Portuguese tax legislation, the Company has presented these guarantees and submitted a claim or an appeal to the tax authorities in order to be able to hold open discussions with the tax authorities and avoid the payment of a given tax assessment. In Portugal, these two conditions are required and must be complied with before the process can continue, regardless of the amount of the tax assessment or the likelihood of success of the appeal or the claim.

(ii)
These bank guarantees were presented by Portugal Telecom to the European Investment Bank in connection with loans obtained from this bank (Note 38.3).

(iii)
Bank guarantees given on behalf of Meo, S.A. include primarily a bank guarantee presented to Anacom amounting to Euro 24 million related to the total instalments due under the acquisition of the LTE license completed in December 2011.

(iv)
Bank guarantees given on behalf of PT Comunicações were presented essentially to the following entities: (1) Municipal Authorities, which relate mainly to the payment of taxes and other fees in connection with Portugal Telecom's use of public rights-of-way; and (2) Anacom, which relate mainly to an open contest for granting the right of use national frequencies for the television service.

47. Consolidated Statement of Cash Flows

(a)   Payments relating to indirect taxes and other

        This caption includes primarily payments related to the expenses recorded in the caption "Indirect taxes" (Note 13) of the Consolidated Income Statement, and also payments and collections of Value-Added Tax in Portugal.

(b)   Short-term financial applications

        These captions include basically cash payments from new short-term financial applications entered into and cash receipts from the short-term applications matured. Net cash payments amounted to Euro 316,661,421 in 2013, Euro 161,184,651 in 2012 and Euro 121,033,857 in 2011.

(c)   Cash receipts resulting from the disposal of financial investments

        In 2013, this caption includes basically the proceeds obtained from the disposal of the investment in CTM, amounting to Euro 335.7 million (Note 32). In 2011, this caption includes basically the proceeds obtained from the disposal of the investment in UOL, amounting to Euro 155.5 million.

(d)   Cash receipts (payments) resulting from interest and related income (expenses)

        Cash payments resulting from interest and related expenses net of cash receipts resulting from interest and related income amounted to Euro 266,243,026; Euro 300,768,250 and Euro 101,863,087 in the years ended 31 December 2013, 2012 and 2011, respectively. In 2011 this caption includes the

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

47. Consolidated Statement of Cash Flows (Continued)

interest income received during the first quarter of 2011 on financial applications related to the proceeds from the disposal of Vivo.

(e)   Dividends received

        During the years ended 31 December 2013, 2012 and 2011, cash dividends received were as follows:

	2013	2012	2011
	Euro
Oi (Note 30)	86,439,663	185,120,347	27,795,525
CTM (Note 32.a)	25,228,274	24,503,286	19,924,726
Contax	1,945,021	3,817,381	—
Unitel	—	49,859,012	125,865,835
Other	2,341,258	1,917,519	1,080,169

	115,956,229	265,217,545	174,666,255

(f)    Cash receipts resulting from other investing activities

        In 2011, this caption includes essentially the reimbursement in the third quarter of 2011 of loans that had been granted to Dedic prior to its integration in Contax, amounting to Euro 70 million.

(g)   Payments resulting from financial investments

        This caption relates primarily to the acquisition of the investments in Oi and Contax completed on 28 March 2011. In the years ended 31 December 2013, 2012 and 2011, this caption consists of the following:

	2013	2012	2011
	Euro
Acquisition of the investments in Oi and Contax (Note 2.b)	—	—	3,727,568,622
Other	10,660,527	1,640,383	114,183

	10,660,527	1,640,383	3,727,682,805

        In 2011, in connection with the acquisition of the strategic investments in Oi and Contax, Portugal Telecom made payments regarding financial taxes incurred on the transfer of funds to Brazil and legal and advisory fees related to the completion of the transaction, which were included under the caption "Payments resulting from other investing activities".

(h)   Cash receipts resulting from investing activities related to discontinued operations

        This caption corresponds to the third and last installment received from Telefónica, amounting to Euro 2,000 million, related to the disposal of the 50% stake in Brasilcel completed in September 2010.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

47. Consolidated Statement of Cash Flows (Continued)

(i)    Loans obtained and repaid

        These captions relate basically to commercial paper and other bank loans which are regularly renewed.

        During the year ended 31 December 2013, cash payments resulting from loans repaid, net of cash receipts from loans obtained, amounted to Euro 40,600,037 and, as explained in Note 38, reflect primarily the repayment of the 2009 Eurobond (Euro 934 million), the decrease in the outstanding amount due under Portugal Telecom's standby credit facilities (Euro 350 million), the repayment of the Euro 50 million floating rate notes issued in August 2008, and the repayment of several loans obtained from the European Investment Bank. These effects were partially offset by a Euro 1,000 million Eurobond issued on 10 May 2013 and the increase in the amounts due under Portugal Telecom's commercial paper programmes (Euro 366 million).

        During the year ended 31 December 2012, cash payments resulting from loans repaid, net of cash receipts from loans obtained, amounted to Euro 1,048,702,097 and, as explained in Note 38, reflect primarily the repayment of the Euro 1,300 million Eurobond issued by PT Finance in March 2005, the payment of the last installment due to the Portuguese State in connection with the transfer of unfunded pension liabilities (Euro 454 million) and the reduction of Euro 378 million in the amounts due under commercial paper programmes. These effects were partially offset by the Euro 400 million and Euro 750 million bonds issued by Portugal Telecom and PT Finance in July and October 2012, respectively.

        During the year ended 31 December 2011, cash receipts from loans obtained, net of cash payments resulting from loans repaid, amounted to Euro 1,185,431,757 and, include primarily: (1) the Euro 600 million Eurobond issued in January 2011; (2) the increase of Euro 466 million in the outstanding amount due under commercial paper programmes; and (3) the Euro 750 million amount drawn under the new credit facility secured in March 2011. These effects were partially offset by: (1) the repayment of Euro 450 million related to the amount due to the Portuguese State in connection with the transfer of unfunded pension liabilities; and (2) the Euro 84 million payment regarding the equity swap contracts over treasury shares.

(j)    Dividends paid

        The detail of dividends paid during the years ended 31 December 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	Euro
Portugal Telecom (Note 22)	284,658,563	569,317,125	1,138,634,250
MTC	19,749,084	10,759,068	20,917,104
Cabo Verde Telecom	—	12,532,352	14,132,586
Other	11,740,566	11,515,625	11,022,108

	316,148,213	604,124,170	1,184,706,048

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

47. Consolidated Statement of Cash Flows (Continued)

(k)   Cash and cash equivalents

        As at 31 December 2013 and 2012, the composition of this caption is as follows:

	2013	2012
	Euro
Cash	10,526,405	33,316,183
Demand deposits	94,713,210	110,336,145
Time deposits	1,455,485,775	1,750,335,469
Other bank deposits	98,225,124	94,809,341

	1,658,950,514	1,988,797,138

48. Related parties

a)    Associated companies and joint ventures

        Balances as at 31 December 2013 and 2012 and transactions occurred during the years then ended between Portugal Telecom and associated companies and joint ventures are as follows:

	Accounts receivable		Accounts payable		Loans granted
Company	31 Dec 2013	31 Dec 2012	31 Dec 2013	31 Dec 2012	31 Dec 2013	31 Dec 2012
	Euro
Joint ventures	4,685,059	799,583	24,796	—	—	—
Other international companies:
Unitel(i)	238,241,859	245,675,718	2,638,599	5,809,113	—	—
Multitel	6,265,431	7,517,277	229,884	323,322	915,058	936,627
CTM	—	154,198	—	15,743	—	—
Other	646,420	—	—	—	—	—
Domestic companies:
Páginas Amarelas	173,050	4,383,690	1,325,856	6,517,948	—	—
PT-ACS	3,372,065	2,417,335	3,103,827	2,386,234	—	—
Fundação PT	341,983	569,949	—	11	—	—
Sportinveste Multimédia	56,864	103,641	226,993	643,387	32,282,861	32,282,861
Siresp	28,024	38,179	5,860	—	1,260,909	1,513,090
Other	410,491	230,808	1,129,313	502,404	2,392,443	2,478,408

	254,221,246	261,890,378	8,685,128	16,198,162	36,851,271	37,210,986

(i)
Accounts receivable from Unitel as at 31 December 2013 and 2012 relate primarily to dividends receivable amounting to Euro 206 million and Euro 215 million, respectively (Note 26).

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

48. Related parties (Continued)

	Costs		Revenues		Interest charged
Company	2013	2012	2013	2012	2013	2012
	Euro
Joint ventures	174,684	723,621	10,226,830	1,986,285	—	—
Other international companies:
Unitel	6,656,346	6,204,614	13,793,167	12,126,525	—	—
Multitel	454,120	289,008	1,745,267	2,308,074	—	—
CTM	74,739	64,517	88,654	292,401	—	—
Other	223	—	—	1,943	—	—
Domestic companies:
Páginas Amarelas(i)	21,179,202	26,880,377	2,754,786	2,210,809	—	1,560
PT-ACS	6,495,377	7,110,178	2,826,715	1,767,278	—	—
Sportinveste Multimédia	908,541	897,931	172,728	167,605	32,820	52,216
Siresp	—	—	15,397,196	14,274,932	58,095	107,634
Other	724,985	735,207	4,354,399	4,188,132	124,809	62,679

	36,668,217	42,905,453	51,359,742	39,323,984	215,724	224,089

(i)
The reduction in costs with Páginas Amarelas relates primarily to the decline in the directories business, as mentioned in Note 7.

        The terms and contractual conditions in agreements entered into between Portugal Telecom and associated companies are similar to those applicable to other independent entities in similar transactions. Activities developed in connection with those agreements include mainly:

  •
  Expenses incurred by PT Comunicações related to services rendered by Páginas Amarelas in connection with the agreement entered into by both entities, under which Páginas Amarelas is responsible for the production, publishing and distribution of PT Comunicações' telephone directories, as well as for selling advertising space in the directories;

  •
  Loans granted to Sportinveste Multimédia under the shareholders agreement of this company, in order to finance its activity;

  •
  Roaming agreements entered into with Unitel.

b)    Shareholders

        Some of the major shareholders of Portugal Telecom are financial institutions and, in the ordinary course of business, Portugal Telecom entered into various transactions with those entities, including bank deposits, short-term investments and financings entered into by the Company with those financial institutions, as well as telecommunications services rendered by the Company to those entities. In addition, Visabeira (a service provider of Portugal Telecom's wireline business) and Controlinveste (a media content provider) are also major shareholders of Portugal Telecom. Transactions occurred during the year 2013 and balances as at 31 December 2013 between Portugal Telecom and its major

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

48. Related parties (Continued)

shareholders, excluding the outstanding balances related to bank deposits, short-term investments and financings, are as follows (including VAT):

Company	Revenues and gains(i)	Costs and losses(i)	Accounts receivable	Accounts payable
	Euro
BES	68,014,622	28,105,495	1,428,622	—
Visabeira	11,290,365	79,668,692	34,768,339	20,322,411
Controlinveste	2,469,041	47,360,248	463,937	8,545,056
Ongoing	507,475	2,930,813	268,962	389,724
BlackRock	1,051	5,031,948	—	5,000,156
UBS	39	45,000	—	—

	82,282,592	163,142,196	36,929,860	34,257,347

(i)
Revenues and gains include sales and services rendered by Portugal Telecom and interest received on bank deposits, while costs and losses include supplies and external services provided to Portugal Telecom and interest paid on financing agreements and equity swaps.

        The terms and contractual conditions in agreements entered into by Portugal Telecom and shareholders are similar to those applicable to other independent entities in similar transactions; under these agreements, the financial institutions listed above rendered financial consultancy and insurance services to the Group.

        Pension and healthcare funds, which were incorporated to cover the Company's post retirement benefits plans (Note 14.1), are managed in accordance with an investment guideline approved by the Board of Directors of Portugal Telecom. The portfolio of assets held by these funds includes shares, bonds and other investments from our shareholders. As at 31 December 2013, the total exposure of these investments to or managed by BES, Rocha dos Santos Holding and Portugal Telecom was Euro 89 million, Euro 95 million and Euro 58 million, respectively, as compared to Euro 77 million, Euro 104 million and Euro 66 million as at 31 December 2012, respectively.

c)     Other

        During the years ended 31 December 2013 and 2012, fixed remunerations of board members, which were established by the Remunerations Committee, amounted to Euro 5.52 million and Euro 5.73 million, respectively.

        Under the terms of the remunerations policy established by the Remunerations Committee, executive board members are entitled to receive an annual variable remuneration related to the performance achieved, of which 50% is payable in the following year and the remaining 50% is payable 3 years after if certain performance measures are achieved. Portugal Telecom recognizes an accrual for variable remunerations on an annual basis.

        In the year ended 31 December 2013, the annual variable remuneration of 2012 paid to the seven executive board members amounted to Euro 2.2 million, as compared to the annual variable remuneration

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

48. Related parties (Continued)

of 2011 paid to the seven executive board members in the year ended 31 December 2012, amounting to Euro 2.44 million. In addition, in the year ended 31 December 2012 and in accordance with a deliberation of the Remunerations Committee, Portugal Telecom paid an amount of Euro 1.94 million to the executive board members regarding the variable remuneration related to the medium term performance ("VRMT") of 2009, which payment had been deferred in that year. At the end of the 3 years term of office of the Chairman of the Board of Directors, the Evaluation Committee, taking into account his performance evaluation, in the exercise of his duties, proposed to the Compensation Committee the granting of a bonus, of which Euro 0.65 million were paid in 2012 and an equal amount was deferred for a three years period. The payments of variable remuneration that were deferred as at 31 December 2013 amounted to Euro 10.12 million.

        Additionally, in connection with the strategic partnership entered into with Oi and Contax, five of Portugal Telecom's board members (six in 2012) perform executive duties in these companies (entities jointly controlled by Portugal Telecom), having received in the years ended 31 December 2013 and 2012 a total fixed compensation of R$ 1.02 million (Euro 0.4 million) and R$ 2.39 million (Euro 0.95 million), respectively, which was established by the competent corporate bodies in accordance with local legislation.

        In addition to the above mentioned remunerations, executive board members are entitled to fringe benefits primarily utilized in their daily functions, in connection with a policy defined for the Group.

        During the years ended 31 December 2013 and 2012, key employees of Portugal Telecom's management, as defined under the Securities Code, received fixed remunerations amounting to Euro 4.4 million and Euro 5.2 million, respectively. The variable remunerations paid to key employees in the years ended 31 December 2013 and 2012 amounted to Euro 2.2 and Euro 2.5 million, respectively.

        As at 31 December 2013, there was no share based payment program or termination benefit in place and Portugal Telecom did not have any outstanding balances with board members or key employees.

        As at 31 December 2013, there was one board member and five key employees of Portugal Telecom entitled to post retirement benefits under the plans of PT Comunicações, with the corresponding liabilities amounting to Euro 2 thousand and Euro 12 thousand as at 31 December 2013, respectively.

        In the year ended 31 December 2013, fees from Portugal Telecom's statutory auditor amounted to Euro 0.24 million and correspond to audit fees related to the following companies: Portugal Telecom, PT Investimentos Internacionais, PT Ventures, PT Participações, Timor Telecom and PT Imobiliária.

        For additional information regarding the remunerations of board members and key employees, please read the Corporate Governance Report included in the Annual Report.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

49. Litigation

        As at 31 December 2013 and 2012, there were several claims, legal actions and tax contingencies against certain subsidiaries of the Group for which the risk of loss is considered probable in accordance with the definitions of IAS 37 Provisions, Contingent Assets and Contingent Liabilities. Based on the opinion of its internal and external legal counsels, the Group recorded provisions (Note 42) for those claims, legal actions and tax contingencies to cover its probable future cash outflows, as follows:

	2013	2012
	Euro
Civil claims	11,618,137	13,405,502
Labor claims	2,893,200	3,439,245
Other	3,568,768	4,490,767

Sub-total	18,080,105	21,335,514
Tax	61,955,874	69,408,265

Total	80,035,979	90,743,779

        As at 31 December 2013 and 2012, there were several claims, legal actions and tax contingencies against certain subsidiaries of the Group for which the risk of future cash outflows was considered possible, based on the information provided by its legal counsels, and that therefore are not provided for. The nature of these contingencies is as follows:

	2013	2012
	Euro
Civil claims	71,078,646	88,182,668
Labor claims	982,904	478,806
Other	16,496,924	25,201,237

Sub-total	88,558,474	113,862,711
Tax	4,285,758	31,898,581

Total	92,844,232	145,761,292

        The following litigation processes relate to the main claims, legal actions and tax contingencies against Portuguese subsidiaries of the Group, some of which the Company considers, based on the opinion of its internal and external legal counsels and in accordance with the definitions of IAS 37, that related losses are remote, which therefore are not included in the amounts disclosed above but are described below due to its materiality.

a)    Claims for municipal taxes and fees

        Pursuant to a statute enacted on 1 August 1997, as an operator of a basic telecommunications network, Portugal Telecom was exempt from municipal taxes and rights-of-way and other fees with respect to its network in connection with its obligations under the Concession. The Portuguese Government has advised Portugal Telecom in the past that this statute confirmed the tax exemption under our Concession and that it will continue to take the necessary actions in order for PT Comunicações to maintain the economic benefits contemplated by the Concession.

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

49. Litigation (Continued)

        Law 5/2004, dated 10 February 2004, established a new rights-of-way regime in Portugal whereby each municipality may establish a fee, up to a maximum of 0.25% of each wireline services bill, to be paid by the customers of those wireline operators which network infra-structures are located in each such municipality. This regime was implemented in 2005 but does not affect the lawsuit described above, based on the former statute. Meanwhile, Decree-Law 123/2009, dated 21 May 2009, clarified that no other tax should be levied by the municipalities in addition to the tax established by Law 5/2004. This interpretation was confirmed by the Supreme Administrative Court of Portugal in several legal actions.

        Some municipalities however, continue to perceive that the Law 5/2004 does not expressly revoke other taxes that the municipalities wish to establish, because Law 5/2004 is not applicable to the public municipality domain. Currently, there are legal actions with some municipalities regarding this matter.

b)    Regulatory Proceedings

        Portugal Telecom Group companies are regularly subject to regulatory inquiries and investigations involving their operations. In addition, ANACOM (the telecoms regulator), the European Commission, and the Autoridade da Concorrência (the Portuguese competition authority) regularly make inquiries and conduct investigations concerning compliance with applicable laws and regulations. Current inquiries and investigations include several investigations by Autoridade da Concorrência related to PT Comunicações and Meo, S.A. for alleged anti-competitive practices in the Digital Terrestrial Television and public mobile telephone markets, respectively. Portugal Telecom considers that Group companies have consistently followed a policy of compliance with all relevant laws. The Group continually reviews commercial offers in order to reduce the risk of competition law infringement. However, if group companies are found to be in violation of applicable laws and regulations in these or other regulatory inquiries and investigations, they could become subject to penalties, fines, damages or other sanctions. It is however permitted under Portuguese law to appeal any adverse decision to the Courts.

        In April 2007, Autoridade da Concorrência accused PT Comunicações of alleged abuse of dominant position for granting discriminatory discounts on leased lines. In response to this accusation, PT Comunicações contested the alleged by Autoridade da Concorrência. However, on 1 September 2008, Autoridade da Concorrência imposed a fine of Euro 2.1 million on PT Comunicações. On 29 September 2008, PT Comunicações appealed to the Commerce Court of Lisbon and, on 29 February 2012, the Commerce Court of Lisbon cleared PT Comunicações on the fine imposed by Autoridade da Concorrência. Portugal Telecom, based on the opinion of its internal and external legal counsels, had not recorded any provision for this matter.

        On 19 January 2011, the European Commission opened an investigation into an agreement between Telefónica and Portugal Telecom allegedly not to compete on the Iberian telecommunications markets. In October 2011, Portugal Telecom was notified of a Statement of Objections sent by the European Commission to Portugal Telecom and Telefonica on this matter, which only covered the alleged cooperation between the two companies after the Vivo transaction. In response to the Statement of Objections, Portugal Telecom contested the alleged by the European Commission. In January 2013, the European Commission adopted a decision condemning the Company, together with Telefónica, S.A., for infringement of article 101 of the TFEU, with reference to the alleged

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

49. Litigation (Continued)

non-compete commitment with impact in the Iberian market included in the agreement of 28 July 2010 concerning the acquisition by Telefónica of Portugal Telecom's stake in Brazilian operator Vivo. Under this decision, Portugal Telecom was fined by an amount of Euro 12,290,000. The Company believes that the fine is unjustified and inappropriate to any eventual unworthiness of its conduct and accordingly brought an action for annulment before the Court of Justice of the European Union and did not record any provision for this matter.

c)     Other Legal Proceedings

        In March 2004, TV TEL Grande Porto—Comunicações, S.A. ("TV TEL"), a telecommunications company based in Oporto, filed a claim against PT Comunicações in the Lisbon Judicial Court. TV TEL alleged that, since 2001, PT Comunicações has unlawfully restricted and/or refused access to its telecommunication ducts in Oporto, thereby undermining and delaying the installation and development of TV TEL's telecommunications network. TV TEL alleges that PT Comunicações intended to favor both itself and CATVP—TV Cabo Portugal, S.A, subsidiary of PT-Multimédia and at the time a direct competitor of TV TEL. TV TEL is claiming an amount of approximately Euro 15 million from Portugal Telecom for damages and losses allegedly caused and yet to be sustained by that company as a result of the delay in the installation of its telecommunications network in Oporto. In addition, TV TEL has demanded that PT Comunicações be required to give full access to its ducts in Oporto. PT Comunicações submitted its defence to these claims in June 2004, stating that (1) TV TEL did not have a general right to install its network in PT Comunicações's ducts, (2) all of TV TEL's requests were lawfully and timely responded to by PT Comunicações according to its general infra-structure management policy, and (3) TV TEL's claims for damages and losses were not factually sustainable. On February 2013, the court decided a compensation related to increased costs of financing incurred and a value regarding loss of clients to be liquidated by TV TEL. Both parties have appealed.

        In March 2011, Optimus—Comunicações S.A. ("Optimus") filed a claim against Portugal Telecom in the Judicial Court of Lisbon for the payment of approximately Euro 11 million and, in October 2011, Onitelecom—Infocomunicações, S.A ("Oni") filed a claim against Portugal Telecom in the same court for the payment of approximately Euro 1.5 million, both related to a proceeding of the Autoridade da Concorrência that terminated in 2011 for prescription reasons, in relation to which Autoridade da Concorrência had imposed a fine to Portugal Telecom of approximately Euro 45 million. Optimus and Oni sustained their position by arguing that they suffered losses and damages as a result of Portugal Telecom's conduct. In the Optimus action, the Company is waiting for the schedule of the trial, while regarding the Oni legal action, Portugal Telecom was acquitted due to prescription reasons.

d)    Tax contingencies

        There are some tax claims against certain Portuguese subsidiaries of the Group which relate primarily to the deductibility of certain financial costs incurred between 2004 and 2010 (Euro 233 million) and of a capital loss occurred in 2006 following the liquidation of a subsidiary (Euro 65 million). Portugal Telecom already received tax assessments regarding these matters for all the years mentioned above and presented bank guarantees to the tax authorities for the years 2005 to 2009 totalling Euro 317 million (Note 46). As at 31 December 2013, Portugal Telecom strongly disagrees with these assessments and based on the opinion of its tax advisors, considers that there are solid

Portugal Telecom, SGPS, S.A.

Notes to the Consolidated Financial Statements (Continued)

As at 31 December 2013

(Amounts expressed in Euros, except where otherwise stated)

49. Litigation (Continued)

arguments to oppose the position of the tax authorities, and therefore, did not consider the losses related to these tax contingencies as either probable or possible.

50. Subsequent events

        On 19 February 2014, Portugal Telecom and Oi signed the definitive agreements ("Definitive Documents") relating to the combination of their businesses. These agreements govern the steps necessary to implement the transaction (the "Business Combination") that will culminate in the business combination of Portugal Telecom, Oi, Telemar Participações and the Brazilian controlling shareholders of Telemar Participações, with a view to creating a single, integrated Brazilian listed company, Telemar Participações.

        Also on 19 February 2014, the Board of Directors of Oi approved the application for registration with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or "CVM") of a public offering for the distribution of newly issued common and preferred shares of Oi, to be undertaken simultaneously in Brazil and abroad (the "Oi Capital Increase"). As mentioned in Note 1, this capital increase consists of (i) a cash capital increase of a minimum of R$ 7.0 billion and with a target of R$ 8.0 billion, and (ii) a capital increase in kind to be fully subscribed by Portugal Telecom through all of the operating assets of Portugal Telecom except its direct or indirect economic interests in Oi, Contax Participações S.A. and Bratel B.V., and the liabilities of PT on the contribution date (the "PT Assets"), which were valued by an independent valuation firm, Banco Santander (Brasil) S.A. The applicable valuation report (the "Valuation Report"), which will be submitted for the approval of the shareholders of Oi at the Extraordinary General Meeting scheduled to take place on March 27, 2014, is available on the CMVM and the Portugal Telecom websites since February 21, 2014, the date that the Extraordinary General Meeting of Oi was called. For purposes of the subscription in the Oi Capital Increase, the Board of Directors of Oi has determined a value for the PT Assets of Euro 1,750 million, equivalent to R$5,710 million. The Board of Directors of Portugal Telecom will request that the President of the General Assembly call a General Meeting of the shareholders of Portugal Telecom to consider the participation of Portugal Telecom in the Oi Capital Increase through the contribution in kind of the PT Assets.

        Based on the value assigned to the PT Assets above, it is expected that in the exchange for each Portugal Telecom share held, shareholders would receive a number of shares of Telemar Participações corresponding to the amount in Reais equivalent to 1.9979 euros (applying the Euro/Real conversion rate on February 20, 2014, the day preceding the date of first publication of the notice of the General Meeting of Oi), issued at the same price per share as in the Oi Capital Increase, to which will be added 0.6330 shares of Telemar Participações. In addition, we have announced a policy that includes an ordinary cash dividend of €0.10 per share for the fiscal years ending December 31, 2013 and 2014, which is expected to be submitted at our Annual Shareholders' Meeting, to be held in 2014.

        The subscription by Portugal Telecom in the Oi Capital Increase is subject to the satisfaction of several conditions, including obtaining the approval by the General Meeting of shareholders of Portugal Telecom, obtaining legal and regulatory approvals, obtaining consents from creditors and third parties and the complete and valid execution of the Oi Capital Increase, including the subscription of the cash portion in the amount of at least 7 billion Reais.

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements

I. Subsidiaries

Subsidiaries located in Portugal

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Portugal Telecom (Empresa-mãe)	Note 1	Lisbon	Holding company.
Directel—Listas Telefónicas Internacionais, Lda. ("Directel")		Lisbon	Publication of telephone directories and operation of related data bases.	Africatel (100%)	75,00%	75,00%
Infonet Portugal—Serviços de Valor Acrescentado, Lda		Lisbon	Commercialization of value-added products and services in the área of information and communication by computer through access to the Infonet world network.	PT Comunicações (90%)	90,00%	90,00%
Openideia—Tecnologias de Telecomunicações e Sistemas de Informação, S.A.		Aveiro	Provision of IT systems and services.	PT Inovação (100%)	100,00%	100,00%
Portugal Telecom Data Centre, SA		Covilhã	Provision of services and product supply in the area of ??information systems and technologies, including data processing, hosting and related aspects.	PT Portugal (100%)	100,00%	100,00%
PT Pay, SA	(a)	Lisbon	Providing payment services.	PT Comunicações (100%)	100,00%	—
Portugal Telecom Inovação, SA ("PT Inovação")		Aveiro	Innovation, research, development and integration of telecommunications services and engineering solutions and training services in telecommunications.	PT Portugal (100%)	100,00%	100,00%
Postal Network—Prestação de Serviços de Gestão de Infra-estrutura de comunicações ACE		Lisbon	Providing postal network services.	PT Comunicações (51%)	51,00%	51,00%
Previsão—Sociedade Gestora de Fundos de Pensões, SA		Lisbon	Pension fund management.	PT Portugal (82,05%)	82,05%	82,05%
PT Centro Corporativo, SA		Lisbon	Providing consultant service to Group companies.	Portugal Telecom (100%)	100,00%	100,00%
PT Compras—Serviços de Consultoria e Negociação, SA		Lisbon	Providing consultant and negotiation services related with the buying process.	—	—	100,00%
PT Comunicações, SA		Lisbon	Establishment, management and operation of telecommunications infrastructures and provision of public telecommunication services and telebroadcasting services.	PT Portugal (100%)	100,00%	100,00%
PT Contact—Telemarketing e Serviços de Informação, SA ("PT Contact")		Lisbon	Production, promotion and sale of information systems, including information products and services and related technical assistance.	PT Portugal (100%)	100,00%	100,00%
PT Imobiliária, SA		Lisbon	Administration of real estate assets, real estate investment consultancy, management of property developments, purchase and sale of real estate.	PT Imobiliária (100%)	100,00%	100,00%

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements (Continued)

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
PT Investimentos Internacionais, SA ("PT II")		Lisbon	Business advisory board service installment, consultation, administration and business management. Elaboration of projects and economic studies and manage investments.	Portugal Telecom (100%)	100,00%	100,00%
PT Móveis, SGPS, SA ("PT Móveis")		Lisbon	Management of investments in the mobile business.	Meo, S.A. (100%)	100,00%	100,00%
PT Participações, SGPS, SA		Lisbon	Management of investments.	Portugal Telecom (100%)	100,00%	100,00%
PT Portugal, SGPS, SA		Lisbon	Management of investments.	Portugal Telecom (100%)	100,00%	100,00%
PT Prestações-Mandatária de Aquisições e Gestão de Bens, SA ("PT Prestações")		Lisbon	Acquisition and management of assets.	PT Comunicações (100%)	100,00%	100,00%
PT Pro, Serviços Administrativos e de Gestão Partilhados, SA		Lisbon	Shared services center.	PT Portugal (100%)	100,00%	100,00%
PT Sales—Serviços de Telecomunicações e Sistemas de Informação , SA ("PT Sales")		Lisbon	Provision of telecommunications services and IT systems and services.	PT Portugal (100%)	100,00%	100,00%
PT Ventures, SGPS, SA		Madeira	Management of investments in international markets.	Africatel (100%)	75,00%	75,00%
PT-Sistemas de Informação, SA ("PT SI")		Oeiras	Provision of IT systems and services.	PT Portugal (99,8%); PT Comunicações (0,1%); Meo, S.A. (0,1%)	100,00%	100,00%
MEO—Serviços de Comunicações e Multimédia, S.A.		Lisbon	Provision of mobile telecommunications services and the establishment, management and operation of telecommunications networks.	PT Comunicações (100%)	100,00%	100,00%
TPT—Telecomunicações Publicas de Timor, SA ("TPT")		Lisbon	Purchase, sale and services rendering of telecommunications products and information technologies in Timor	PT Participações (76,14%)	76,14%	76,14%
Use.it®—Virott e Associados, Lda.	(b)	Lisbon	Provision of research, design, programming, information and support systems.	PT SGPS (52,50%)	52,50%	52,50%
PT BlueClip	(c)	Lisbon	Providing consultant service to Group companies.	PT Comunicações (100%)	100,00%	100,00%

(a)
This company was incorporated in 2013.

(b)
This company is currently not developing any activity.

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements (Continued)

Subsidiaries located in Brazil

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Bratel Brasil, SA		São Paulo	Management of investments.	Bratel BV (98,77%); PT Brasil (1,23%)	100.00%	100.00%
Istres Holding S.A	(a)	São Paulo	Management of investments.	PT Inovação Brasil (90%); PT Brasil (10%)	100.00%	100.00%
Portugal Telecom Brasil, S.A.		São Paulo	Management of investments.	PT SGPS (100%)	100.00%	100.00%
Portugal Telecom Inovação Brasil, Ltda.		São Paulo	Development of information technologies and telecommunications services.	PT Inovação (100%)	100.00%	100.00%
PT Multimédia.com Brasil, Ltda. ("PTM.com Brasil")	(a)	São Paulo	Management of investments.	PT Brasil (100%)	100.00%	100.00%

(a)
These companies are currently not developing any activity.

Subsidiaries located in Africa

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Cabo Verde Móvel, S.A.	(a)	Praia	Mobile telecommunications services in Cabo Verde.	Cabo Verde Telecom (100%)	30.00%	30.00%
Cabo Verde Multimédia, S.A.	(a)	Praia	Multimedia telecommunications services in Cabo Verde.	Cabo Verde Telecom (100%)	30.00%	30.00%
Cabo Verde Telecom, SARL	(a)	Praia	Provides telecommunications services.	PT Ventures (40%)	30.00%	30.00%
Cellco—Ste Cellulaire du Congo SARL	(b)	Congo	Telecommunications services in Congo	PT II (61%)	61.00%	61.00%
Contact Cabo Verde—Telemarketing e Serviços de Informação, SA		Praia	Call and contact center services.	PT Contact (100%)	100.00%	100.00%
CST—Companhia Santomense de Telecomunicações, SAR.L.		São Tomé	Fixed and mobile telecommunication services in São Tomé e Príncipe.	Africatel (51%)	38.25%	38.25%
Directel Cabo Verde—Serviços de Comunicação, Lda.		Praia	Publication of telephone directories and operation of related databases in Cabo Verde	Directel (60%); Cabo Verde Telecom (40%)	57.00%	57.00%
Directel Uganda—Telephone Directories, Limited	(b)	Uganda	Publication of telephone directories.	Directel (100%)	75.00%	75.00%
Elta—Empresa de Listas Telefónicas de Angola, Lda.		Luanda	Publication of telephone directories.	Directel (55%)	41.25%	41.25%
Openideia Marrocos, S.A.		Casablanca	Provision of IT systems and services.	PT Inovação (100%)	100.00%	100.00%
Openideia Angola, S.A.		Luanda	Provision of telecommunications services and IT systems and services.	PT Inovação (100%)	100.00%	100.00%
Kenya Postel Directories, Ltd.		Nairobi	Production, editing and distribution of telephone directories and other publications.	Directel (60%)	45.00%	45.00%

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements (Continued)

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
LTM—Listas Telefónicas de Moçambique, Lda.		Maputo	Management, editing, operation and commercialization of listings of subscribers and classified telecommunications directories.	Directel (50%)	37.50%	37.50%
Mobile Telecommunications Limited	(c)	Namíbia	Mobile cellular services operator	Africatel BV (34%)	25.50%	25.50%
TMM—Telecomunicações Móveis de Moçambique, S.A.	(b)	Maputo	Mobile cellular services operator	PT Participações (98%)	98.00%	98.00%
STP Cabo, SARL		São Tomé e Principe	Submarine cable manager	CST (74,5%)	28.50%	28.50%

(a)
Portugal Telecom has the majority of board members of Cabo Verde Telecom and therefore is able to control its financial and operating policies.

(b)
These companies are currently not developing any activity.

(c)
Under the shareholders agreement entered into with the remaining shareholders of MTC, Portugal Telecom has the power to set and control financial and operating policies of this company.

Other subsidiaries

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Carrigans Finance S.A.R.L	(a)	Luxembourg	Management of investments.	PT Móveis (100%)	100.00%	100.00%
Bratel BV		Amsterdam	Management of investments.	PT Móveis (100%)	100.00%	100.00%
Africatel GmbH	(b)	Germany	Management of investments	PT Participações (100%)	100.00%	0.00%
Africatel Holdings, BV		Amsterdam	Management of investments	Africatel GmbH (75%)	75.00%	75.00%
CVTEL, BV		Amsterdam	Management of investments.	PT Móveis (100%)	100.00%	100.00%
Direct Media Ásia, Ltd.	(a)	Hong Kong	Publication of B2B and other related telephone directories either in paper or electronic support.	Directel (100%)	—	75.00%
Portugal Telecom Europa, S.P.R.L. ("PT Europa")	(a)	Brussels	Technical and commercial management consultancy in the communication area with respect to the European market and community matters.	Portugal Telecom (98,67%)	98.67%	98.67%
Portugal Telecom Internacional Finance B.V		Amsterdam	Obtaining financing for the group in international markets.	Portugal Telecom (100%)	100.00%	100.00%
Timor Telecom, SA		Timor	Provider of telecommunications services in Timor	TPT (54,01%); PT Participações (3.05%)	44.17%	41.12%

(a)
These companies are currently not developing any activity.

(b)
This company was incorporated in 2013 and owns 75% of Africatel Holdings BV.

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements (Continued)

II. Associated companies

Associated companies located in Portugal

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Janela Digital—Informativo e Telecomunicações, Lda		Caldas da Rainha	Development of IT solutions to the real state market.	PT Comunicações (50%)	50.00%	50.00%
Broadnet Portugal		Lisbon	Provision of services to access the internet.	Portugal Telecom (21,27%)	21.27%	21.27%
Caixanet—Telemática e Comunicações, SA		Lisbon	Provision of e.banking services.	PT Comunicações (10%); PT SI (5%)	15.00%	15.00%
Capital Criativo—SCR, SA		Loures	Management of investments.	PT Comunicações (20%)	20.00%	20.00%
Entigere—Entidade Gestora Rede Multiserviços, Lda.		Lisbon	Networks management.	PT Participações (25%)	25.00%	25.00%
INESC—Instituto de Engenharia de Sistemas e Computadores, SA ("INESC")		Lisbon	Scientific research and technological consultancy.	Portugal Telecom (26,36%); PT Comunicações (9,53%)	35.89%	35.89%
INESC Inovação—Instituto de novas tecnologias		Lisbon	Scientific research and technological consultancy.	INESC (90%)	32.30%	32.30%
Multicert—Serviços de Certificação Electrónica, SA		Lisbon	Supply of electronic certification services.	PT Comunicações (20%)	20.00%	20.00%
Páginas Amarelas		Lisbon	Production, editing and distribution of telephone directories and publications.	Portugal Telecom (19,88%); PT Comunicações (0,13%)	20.00%	20.00%
PT P&F ACE		Lisbon	Consultancy services, advice and support to the implementation of printing & finishing processes.	PT Comunicações (49%)	49.00%	49.00%
Yunit Serviços, SA		Lisbon	Provision of development and consultancy services in the areas of electronic commerce, contents and information technology.	PT Comunicações (33,33%)	33.33%	33.33%
Siresp—Gestão de Rede Digitais de Segurança e Emergência, SA		Lisbon	Networks management.	PT Participações (30,55%)	30.55%	30.55%
Sportinvest Multimédia, SGPS, SA		Lisbon	Management of investments.	PT Comunicações (50%)	50.00%	50.00%
Tradeforum-Soluções de Comercio Electronico, A.C.E.		Lisbon	Provides solutions for e-commerce business-to-business on the domestic market and solutions for automate the purchase process.	Yunit Serviços (50%)	16.50%	16.50%
Vantec—Tecnologias de Vanguarda Sistemas de Informação, S.A.		Lisbon	Solutions and equipments for the audiovisual sector.	PT II (25%)	25.00%	25.00%

Portugal Telecom, SGPS, S.A.

Exhibits to the Consolidated Financial Statements (Continued)

Other associated companies:

					PERCENTAGE OF OWNERSHIP
					Dec 13	Dec 12
Company	Notes	Head office	Activity	Direct	Effective	Effective
Multitel—Serviços de Telecomunicações, Lda.		Luanda	Provision of data communications services and digital information communication services, in Angola.	PT Ventures (40%)	30.00%	30.00%
Unitel, SARL.		Luanda	Provision of mobile telecommunications services in Angola.	PT Ventures (25%)	18.75%	18.75%
CTM—Companhia de Telecomunicações de Macau, SAR.L.	(a)	Macau	Provision of public telecommunications services, in Macau.	—	—	28.00%
Hungaro Digitel KFT		Budapest	Provision of telecommunications services.	PT Participações (44.62%)	44.62%	44.62%

(a)
On 13 January 2013, as mentioned in Notes 1 and 32, Portugal Telecom entered into a definitive agreement for the sale of the investment in this company for a total amount of USD 411.6 million.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PORTUGAL TELECOM, SGPS, S.A. CONSOLIDATED INCOME STATEMENT YEARS ENDED 31 DECEMBER 2013, 2012 and 2011 Euro
PORTUGAL TELECOM, SGPS, S.A. CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011 Euro
PORTUGAL TELECOM, SGPS, S.A. CONSOLIDATED STATEMENT OF FINANCIAL POSITION 31 DECEMBER 2013 AND 2012 AND 1 JANUARY 2012 Euro
PORTUGAL TELECOM, SGPS, SA CONSOLIDATED STATEMENT OF CHANGES IN EQUITY YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011 Euro
PORTUGAL TELECOM SGPS, S.A. CONSOLIDATED STATEMENT OF CASH FLOWS YEARS ENDED 31 DECEMBER 2013, 2012 AND 2011 Euro
Portugal Telecom, SGPS, S.A. Notes to the Consolidated Financial Statements As at 31 December 2013 (Amounts expressed in Euros, except where otherwise stated)
Portugal Telecom, SGPS, S.A. Exhibits to the Consolidated Financial Statements